UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(Amendment No. 1)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

AMERICAN MIDSTREAM PARTNERS, LP

(Name of Registrant as Specified In Its Charter)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY COPY—SUBJECT TO COMPLETION

Dated                 , 2019

American Midstream Partners, LP

2103 CityWest Blvd.

Building #4, Suite 800

Houston, Texas 77042

NOTICE OF ACTION BY WRITTEN CONSENT

AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Unitholders of American Midstream Partners, LP:

We are sending this notice of action by written consent and the accompanying information statement to holders of common units representing limited partner interests (the “Common Units”) in American Midstream Partners, LP, a Delaware limited partnership (the “Partnership” or “we”). As previously announced, on March 17, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Parent”), Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), High Point Infrastructure Partners, LLC, a Delaware limited liability company (“HPIP”), and American Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), providing for, among other things, the merger of Merger Sub with and into the Partnership (the “Merger”). In the Merger, the separate existence of Merger Sub will cease and the Partnership will survive and continue to exist as a Delaware limited partnership and direct subsidiary of Parent and Partnership GP, each of which is an indirect subsidiary of ArcLight Energy Partners Fund V, L.P. If the Merger is completed, each Common Unit outstanding immediately prior to the effective time of the Merger, other than Common Units held by Parent or any Common Unit designated by Parent as a “Sponsor Unit” with the written consent of the holder of such Common Unit, will be converted into the right to receive $5.25 in cash (the “Merger Consideration”), to be paid without interest and reduced by any applicable tax withholding. A copy of the Merger Agreement is attached to the accompanying information statement as Annex A.

The conflicts committee (the “Conflicts Committee”) of the board of directors of Partnership GP (the “GP Board”), consisting of three independent directors, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and holders of Common Units other than Partnership GP, Parent, Merger Sub, HPIP and their respective affiliates (the “Unaffiliated Unitholders”), (ii) granted “Special Approval” as such term is defined in the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, the “Partnership Agreement”) of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the GP Board adopt and approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. In determining whether to make its recommendation, the Conflicts Committee considered, among other things, the opinion of Evercore Group, L.L.C. (“Evercore”), the financial advisor to the Conflicts Committee, to the effect that, as of the date of its opinion, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. A copy of the written opinion of Evercore is attached to the accompanying information statement as Annex B.

The GP Board, acting in part based upon the recommendation of the Conflicts Committee (and after receiving the approval of Partnership GP’s Class A members), has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and Partnership GP, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the limited partners of the Partnership, and (iv) authorized the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the limited partners of the Partnership without a meeting, without a vote and without prior notice, pursuant to and on the conditions set forth in the Partnership Agreement.

Under the applicable provisions of the Partnership Agreement, approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote or consent of the holders of a majority of the outstanding Common Units and preferred units, voting together as a single class on an as-converted basis, and a majority of each series of the outstanding preferred units, voting separately as a class (collectively, a “Unit Majority” and, such approval, the “Partnership Unitholder Approval”). As permitted by the Delaware Revised Uniform Limited Partnership Act and the Partnership Agreement, immediately prior to the execution of the Merger Agreement, affiliates of Parent delivered to the Partnership a written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which consent constitutes the Partnership Unitholder Approval. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement or the transactions contemplated thereby. Assuming the timely satisfaction or waiver of the conditions set forth in the Merger Agreement, the Partnership currently anticipates that the Merger will be completed in the second quarter of 2019.

The accompanying information statement provides you with detailed information about the Merger Agreement and the transactions contemplated thereby, including the Merger. We encourage you to carefully read the entire information statement and its annexes, including the Merger Agreement. Please read “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. You may also obtain additional information about the Partnership from documents the Partnership has filed with the Securities and Exchange Commission.

We are mailing this notice of action by written consent and the accompanying information statement to our unitholders on or about                 , 2019. The information statement is being provided to you for your information to comply with the requirements of the Securities Exchange Act of 1934, as amended. You are urged to read the information statement carefully in its entirety. However, no action is requested or required on your part in connection with the accompanying information statement and no unitholder meeting will be held in connection with the accompanying information statement. If the Merger is consummated, you will receive instructions regarding the surrender of, and payment for, your Common Units. We are not asking you for a proxy and you are requested not to send us a proxy.

We thank you for your continued support.

Very truly yours,

Louis J. Dorey

Interim President and Chief Executive Officer of American Midstream GP, LLC on behalf of American Midstream Partners, LP

The accompanying information statement is dated                 , 2019, and is first being mailed to our unitholders on or about                 , 2019.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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SUMMARY TERM SHEET

The following summary highlights selected information in this information statement and may not contain all of the information that may be important to you. Accordingly, American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), encourages you to read carefully this entire information statement, its annexes and the documents incorporated by reference into this information statement. You may obtain a list of the documents incorporated by reference into this information statement in the section titled “Where You Can Find More Information.”

Parties to the Merger Agreement

American Midstream Partners, LP

2103 CityWest Blvd.

Building #4, Suite 800

Houston, TX 77042

(346) 241-3400

The Partnership is a growth-oriented Delaware limited partnership formed in August 2009 to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides critical midstream infrastructure that links producers of natural gas, crude oil, natural gas liquids (“NGLs”), condensate and specialty chemicals to numerous intermediate and end-use markets. Through the Partnership’s four reportable segments, (i) Gas Gathering and Processing Services, (ii) Liquid Pipelines and Services, (iii) Natural Gas Transportation Services, and (iv) Offshore Pipelines and Services, the Partnership engages in the business of gathering, treating, processing and transporting natural gas; gathering, transporting, storing, treating and fractionating NGLs; and gathering, storing and transporting crude oil and condensates.

The common units representing limited partner interest in the Partnership (“Common Units”) are listed on the New York Stock Exchange (the “NYSE”) under the symbol “AMID.”

American Midstream GP, LLC

2103 CityWest Blvd.

Building #4, Suite 800

Houston, TX 77042

(346) 241-3400

American Midstream GP, LLC, a Delaware limited liability company (“Partnership GP”), is the general partner of the Partnership. Its board of directors and executive officers manage the Partnership. Partnership GP is approximately 86% owned by High Point Infrastructure Partners, LLC, a Delaware limited liability company (“HPIP”), and approximately 14% owned by AMID GP Holdings, LLC, a Delaware limited liability company (“GP Holdings”), both of which are affiliates of ArcLight Capital Partners, LLC (“ArcLight Capital”). Through HPIP, ArcLight Capital controls Partnership GP. Partnership GP holds assets through a number of subsidiaries.

Anchor Midstream Acquisition, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02116

Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Parent”), is a direct wholly owned subsidiary of Partnership GP that is managed by HPIP. Parent has not carried on any activities or operations to date, except for those activities incidental to its formation on March 11, 2019 and undertaken in connection with the transactions contemplated by the Merger Agreement (as defined below).

Anchor Midstream Merger Sub, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02116

Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), is a direct wholly owned subsidiary of Parent formed solely for the purpose of facilitating the Merger (as defined below). Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation on March 11, 2019 and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the Merger as a direct subsidiary of Parent and Partnership GP.

High Point Infrastructure Partners, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02116

HPIP, a subsidiary of Magnolia Infrastructure Partners, LLC, a Delaware limited liability company (“Magnolia”), owns an approximate 86% ownership interest in Partnership GP and is the majority Class A member of Partnership GP. The principal business of HPIP is acquiring and developing midstream energy assets.

The Merger (see page 78)

Pursuant to the Agreement and Plan of Merger, dated as of March 17, 2019 (as may be amended from time to time, the “Merger Agreement”), by and among Parent, Merger Sub, HPIP, the Partnership and Partnership GP, Parent, an indirect controlled subsidiary of ArcLight Energy Partners Fund V, L.P. (“ArcLight”), has agreed to acquire all of the publicly held equity (other than Common Units held by Parent or any Common Unit designated by Parent as a “Sponsor Unit” with the written consent of the holder of such Common Unit (collectively, the “Sponsor Units”)) in the Partnership under the terms of the Merger Agreement, as described in this information statement. Under the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Partnership, with the Partnership surviving as a wholly owned subsidiary of Parent and Partnership GP (the “Merger”), both of which are indirect controlled subsidiaries of ArcLight. The Merger will become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties and set forth in the certificate of merger (the “Effective Time”). Prior to the Effective Time, the Merger Agreement provides that, at Parent’s election, Parent, HPIP, Merger Sub, the Partnership and Partnership GP will cause certain internal restructuring transactions to occur prior to the Effective Time as determined by the Sponsor Entities, including the potential conversion of the preferred units into Common Units (the “Pre-Closing Transactions”).

The Merger Agreement is attached as Annex A to this information statement. The Partnership encourages you to read the Merger Agreement because it is the legal document that governs the terms and conditions of the Merger. For more information regarding the terms of the Merger Agreement, see “The Merger Agreement.”

Merger Consideration (see page 82)

The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding as of immediately prior to the Effective Time, other than Sponsor Units, will be converted into the right to receive

$5.25 in cash (the “Merger Consideration”), to be paid without interest and reduced by any applicable tax withholding. As of the Effective Time, all of the Common Units converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be canceled and cease to exist.

For more information regarding the terms of the Merger Consideration, see “The Merger Agreement—Merger Consideration.”

Treatment of Sponsor Units and Series C Warrant (see page 82)

Prior to the Effective Time, the Partnership and Partnership GP will, and Parent will cause its affiliates to, amend the warrant (the “Series C Warrant”) held by Magnolia Infrastructure Holdings, LLC, a Delaware limited liability company (“MIH”), such that the Series C Warrant will remain outstanding through the Effective Time and be exercisable into the same number of Common Units after the Effective Time as of the date of the Merger Agreement. The Sponsor Units and the Series C Warrant (as amended in accordance with the Merger Agreement) will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof.

Treatment of Partnership Phantom Units and Partnership Equity Plans (see page 82)

Each phantom unit of the Partnership (“Partnership Phantom Unit”) issued under the American Midstream Partners, LP Amended and Restated 2014 Long-Term Incentive Plan (as amended from time to time and including any successor or replacement plan or plans, the “Partnership Long-Term Incentive Plan”) or the Third Amended and Restated American Midstream GP, LLC Long-Term Incentive Plan (as amended from time to time and including any successor or replacement plan or plans, the “General Partner Long-Term Incentive Plan” and, together with the Partnership Long-Term Incentive Plan, the “Partnership Equity Plans”) that has not vested or been settled prior to the Effective Time will be converted into the right to receive a cash payment in an amount equal to the Merger Consideration with respect to each such Partnership Phantom Unit, which amount will be payable on the vesting dates set forth in, and in accordance with the terms of, the underlying award agreement.

Treatment of General Partner Interest and Incentive Distribution Rights (see page 83)

The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger, will remain outstanding and no consideration will be delivered in respect thereof.

The Partnership’s Incentive Distribution Rights (“IDRs”) issued and outstanding immediately prior to the Effective Time will be automatically canceled and cease to exist, and no consideration shall be delivered in respect of the cancellation of the IDRs.

Effects of the Merger (see page 3)

If the Merger is completed, (i) the Partnership will become a wholly owned subsidiary of Parent and Partnership GP, and holders of Common Units other than Partnership GP, Parent, Merger Sub, HPIP and their respective affiliates (the “Unaffiliated Unitholders”) will no longer have an equity interest in the Partnership, (ii) the Common Units will no longer be listed on the NYSE and (iii) the registration of the Common Units with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

At the Effective Time, (a) all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the surviving entity, (b) all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the surviving entity, (c) all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the surviving entity, (d) all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the surviving entity, (e) by virtue of the Merger, Parent will hold all limited partner interests in the Partnership, (f) Partnership GP shall continue as the sole general partner of the Partnership holding a non-economic general partner interest in the Partnership and (g) the Partnership shall continue without dissolution.

Action Approved by Written Consent of Unitholders Representing a Unit Majority (see page 81)

Under the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, the “Partnership Agreement”), approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote or consent of the holders of a majority of the outstanding Common Units and preferred units, voting together as a single class on an as-converted basis, and a majority of each series of the outstanding preferred units, voting separately as a class (collectively, a “Unit Majority” and, such approval, the “Partnership Unitholder Approval”). The Sponsor Entities beneficially own approximately 51% of the outstanding Common Units on an as-converted basis and 100% of the outstanding preferred units, a sufficient number to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

On March 17, 2019, immediately prior to the execution of the Merger Agreement, affiliates of Parent delivered to the Partnership a written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which consent constitutes the Partnership Unitholder Approval. As a result, the Partnership is not soliciting your approval of the Merger Agreement or the transactions contemplated thereby, and the Partnership does not intend to call a meeting of unitholders for purposes of voting on the approval of the Merger Agreement or the transactions contemplated thereby.

The Conflicts Committee and GP Board Recommendations and Approval of the Merger (see pages 32 and 36)

On March 16, 2019, the conflicts committee (the “Conflicts Committee”) of the board of directors of Partnership GP (the “GP Board”), consisting of three independent directors, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) granted “Special Approval” (as such term is defined in the Partnership Agreement) of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the GP Board adopt and approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

Upon receipt of the recommendation of the Conflicts Committee (and the approval of Partnership GP’s Class A members), at a meeting duly called and held on March 16, 2019, the GP Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and Partnership GP, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the limited partners of the Partnership, and (iv) authorized the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the limited partners of the Partnership without a meeting, without a vote and without prior notice, pursuant to and on the conditions set forth in the Partnership Agreement.

The Conflicts Committee retained Evercore Group, L.L.C. (“Evercore”) as its financial advisor, Thompson & Knight LLP (“TK”) as its legal counsel and Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) as its special Delaware counsel. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, each of the Conflicts Committee and the GP Board considered a number of factors in their deliberations. For a more complete discussion of these items, see “The Merger—Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger.”

Opinion of Financial Advisor to the Conflicts Committee (see page 41)

In connection with the proposed Merger, Evercore delivered a written opinion, dated as of March 16, 2019, to the Conflicts Committee, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by the Unaffiliated Unitholders. The full text of the written opinion of Evercore, dated as of March 16, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex B to this information statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Merger Consideration, from a financial point of view, to the Unaffiliated Unitholders, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion was not intended to be, and does not constitute, a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any unitholder of the Partnership should act in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B to this information statement.

For a description of the opinion that the Conflicts Committee received from Evercore, see “The Merger—Opinion of Financial Advisor to the Conflicts Committee.”

Interests of the Directors and Executive Officers of Partnership GP in the Merger (see page 71)

Some of the directors and executive officers of Partnership GP have financial interests in the Merger that may be different from, or in addition to, those of the Unaffiliated Unitholders generally. The Conflicts Committee and the GP Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

Certain of the directors and executive officers of Partnership GP hold Common Units and will be entitled to receive the Merger Consideration in connection with the Merger. Additionally, certain of the executive officers of Partnership GP hold Partnership Phantom Units under the Partnership Equity Plans, which will be converted into the right to receive a cash payment in an amount equal to the Merger Consideration with respect to each such Partnership Phantom Unit, which amount will be payable on the vesting dates set forth in, and in accordance with the terms of, the underlying award agreement.

In addition, Mr. Stephen W. Bergstrom, a director of Partnership GP, has elected to exchange his Common Units for equity interests in Partnership GP prior to the Effective Time. As a result of such exchange and the Pre-Closing Transactions, Mr. Bergstrom’s Common Units will become Sponsor Units immediately prior to the Effective Time. Certain other directors and named executive officers of Partnership GP could also elect to exchange their Common Units for equity interests in Partnership GP prior to the Effective Time. Pursuant to the Merger Agreement, each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof.

Partnership GP’s directors and executive officers are also entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the Merger Agreement. For a further discussion of the interests of directors and executive officers in the Merger, see “The Merger Agreement—Interests of the Directors and Executive Officers of Partnership GP in the Merger.”

Position of the ArcLight Filing Parties as to the Fairness of the Merger (see page 71)

The “Sponsor Entities” means (i) ArcLight, (ii) Parent, (iii) Merger Sub, (iv) HPIP, (v) MIH, (vi) Magnolia, (vii) JP Energy Development, L.P., a Delaware limited partnership (“JP Energy”), (viii) Busbar II, LLC, a Delaware limited liability company (“Busbar”), and (ix) each of their respective entity owners. The “ArcLight Filing Parties” means the Sponsor Entities and Daniel R. Revers (the “Controlling Affiliate”). The ArcLight Filing Parties believe that the proposed Merger is substantively and procedurally fair to the Unaffiliated Unitholders. However, none of the ArcLight Filing Parties nor any of their respective affiliates has performed, or engaged a financial advisor to perform, any valuation or other analysis for purposes of assessing the fairness of the Merger to the Partnership and the Unaffiliated Unitholders. The belief of the ArcLight Filing Parties as to the procedural and substantive fairness of the Merger is based on the factors discussed in “The Merger—Position of the ArcLight Filing Parties as to the Fairness of the Merger.”

Conditions to Consummation of the Merger (see page 79)

As more fully described in this information statement, each party’s obligation to complete the transactions contemplated by the Merger Agreement depends on a number of customary closing conditions being satisfied or, where legally permissible, waived, including the following:

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(i) no law, injunction, judgment or ruling (a “Restraint”) enacted, promulgated, pending, issued, entered, amended or enforced by or before any governmental authority shall be in effect and (ii) no governmental authority shall be seeking a Restraint, in each case, to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal; and

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the waiting period applicable to the consummation of the Merger, if any, under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), must have been terminated or expired and any other required regulatory approvals must have been obtained and must be in full force and effect.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

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the representations and warranties of the Partnership and Partnership GP in the Merger Agreement shall be true and correct both as of the date of the Merger Agreement and as of the date of the closing of the Merger (except to the extent expressly made as of an earlier date, in which case as of such date), subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Merger Agreement—Conditions to Consummation of the Merger”;

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the Partnership and Partnership GP shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement at or prior to the closing date;

•	there shall not have been a Partnership Material Adverse Effect, as described under and defined in “The Merger Agreement—Conditions to Consummation of the Merger”;

•	Parent and Merger Sub shall have received an officer’s certificate executed by an authorized executive officer of Partnership GP certifying that the three preceding conditions have been satisfied;

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the Partnership shall have received copies of an amendment to the Existing Partnership Credit Facility (as defined in the Merger Agreement) pursuant to which the required lenders thereunder consent to the consummation of the Merger and the other transactions contemplated by the Merger Agreement and a letter agreement relating to certain other actions by the lenders thereunder (collectively, the “Existing Partnership Credit Facility Modifications”), as described under “The Merger Agreement—Conditions to Consummation of the Merger”; the Partnership received the Existing Partnership Credit Facility Modifications on April 5, 2019, thereby satisfying this closing condition; and

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by April 30, 2019, the Partnership shall have delivered to the lenders under the Existing Partnership Credit Facility the audited financial statements required to be delivered to such lenders in accordance with the terms of the Existing Partnership Credit Facility, as described under “The Merger Agreement—Conditions to Consummation of the Merger”; the Partnership delivered such financial statements to the lenders on April 1, 2019, thereby satisfying this closing condition.

The obligations of the Partnership to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

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the representations and warranties of Parent and Merger Sub in the Merger Agreement shall be true and correct both as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Merger Agreement—Conditions to Consummation of the Merger”;

•	HPIP, Parent and Merger Sub shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement; and

•	the Partnership shall have received an officer’s certificate executed by an authorized executive officer of Parent certifying that the two preceding conditions have been satisfied.

Regulatory Approvals Required for the Merger (see page 75)

In connection with the Merger, the Partnership intends to make all required filings under the Exchange Act, as well as any required filings with the NYSE and the Secretary of State of the State of Delaware. None of the Partnership, Partnership GP or the Sponsor Entities is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

No Solicitation by Partnership GP or the Partnership of Alternative Proposals (see page 81)

Under the Merger Agreement, the Partnership and Partnership GP have agreed that they will not, and will exercise their reasonable best efforts to cause their and the Partnership’s subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly:

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initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing confidential information) or take any other action intended to lead to any inquiries or the making or submission of any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from or by any person or entity, other than Parent, Merger Sub or their respective affiliates, relating to any:

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direct or indirect acquisition (whether in a single transaction or series of related transactions) of (i) more than 15% of the assets of the Partnership and its subsidiaries, taken as a whole, (ii) more than 15% of the outstanding equity securities of the Partnership or (iii) a business or businesses that constitute more than 15% of the cash flow, net revenues or net income of the Partnership and its subsidiaries, taken as a whole,

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tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning, directly or indirectly, more than 15% of the outstanding equity securities of the Partnership, or

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merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership or any of its subsidiaries, other than the Merger and the Pre-Closing Transactions, which is structured to permit a person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership, directly or indirectly, of at least 15% of the Partnership’s consolidated assets, net income, net reserves or equity securities (collectively, an “Acquisition Proposal”);

•	participate in any discussions or negotiations regarding, or furnish to any person or entity any non-public information with respect to, any Acquisition Proposal; or

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enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or similar agreement relating to an Acquisition Proposal.

The Merger Agreement also requires the Partnership and Partnership GP to immediately cease and cause to be terminated any discussions or negotiations with any person conducted prior to the execution of the Merger Agreement with respect to an Acquisition Proposal, requires the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership or its subsidiaries and prohibits any access by any person (other than Parent and its representatives) to any physical or electronic data room relating to a possible Acquisition Proposal.

Change in the GP Board Recommendation (see page 81)

The Merger Agreement provides that the Partnership and Partnership GP will not, and will cause the Partnership’s subsidiaries and their respective Representatives not to, directly or indirectly, (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the recommendation of the GP Board that the limited partners of the Partnership approve the Merger Agreement and the Merger, or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Common Units within 10 business days after commencement of such offer, or resolve or agree to take any of the foregoing actions or (ii) fail to include the recommendation of the GP Board that the limited partners of the Partnership approve the Merger Agreement recommendation in the information statement.

The Partnership or Partnership GP’s taking or failing to take, as applicable, any of the actions described above is referred to as a “Partnership Adverse Recommendation Change.”

As a result of the delivery of the written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which constitutes the Partnership Unitholder Approval, the Conflicts Committee no longer has the right to effect a Partnership Adverse Recommendation Change.

Termination of the Merger Agreement (see page 84)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

•	by mutual written consent of the Partnership and Parent duly authorized by, in the case of the Partnership, the Conflicts Committee, and in the case of Parent, HPIP, the manager of Parent;

•

by either Parent or, following authorization by the Conflicts Committee, the Partnership, if the Merger has not occurred on or before July 31, 2019 (the “Outside Date”); provided, that the right to terminate is not available to a party if the failure to satisfy such condition was due to the failure of such party (or, in the case of Partnership, the Partnership or Partnership GP, and in the case of Parent, Parent, HPIP or Merger Sub) to perform any of its obligations under the Merger Agreement;

•	by Parent:

•	if a Partnership Adverse Recommendation Change by the GP Board has occurred;

•

if there is a breach or failure to perform by the Partnership or Partnership GP of any of its representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within the earlier of the Outside Date or 30 days following delivery of written notice of such breach by Parent, subject to certain exceptions discussed in “The Merger Agreement—Termination of the Merger Agreement”; provided, however, that the right to terminate is not available to Parent if HPIP, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•

if (i) a Restraint enacted, promulgated, pending, issued, entered, amended or enforced by or before any governmental authority is in effect or (ii) a governmental authority is seeking any Restraint, in each case, to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of the transactions contemplated illegal; provided, however, that the right to terminate is not available to Parent if such Restraint was due to the failure of Parent or Merger Sub to perform in all material respects any of their respective obligations under the Merger Agreement; or

•	by the Partnership (following authorization by the Conflicts Committee):

•

if there is a breach or failure to perform by HPIP, Parent or Merger Sub of any of their representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within the earlier of the Outside Date or 30 days following delivery of written notice of such breach by the Partnership, subject to certain exceptions discussed in “The Merger Agreement—Termination of the Merger Agreement”; provided, however, that the right to terminate is not available to the Partnership if the Partnership or Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

•

if (i) a Restraint enacted, promulgated, pending, issued, entered, amended or enforced by or before any governmental authority is in effect or (ii) a governmental authority is seeking any Restraint, in each case, to enjoin, restrain, prevent or prohibit the transactions contemplated by the Merger Agreement or make the transactions contemplated by the Merger Agreement illegal; provided, however, that the right to terminate is not available to the Partnership if such Restraint was due to the failure of the Partnership or Partnership GP to perform in all material respects any of their respective obligations under the Merger Agreement; or

•	if (i) all conditions to closing have been met or waived, (ii) Partnership GP has delivered written notice to Parent of, among other things, its and the Partnership’s willingness and ability to close the Merger on the date of such notice and at all times during the five business days immediately after such notice, as more fully described in “The Merger Agreement—Termination of the Merger Agreement,” and (iii)  Parent fails to consummate the closing within those five business days.

Fees and Expenses (see page 76)

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. The filing fee, if any, under the HSR Act and any other applicable antitrust law will be paid 50% by Parent and 50% by the Partnership.

The Merger Agreement provides that, in the event of termination of the Merger Agreement in specified circumstances, then Parent will, within two business days after the date of such termination, pay a termination fee to the Partnership in the amount of $12 million (the “Termination Fee”) (it being understood that in no event will Parent be required to pay the Termination Fee on more than one occasion). Following payment of the Termination Fee, if any, Parent will not be obligated to pay any additional expenses incurred by the Partnership or Partnership GP. In addition, ArcLight entered into a limited guarantee (the “Limited Guarantee”) pursuant to which ArcLight has agreed to irrevocably and unconditionally guarantee to the Partnership the due and punctual payment, performance, observance and discharge of the Termination Fee payment obligations of Parent if, as and when such payment obligations become payable under the Merger Agreement.

The Merger Agreement also provides that the Partnership will pay Parent’s reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, up to a maximum amount of $3.5  million, in the event the Merger is terminated under certain circumstances.

Remedies; Specific Performance (see page 87)

The Merger Agreement provides that no termination of the Merger Agreement will relieve the Partnership from any liability for any failure to consummate the Merger and the other transactions contemplated thereby when required pursuant to the Merger Agreement, and that in the event of the Partnership’s or Partnership GP’s intentional and material breach of the Merger Agreement or intentional fraud, then Parent shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money).

The Merger Agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the Merger Agreement and to specifically enforce the Merger Agreement. The Termination Fee (together with certain specific performance rights) is the sole and exclusive remedy of the Partnership or Partnership GP or any of their respective affiliates against Parent, Merger Sub, HPIP or any of their respective affiliates, or any direct or indirect former, current or future equity holder or Representative of any of the foregoing, and under no circumstances shall Parent be obligated to both specifically perform the terms of the Merger Agreement and pay the Termination Fee.

Financing of the Merger (see page 76)

In order to provide financing for the Merger Consideration, ArcLight entered into an equity commitment letter (the “Equity Commitment Letter”) with Parent committing ArcLight to fund up to approximately $203.8 million in equity financing. The Equity Commitment Letter provides Parent with binding financial commitments that, when funded at closing (assuming the conditions to the Merger are satisfied), will provide

Parent with funds sufficient to pay the Merger Consideration and pay all of the fees and expenses of Parent and Merger Sub required to be paid at closing. For a discussion of the material terms of the Equity Commitment Letter, see “The Merger—Financing of the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 91)

The receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction to U.S. Unitholders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. In general, gain or loss recognized on the receipt of cash in exchange for Common Units will be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to gains with respect to “unrealized receivables,” such as depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Suspended passive losses that were not deductible by a holder of Common Units in prior taxable periods may become available to offset a portion of the gain recognized by such holder. Further, allocations of income resulting from the Pre-Closing Transactions, including the potential conversion of the preferred units into Common Units as part of the Pre-Closing Transactions, could increase the unitholder’s amount of ordinary income, but this income will increase such unitholder’s tax basis in its Common Units and reduce such unitholder’s gain, or increase such unitholder’s loss, in the Merger. However, the precise U.S. federal income tax consequences of the Merger will depend on the holder’s particular tax situation. Accordingly, each holder of Common Units should consult its tax advisor regarding the tax consequences of the exchange of Common Units for cash pursuant to the Merger in light of its particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

No Appraisal Rights (see page 77)

Appraisal rights are not available in connection with the Merger under the laws of the State of Delaware or under the Partnership Agreement.

Delisting and Deregistration of Common Units (see page 77)

The Common Units are currently listed on the NYSE under the ticker symbol “AMID.” If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Accounting Treatment of the Merger (see page 77)

The Partnership, as the surviving entity in the Merger, is considered the acquiror for accounting purposes. Therefore, its net assets remain at historical cost.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why am I receiving this information statement?

A: This information statement describes the Merger and the approval of the Merger Agreement and the Merger by written consent of limited partners constituting a Unit Majority. The GP Board is providing this information statement to you pursuant to Section 14(c) of the Exchange Act solely to inform you of, and to provide you with information about, the Merger before the Merger is consummated.

Q: Why am I not being asked to vote on the Merger?

A: Consummation of the Merger requires the Partnership Unitholder Approval. The Sponsor Entities beneficially own approximately 51% of the outstanding Common Units on an as-converted basis and 100% of the outstanding preferred units, a sufficient number to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Immediately prior to the execution of the Merger Agreement, affiliates of Parent delivered to the Partnership a written consent of limited partners approving the Merger Agreement and the Merger by a Unit Majority, which consent constitutes the Partnership Unitholder Approval. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement, and does not plan to call a meeting of the holders of Common Units to approve the Merger Agreement.

Q: What will happen in the Merger?

A: In the Merger, Merger Sub will merge with and into the Partnership. The Partnership will survive as a wholly owned subsidiary of Parent and Partnership GP. If the Merger is completed, the Common Units will cease to be listed on the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

Q: What will I receive in the Merger for my Common Units?

A: If the Merger is completed, each Common Unit, other than Sponsor Units, will be converted into the right to receive $5.25 in cash, to be paid without interest and reduced by any applicable tax withholding.

Q: Does the Partnership expect to pay distributions on my Common Units prior to the closing of the Merger?

A: Holders of Common Units will be entitled to any distributions declared by Partnership GP and paid by the Partnership with respect to the Common Units that have a record date occurring prior to the Effective Time. However, the Partnership will not be permitted to make any cash distribution for future quarters until its consolidated total leverage ratio is reduced to less than 5.00:1.00. The Partnership announced the suspension of distributions on its Common Units in December 2018 and that the Existing Partnership Credit Facility prohibited the Partnership from making any cash distribution on its Common Units with respect to the fourth quarter of 2018. The Partnership does not plan to make any distributions on the Common Units through the completion of the Merger.

Q: How does $5.25 per Common Unit base Merger Consideration compare to the market price of the Common Units prior to the execution of the Merger Agreement?

A: The Merger Consideration represents a 31.3% premium to the $4.00 closing price per Common Unit on March 15, 2019, the last trading day before the announcement of the Merger.

Q: How will I receive the Merger Consideration to which I am entitled?

A: Promptly after the Effective Time, the paying agent will mail or provide to each holder of record of Common Units certain transmittal materials and instructions for use in effecting the surrender of Common Units to the paying agent.

Q: What will happen to my Partnership Phantom Units in the Merger?

A: Immediately prior to the Effective Time, all outstanding Partnership Phantom Units will be converted into the right to receive $5.25 in cash with respect to each Partnership Phantom Unit. Any Partnership Phantom Unit that is outstanding as of the Effective Time will not vest and, following conversion to a cash-based award, will continue to be eligible to vest in accordance with the terms of the applicable award agreements governing the original award of such Partnership Phantom Unit.

Q: When do you expect to complete the Merger?

A: The parties to the Merger Agreement are working toward completing the Merger as soon as possible. Assuming the timely satisfaction or waiver of the conditions set forth in the Merger Agreement, the Partnership currently anticipates that the Merger will be completed in the second quarter of 2019. However, no assurance can be given as to when, or if, the Merger will occur.

Q: What happens if the Merger is not completed?

A: If the Merger is not completed for any reason, limited partners of the Partnership will not receive any form of consideration for their Common Units in connection with the Merger. Instead, the Partnership will remain a publicly traded limited partnership and the Common Units will continue to be listed and traded on the NYSE.

Q: When is this information statement being mailed?

A: This information statement is first being sent to holders of Common Units on or about                 , 2019.

Q: Am I entitled to appraisal or dissenters’ rights?

A: No. Appraisal rights are not available in connection with the Merger under the laws of the State of Delaware or under the Partnership Agreement.

Q: Is completion of the Merger subject to any conditions?

A: Yes. Completion of the Merger requires the receipt of any necessary governmental clearances and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the Merger Agreement. The Merger is not conditioned on the receipt of any financing. For further discussion of the conditions to the Merger, see “The Merger Agreement—Conditions to Consummation of the Merger.”

Q: What are the material U.S. federal income tax consequences of the Merger to the holders of Common Units?

A: If you are a U.S. Unitholder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and the resulting tax liability, if any, will depend on your particular situation. Accordingly, you should consult your tax advisors regarding the particular tax consequences to you of the exchange of Common Units for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q: What do I need to do now?

A: No action by you is requested or required at this time. If the Merger is consummated, you will receive instructions regarding the surrender of your Common Units and payment for your Common Units.

Q: What is householding?

A: The SEC has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for information statements with respect to two or more security holders sharing the same address by delivering a single notice or information statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for unitholders and cost savings for companies. Banks, brokers and other nominees with accountholders who hold Common Units may be “householding” the Partnership’s information statement materials. As indicated in the notice provided by these brokers to holders of Common Units, a single information statement will be delivered to multiple unitholders sharing an address unless contrary instructions have been received from an affected holder of Common Units. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate information statement, please notify your broker or write to the following address:

American Midstream Partners, LP

2103 CityWest Blvd.

Building #4, Suite 800

Houston, TX 77042

Attention: Investor Relations

Telephone: (346) 241-3497

Q: Whom should I call with questions?

A: If you have any questions about the Merger or need additional copies of this information statement, you should contact the Partnership at the above address and phone number.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. Statements identified by words such as “could,” “should,” “will,” “continue,” “predicts,” “scheduled,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” “forecast,” “creates,” “may” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of the Partnership and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. These forward-looking statements are subject to a number of factors, assumptions, risks and uncertainties which could cause the Partnership’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors, assumptions, risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstance that could give rise to termination of the Merger Agreement;

•

the inability to complete the Merger due to the failure to obtain the necessary approvals for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger;

•	risks related to disruption of management’s attention from the Partnership’s ongoing business operations due to the Merger;

•

the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors and risks associated with the loss and ongoing replacement of key personnel;

•	risks relating to unanticipated costs of integration in connection with the proposed Merger, including operating costs, customer loss or business disruption being greater than expected;

•	the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors;

•	changes in general economic conditions;

•

changes in the demand for, the supply of, forecast data for, and price trends related to natural gas, NGLs and crude oil, and the response by natural gas and crude oil producers to any of these factors;

•	shutdowns or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to which it sells products;

•

operating hazards and other risks that may not be fully covered by insurance (including an unplanned interruption in production from the nonoperated Otis well starting in May 2019, which will result in reduced cash distributions from Delta House, Destin and the Partnership’s other systems downstream of Delta House and Destin for the period of such disruption that may be material, assuming no offsetting production or rate increases);

•

changes in laws or regulation to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance;

•	the effects of existing and future laws and governmental regulations; and

•	the effects of future litigation, including litigation relating to the Merger.

All forward-looking statements speak only as of the date of this information statement. You should not place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions including, but not limited to, those discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”) and the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019 (the “Form 10-Q”), which are incorporated by reference into this information statement, and the Partnership’s other filings with the SEC. Moreover, the Partnership operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for the Partnership’s management to predict all risks, nor can its management assess the impact of all factors on the Partnership’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Partnership may make. Although the Partnership believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements the Partnership makes in this information statement are reasonable, it can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

THE MERGER

This section of the information statement describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire information statement, including the full text of the Merger Agreement, for a more complete understanding of the Merger. A copy of the Merger Agreement is attached as Annex A hereto and incorporated by reference herein. In addition, important business and financial information about the Partnership is included in the Form 10-K and the Form 10-Q, which are incorporated by reference into this information statement.

Effects of the Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the laws of the State of Delaware, the Merger Agreement provides for the merger of Merger Sub with and into the Partnership. The Partnership, which is sometimes referred to following the Merger as the surviving entity, will survive the Merger, and the separate limited liability company existence of Merger Sub will cease. As a result of the Merger, the Partnership will survive as a wholly owned subsidiary of Parent and Partnership GP. After the completion of the Merger, the certificate of limited partnership of the Partnership in effect immediately prior to the Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the Partnership Agreement in effect immediately prior to the Effective Time will be amended and restated and, as so amended and restated, will be the agreement of limited partnership of the surviving entity from and after the Effective Time, until amended in accordance with its terms and applicable law.

The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding as of immediately prior to the Effective Time (other than the Sponsor Units) will be converted into the right to receive $5.25 in cash, to be paid without interest and reduced by any applicable tax withholding. As of the Effective Time, all of the Common Units converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be canceled and cease to exist.

Prior to the Effective Time, the Partnership and Partnership GP will, and Parent will cause its affiliates to, amend the Series C Warrant such that the Series C Warrant will remain outstanding through the Effective Time and be exercisable into the same number of Common Units after the Effective Time as of the date of the Merger Agreement. The Sponsor Units and the Series C Warrant (as amended in accordance with the Merger Agreement) will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof.

Each Partnership Phantom Unit issued under the Partnership Equity Plans providing for the grant of awards of Common Units that has not vested or been settled prior to the Effective Time will be converted into a right to receive a cash payment in an amount equal to the Merger Consideration with respect to each such Partnership Phantom Unit, which amount will be payable in accordance with the terms of the underlying award agreement. Any Partnership Phantom Unit that is outstanding as of the Effective Time will not vest and, following conversion to a cash-based award, will continue to be eligible to vest in accordance with the terms of the applicable award agreements governing the original award of such Partnership Phantom Unit.

The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger, will remain outstanding and no consideration will be delivered in respect thereof.

The IDRs issued and outstanding immediately prior to the Effective Time will be automatically canceled and cease to exist, and no consideration shall be delivered in respect of the IDRs.

The Partnership’s net book value (calculated as total assets minus total liabilities) as of December 31, 2018 was approximately $450 million, and the Partnership’s net loss for the fiscal year ended December 31, 2018 was approximately $7.8 million. As of December 31, 2018, the Sponsor Entities beneficially owned or controlled approximately 51% of the Partnership’s outstanding Common Units on an as converted basis, representing an effective beneficial ownership by the Sponsor Entities of 51% of the Partnership’s net book value attributable to such Common Units, which represented an effective beneficial ownership by the Sponsor Entities attributable to around 51% of the Partnership’s net loss for the fiscal year ended December 31, 2018 (approximately $4.0 million). If the Merger is consummated, the Sponsor Entities’ aggregate beneficial interest in the Partnership’s net book value will increase to 100% and net earnings will increase to 100%. Accordingly, if the Merger is consummated, the Sponsor Entities’ aggregate beneficial interest in the Partnership’s net book value will increase to approximately $450 million, and net loss will increase to approximately $7.8 million, (based on the Partnership’s December 31, 2018 financial data), and the Sponsor Entities will have an indirect beneficial interest in the Partnership’s net book value and net income attributable to owners in proportion to such person or entity’s beneficial ownership interest in the Partnership. Parent and its affiliates will also be entitled to any future increase in the Partnership’s value and all income generated by the Partnership’s operations going forward.

Background of the Merger

The Sponsor Entities and their affiliates currently own and control, in the aggregate, (i) 15,385,954 Common Units (representing approximately 19.4% of the total number of Common Units outstanding, on a fully converted basis), (ii) 8,180,101 Series A-1 Convertible Preferred Units convertible into 10,479,528 Common Units (representing approximately 13.2% of the total number of Common Units outstanding, on a fully converted basis), (iii) 3,504,604 Series A-2 Convertible Preferred Units convertible into 4,489,748 Common Units (representing approximately 5.7% of the total number of Common Units outstanding, on a fully converted basis), (iv) 9,795,064 Series C Convertible Preferred Units convertible into 9,808,777 Common Units (representing approximately 12.4% of the total number of Common Units outstanding, on a fully converted basis). Accordingly, the Sponsor Entities and their affiliates currently own and control, in the aggregate, Common Units representing approximately 51% of the total number of Common Units issued and outstanding, on a fully converted basis, and control approximately 51% of the voting power of the limited partner interests. The Sponsor Entities and their affiliates also currently own and control 100% of the Partnership’s general partner interest and 100% of the Partnership’s IDRs. The Sponsor Entities and their affiliates also currently beneficially own 1,291,869 Common Units issuable upon exercise of the Series C Warrant, which Series C Warrant provides no right to vote on matters subject to Common Unit vote prior to the exercise thereof.

The Sponsor Entities, the GP Board and the senior management team of Partnership GP (“Management”) regularly review operational and strategic opportunities. In connection with these reviews, the parties from time to time evaluate potential transactions that would further their respective strategic objectives.

The landscape for master limited partnerships (“MLPs”) has changed considerably since 2015. The Tax Cuts and Jobs Act enacted at the end of 2017 lowered the U.S. federal corporate income tax rate from 35% to 21%, reducing the benefit of an MLP pass-through structure. In addition, in 2018, the U.S. Federal Energy Regulatory Commission disallowed MLPs from receiving an income tax allowance on pipelines with tolling fees set under the “cost of service” framework. Although the Partnership was only partially impacted by the disallowance, many MLPs were significantly impacted, and the ruling either resulted in or coincided with negative investor interest in investments in MLPs in general. Between HPIP’s acquisition of a controlling interest in Partnership GP on April 15, 2013 and the last trading day before the Merger Agreement was announced on March 15, 2019, the Alerian MLP Index, a leading gauge of energy MLPs whose constituents represent approximately 85% of total energy MLP market capitalization, declined by approximately 44%.

In addition, in the past several years, the Partnership has been unable to access capital in the public equity markets in any material amount, or on terms reasonably acceptable to the Partnership, which has contributed to the Partnership’s elevated leverage levels and limited the sources of capital available to the Partnership to fund growth capital expenditures. The Partnership has accessed external capital through the issuance of debt securities and its secured credit agreement, although even those sources were limited in 2018. Furthermore, the Partnership determined that issuing common units or preferred equity at then-current market terms may negatively impact the market price of the common units and the Partnership’s distribution coverage ratio and create further limitations on financing options. As a result of these developments and market conditions, in spring 2018, ArcLight began to consider a potential strategic transaction involving the Partnership, including a potential take private transaction, and discussed such strategic alternatives internally with the ArcLight investment committee.

On July 27, 2018, as part of the Partnership’s revised capital allocation strategy to reduce leverage, the Partnership declared a quarterly cash distribution of $0.1031 per Common Unit for the second quarter of 2018, representing an approximate 75% reduction in the quarterly Common Unit distribution from the prior quarter and resulting in a significant decline in the trading price of the Partnership’s Common Units. On July 29, 2018, (i) Southcross Energy Partners, L.P. (“SXE”) provided the Partnership notice of termination of the Agreement and Plan of Merger, dated as of October 31, 2017, among SXE, Southcross Energy Partners GP, LLC, the Partnership, Partnership GP and Cherokee Merger Sub LLC (as amended, the “SXE Merger Agreement”), and (ii) Southcross Holdings LP (“Southcross Holdings”) provided the Partnership notice of termination of the Contribution Agreement, dated as of October 31, 2017, among Southcross Holdings, the Partnership and Partnership GP (as amended, the “SXE Contribution Agreement” and, together with the SXE Merger Agreement, the “SXE Agreements”), as a result of the transactions contemplated by the SXE Agreements not being completed by June 15, 2018, which was due to the Partnership’s inability to obtain financing on terms reasonably acceptable to the Partnership. As a result of the termination of the SXE Contribution Agreement, the Partnership was required to pay a $17.0 million termination fee to Southcross Holdings. Furthermore, despite reporting strong operational results for the second quarter of 2018, the trading price of the Partnership’s Common Units did not improve materially.

On August 15, 2018 and on August 16, 2018, Busbar purchased 595,228 Common Units and 2,500 Common Units, respectively, in the open market.

In light of the general MLP market landscape, the Partnership’s inability to obtain additional capital from either the public equity or debt markets on commercially reasonable terms and the recent events negatively impacting the Partnership specifically, in mid-September 2018, an affiliate of ArcLight engaged Kirkland & Ellis LLP (“Kirkland”) to provide advice regarding a potential strategic transaction involving the Sponsor Entities’ investment in the Partnership, including high-level consideration of the viability of organic growth projects, and related party or third party acquisitions, as well as the potential benefits of a sponsor take private transaction. Representatives of ArcLight also contacted Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Potter Anderson & Corroon LLP to assist with the review and evaluation of such strategic alternatives. Given the Partnership’s limited third-party funding alternatives and high leverage, and ArcLight’s disinclination to provide additional sponsor support or to invest in additional preferred or other equity-derivative securities in the Partnership, all of which impacted the Partnership’s ability to execute material organic growth projects and third party acquisitions in an accretive manner, ArcLight’s primary focus became a potential sponsor take private transaction.

On September 14, 2018, a representative of ArcLight contacted Gerald Tywoniuk, the Chairman of the Conflicts Committee, and informed him and Lynn L. Bourdon III, President and Chief Executive Officer of Partnership GP, that the Sponsor Entities were evaluating potential strategic transactions involving the Partnership, including a potential sponsor take private transaction.

On September 17, 2018, Mr. Tywoniuk contacted the other members of the Conflicts Committee, Peter Fasullo and Don Kendall, to inform them of the potential offer from ArcLight. Following such discussions, Mr. Tywoniuk contacted a representative of TK, which had previously served as legal counsel to the Conflicts Committee in connection with prior unrelated matters, and scheduled a call with the members of the Conflicts Committee and representatives of TK to discuss the potential offer to be received from ArcLight.

On September 26, 2018, the Conflicts Committee held a telephonic conference call with representatives of TK to discuss the potential offer by ArcLight. Representatives of TK reviewed with the Conflicts Committee the structure of other going private transactions involving MLPs, including the key terms of such going private transactions, the role of the Conflicts Committee in connection with reviewing, negotiating and determining whether to approve a going private or similar transaction, and certain Delaware law and SEC disclosure considerations that impact a going private or similar transaction. As part of this discussion, representatives of TK provided an overview of the Conflicts Committee’s duties under Delaware law and the Partnership Agreement in considering a potential offer from ArcLight. In addition, the Conflicts Committee discussed with TK the engagement of a financial advisor, and Mr. Tywoniuk updated the Conflicts Committee on discussions he had with representatives from potential financial advisors, including a discussion with a representative of Evercore, which had previously served as a financial advisor to the Conflicts Committee in connection with an unrelated matter. The Conflicts Committee asked questions of TK regarding its expertise and experience with respect to, among other types of transactions, going private or similar transactions. Later that day, the Conflicts Committee determined, based on TK’s prior experience with the Conflicts Committee and TK’s overall experience, including with respect to public mergers and acquisitions, complex transactions involving publicly traded partnerships and representations of conflicts transactions in general, that TK had the requisite expertise to provide high quality legal advice to the Conflicts Committee, and engaged TK as its legal counsel in connection with the evaluation of any potential strategic transaction involving the Sponsor Entities.

On September 27, 2018, MIH delivered a non-binding offer (the “September 27th Offer”) to the GP Board to acquire all of the issued and outstanding publicly held Common Units of the Partnership that were not directly owned by MIH and its affiliates in exchange for $6.10 in cash for each such Common Unit. The September 27th Offer stated that the transaction would be structured as a merger between the Partnership and a subsidiary of MIH. On September 28, 2018, MIH and its affiliates filed an amendment to their existing Schedule 13D and issued a press release announcing that MIH had made the September 27th Offer, and the Partnership issued a press release announcing receipt of the September 27th Offer.

On September 28, 2018, the GP Board met telephonically to review the September 27th Offer and to discuss with Gibson, Dunn & Crutcher LLP, counsel to the Partnership (“Gibson Dunn”), legal and other considerations related to the proposed take private transaction and conflicts related to the September 27th Offer. Also on September 28, 2018, the GP Board adopted resolutions formally affirming the appointment of the members of the Conflicts Committee and authorizing the Conflicts Committee to (i) review and evaluate the terms and conditions of, and to determine the advisability of, the Merger, (ii) negotiate, or delegate the ability to negotiate, the terms and conditions of the Merger, (iii) determine whether or not to approve the Merger, including by “Special Approval” (pursuant to Section 7.9(a) of the Partnership Agreement) and (iv) make a recommendation to the GP Board regarding whether or not to approve the Merger. Messrs. Tywoniuk, Fasullo and Kendall were selected to serve on the Conflicts Committee because, among other considerations, they are independent of the Sponsor Entities and their affiliates and had no material interest in any potential transaction with ArcLight different from the Unaffiliated Unitholders.

Later on September 28, 2018, the Conflicts Committee met telephonically with representatives of TK and Evercore in attendance to evaluate Evercore’s qualifications to act as the Conflicts Committee’s financial advisor in connection with a potential transaction. During the interview, the Conflicts Committee inquired as to Evercore’s experience with respect to, among other types of transactions, going private or similar transactions, the experience of potential team members of Evercore, and the availability of the potential team members of Evercore to assist the Conflicts Committee. Evercore confirmed to the Conflicts Committee that it had no relationship or conflicts of interest that would prevent it from serving as an independent advisor to the Conflicts Committee. There was a discussion among the Conflicts Committee and Evercore regarding Evercore’s capabilities, expertise, and compensation expectations. The Conflicts Committee asked Evercore to provide the Conflicts Committee with materials summarizing Evercore’s experience with respect to transactions that are similar to a sponsor take private transaction. Evercore provided such materials to the Conflicts Committee on September 29, 2018. The Conflicts Committee continued to meet on September 28, 2018 without Evercore, and the Conflicts Committee discussed with representatives of TK the terms of Evercore’s proposed fee and engagement letter in connection with its work as financial advisor to the Conflicts Committee. Following such discussion, the Conflicts Committee directed TK to contact members of Management to gather additional information regarding the Partnership and to review the engagement letter provided by Evercore. The Conflicts Committee also directed TK to recommend and engage separate Delaware counsel to assist TK in representing the Conflicts Committee.

On October 3, 2018, MIH engaged BofA Merrill Lynch as its financial advisor in connection with the Merger.

On October 8, 2018, the Conflicts Committee began to conduct legal, financial and other due diligence on the Partnership.

On October 9, 2018, the Conflicts Committee engaged Evercore as its financial advisor in connection with the Merger.

On October 10, 2018, an affiliate of the Sponsor Entities, AL Blackwater, LLC (“AL Blackwater”), sent a notice to the Partnership regarding payment of $5 million of additional merger consideration (the “Additional Blackwater Consideration”) that the Partnership contractually owed to AL Blackwater in connection with certain earnout provisions of the Partnership’s previously disclosed acquisition of Blackwater Midstream Holdings, LLC (“Blackwater”) from AL Blackwater pursuant to the Agreement and Plan of Merger, dated as of December 10, 2013, among AL Blackwater, Blackwater, the Partnership and Blackwater Merger Sub, LLC (the “Blackwater Merger Agreement”). The Blackwater Merger Agreement, including the payment by the Partnership of the Additional Blackwater Consideration either in cash, through the issuance of Common Units, or a combination thereof, was approved by a conflicts committee of the GP Board in 2013. Given the liquidity needs of the Partnership in the fourth quarter of 2018, including the impending default under the Existing Partnership Credit Facility, AL Blackwater requested that the Additional Blackwater Consideration be paid through the issuance of Common Units in lieu of cash, as contemplated by the Blackwater Merger Agreement.

On October 11, 2018, the Conflicts Committee held a telephonic meeting with representatives of Evercore, TK and members of Management. Management made a presentation to the Conflicts Committee and its advisors with respect to the business of the Partnership, including the Partnership’s recent performance, Management’s financial projections for the Partnership, potential divestitures and potential growth opportunities for the Partnership.

Between October 11, 2018 and January 25, 2019, representatives of the Sponsor Entities, BofA Merrill Lynch and Management, and from time to time, Kirkland, held weekly telephonic meetings to discuss the status of the proposed merger and related topics.

On October 12, 2018, Management held a telephonic meeting with representatives of ArcLight, Kirkland and Gibson Dunn to discuss the expected development of, and timeline for, the negotiations related to the September 27th Offer.

On October 17, 2018, the Conflicts Committee engaged Morris Nichols as special Delaware counsel to the Conflicts Committee.

On October 26, 2018, the Conflicts Committee held a telephonic meeting with representatives of TK, members of Management and Gibson Dunn to discuss letters and other communications received from certain unitholders to share their perspective on the September 27th Offer with the Conflicts Committee. Following this discussion, the Conflicts Committee requested that Management continue to provide the Conflicts Committee with copies of any communications from unitholders received by the Partnership or Partnership GP in order for their perspectives to be understood by the Conflicts Committee and its advisors. Throughout the process of considering the Merger, the Conflicts Committee received and considered feedback provided by various unitholders.

Throughout October and November 2018, the Conflicts Committee and its representatives continued to conduct legal, financial and other due diligence on the Partnership and representatives of Evercore held several discussions with members of Management regarding the diligence questions related to the September 27th Offer. During such time, the Conflicts Committee held telephonic meetings with representatives of Evercore and TK wherein Evercore provided the Conflicts Committee with updates regarding the Partnership’s financial condition and prospects based on information received from Management through the diligence process.

On November 2, 2018, Messrs. Tywoniuk, Fasullo and Kendall, in their capacities as independent directors of the GP Board (the “Independent Directors”), met telephonically with representatives of TK to discuss the potential issuance of Common Units to MIH as the Additional Blackwater Consideration. The Independent Directors discussed with the representatives of TK the terms of the Blackwater Merger Agreement and the impact the issuance of the additional Common Units to MIH could have on the Sponsor Entities’ ability to approve the Merger without a unitholder meeting. The Independent Directors instructed TK to reach out to Management to confirm the Sponsor Entities’ beneficial ownership percentage of the Partnership.

On November 9, 2018, the GP Board held a previously scheduled quarterly board meeting to discuss, among other things, the Partnership’s quarterly results for the third fiscal quarter of 2018 and the Partnership’s preliminary 2019 capital budget.

On November 29, 2018, Management provided to the Conflicts Committee and its advisors financial information of the Partnership, including a copy of its current forecast model for the Partnership.

On November 30, 2018, the Independent Directors met telephonically with representatives of TK to discuss the Sponsor Entities’ current beneficial ownership percentage of the Partnership and the potential impact the issuance of additional Common Units to MIH as the Additional Blackwater Consideration would have on the Sponsor Entities’ ability to approve the Merger without a unitholder meeting. Prior to such meeting, Management confirmed that the Sponsor Entities beneficially owned more than 50% of the Common Units on a fully converted basis, including Common Units underlying the Series C Warrant, and, assuming exercise of the Series C Warrant, would have the power through such ownership interests to control the outcome of any matters requiring unitholder approval.

On December 4, 2018, the Conflicts Committee held a meeting with representatives of Evercore, TK, Management, the Sponsor Entities and BofA Merrill Lynch. At such meeting, Management presented its current forecast model for the Partnership. Following the presentation by Management, representatives of the Sponsor Entities and their advisors reviewed the September 27th Offer with the Conflicts Committee and representatives of Evercore and TK. Following discussion, the Conflicts Committee met separately with representatives of Evercore and TK to discuss the presentations received from Management and the Sponsor Entities.

On December 5, 2018, given the liquidity needs of the Partnership in the fourth quarter of 2018, including the impending default under the Existing Partnership Credit Facility, the Partnership elected to have the Additional Blackwater Consideration issued to MIH in the form of Common Units in lieu of cash, as contemplated by the Blackwater Merger Agreement and as requested by AL Blackwater. The issuance of Common Units was approved by written consent of a majority of the GP Board, which majority did not include the Independent Directors that serve on the Conflicts Committee of the GP Board. The $6.17 implied per unit valuation of the common units issued in connection with the Additional Blackwater Consideration, which was based on a 20 day VWAP as of October 10, 2018, was in excess of the September 27th Offer of $6.10 per Common Unit.

Prior to issuance of the Additional Blackwater Consideration in Common Units, the Sponsor Entities beneficially owned approximately 50.5% of the Partnership’s Common Units on a fully converted basis, including Common Units underlying the Series C Warrant, and, assuming the exercise of the Series C Warrant, would have had the power through such ownership interests to control the outcome of any matters requiring unitholder approval. The issuance of the Additional Blackwater Consideration increased the Sponsor Entities’ beneficial ownership from approximately 50.5% to approximately 51% of the Partnership’s Common Units on a fully converted basis, including Common Units underlying the Series C Warrant, and also increased the Sponsor Entities’ voting power, assuming the exercise of the Series C Warrant, from approximately 50.5% to approximately 51% on a fully converted basis.

On December 6, 2018, MIH and its affiliates amended their existing Schedule 13D to disclose ArcLight’s beneficial ownership of 50.5% of the Partnership resulting from the inclusion of Common Units underlying the previously issued Series C Warrant and updates to certain conversion ratios with respect to the convertible preferred units owned by MIH and its affiliates pursuant to certain anti-dilution provisions for such preferred units as set forth in the Partnership Agreement.

On December 11, 2018, the Partnership delivered to its transfer agent the necessary documentation to effect the issuance of the Common Units representing the Additional Blackwater Consideration, following which MIH and its affiliates amended their existing Schedule 13D to disclose the Partnership’s issuance of Common Units as the Additional Blackwater Consideration to MIH pursuant to the existing earnout provisions of the Blackwater Merger Agreement.

Throughout December 2018, the U.S. financial markets and the oil commodity markets continued to experience significant declines, negatively impacting the Partnership’s business and delaying non-core asset sales that the Partnership had expected to undertake to provide liquidity and reduce leverage. In addition, in light of the Partnership’s impending default under the Existing Partnership Credit Facility, the Partnership began discussing various alternatives with its lenders (including Bank of America, N.A., an affiliate of MIH’s financial advisor) in mid-December 2018.

On December 20, 2018, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK. During the meeting, Evercore reported on its diligence with Management regarding the financial projections for the Partnership and certain related sensitivities, and representatives of Evercore presented the Conflicts Committee with a preliminary analysis of the financial terms of the proposed merger based on the financial projections received from Management.

On December 21, 2018, the lenders under the Existing Partnership Credit Facility consented to an amendment, effective as of December 27, 2018, providing for leverage covenant relief sufficient to avoid default under the Existing Partnership Credit Facility. In order to induce the requisite lender consent for such amendment, the Partnership was required to pay an amendment fee and agree to an additional restricted payment test for distributions, resulting in the inability to declare or pay cash distributions to the Partnership’s unitholders, including the Sponsor Entities, until the Partnership’s consolidated total leverage ratio is reduced to less than 5.00:1.00.

Also on December 21, 2018, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK. During the meeting, the Conflicts Committee continued to discuss Evercore’s presentation relating to Evercore’s preliminary analysis of the financial terms of the proposed merger. The Conflicts Committee also discussed with representatives of Evercore and TK the viewpoints expressed by certain unitholders as evidenced by letters and other communications sent to the Conflicts Committee, the outlook for the Partnership as a standalone MLP, and potential counterproposals to the September 27th Offer. Following such discussion, Mr. Tywoniuk updated the Conflicts Committee and its advisors on the approval by the GP Board of the amendment to the Existing Partnership Credit Facility and the resulting inability of the Partnership to declare or pay cash distributions to the Partnership’s unitholders until the Partnership’s consolidated total leverage ratio is reduced to less than 5.00:1.00. The Conflicts Committee and representatives of Evercore and TK discussed the impact that such amendment and the cessation of distributions on Common Units could have on the September 27th Offer. Following such discussion, the Conflicts Committee approved Mr. Tywoniuk reaching out to the Sponsor Entities to accept the September 27th Offer of $6.10 per Common Unit held by Unaffiliated

Unitholders subject to Evercore delivering a fairness opinion relating to the September 27th Offer and the successful negotiation by the Conflicts Committee and TK of a definitive merger agreement with the Sponsor Entities and their legal advisors.

Later on December 21, 2018, representatives of the Sponsor Entities notified the Conflicts Committee that the Sponsor Entities were re-evaluating the September 27th Offer in light of eroding market conditions and the Partnership’s recent financial performance, including the potential default under the Existing Partnership Credit Facility.

On December 23, 2018, the Partnership through BofA Merrill Lynch provided to the Conflicts Committee a revised Partnership forecast model, which included the cessation of distributions to common unitholders throughout the forecast.

On December 31, 2018, the Partnership filed a Current Report on Form 8-K announcing the entry into an amendment to the Existing Partnership Credit Facility and that as a result of such amendment, the Partnership did not expect to make any cash distributions on its Common Units or preferred units with respect to the fourth quarter of 2018 and continuing until its consolidated total leverage ratio is reduced to less than 5.00:1.00. On the trading day following this announcement, the trading price of the Partnership’s Common Units experienced significant further decline, closing at a price of $3.05 per Common Unit.

On January 2, 2019, MIH delivered a revised non-binding offer (the “January 2nd Offer”) to the Conflicts Committee to acquire all of the issued and outstanding publicly held Common Units of the Partnership that were not directly owned by MIH and its affiliates in exchange for $4.50 in cash for each such Common Unit. The other proposed terms of the potential transaction remained as set forth in the September 27th Offer.

On January 3, 2019, MIH and its affiliates filed an amendment to their existing Schedule 13D disclosing that MIH had made the January 2nd Offer and the Partnership issued a press release announcing receipt of the January 2nd Offer.

Also on January 3, 2019, the Conflicts Committee met telephonically with representatives of Evercore and TK to discuss the January 2nd Offer and the viability of other alternatives for the Partnership, including the ability of the Partnership to continue as a standalone MLP and execute on its current business plan assuming no continued financial support from ArcLight. TK also advised the Conflicts Committee of the Sponsor Entities’ rights under the Partnership Agreement to approve the Merger.

On January 5, 2019, Kirkland delivered an initial draft of the Merger Agreement to TK. The initial draft of the Merger Agreement provided, among other things, that (i) the Partnership could not solicit any proposal that could constitute an acquisition proposal (a “no-shop” provision), (ii) the Conflicts Committee could only change its recommendation with respect to the Merger if it determined in good faith (after consultation with its financial advisor and outside legal counsel) that an acquisition proposal constitutes a superior proposal and that the failure to take such action would constitute a breach of its duties under the Partnership Agreement or applicable law, (iii) the Sponsor Entities would deliver the Equity Commitment Letter to the Partnership upon execution of the Merger Agreement and that it would not be a condition to closing that the Sponsor Entities obtain financing, (iv) the Sponsor Entities could, subject to its obligations described in clause (iii), choose to obtain debt, debt-like, preferred equity or other equity-like financing to fund the merger consideration (“Alternative Financing”) and, should it so choose, the Partnership would cooperate in facilitating such Alternative Financing, (v) without the Sponsor Entities’ prior written consent, the closing could not occur prior to a to-be-agreed date sufficient to give the Sponsor Entities a reasonable amount of time to obtain any Alternative Financing (such date, the “Inside Date”) and (vi) if the Merger Agreement were terminated in certain circumstances, the Partnership would be required to pay to the Sponsor Entities the reasonable out-of-pocket expenses actually incurred by the Sponsor Entities in connection with the Merger Agreement and the transactions contemplated thereby. The initial draft of the Merger Agreement did not contemplate a reverse termination fee payable by the Sponsor Entities in the event the Merger Agreement is terminated under certain circumstances, the delivery of a fund guarantee from an affiliate of ArcLight guaranteeing payment of such reverse termination fee or the delivery of the written consent of the Limited Partners constituting a Unit Majority (as defined in the Partnership Agreement and which by the terms of the Partnership Agreement includes the Common Units, the Series A-1 Convertible Preferred Units, Series A-2 Convertible Preferred Units and the Series C Convertible Preferred Units, on an “as if” converted basis, voting together as a single class) approving the Merger Agreement and the Merger (the “Unit Majority Consent”) at the time of signing. Between the delivery of the initial draft of the Merger Agreement and the execution thereof on March 17, 2019, representatives of TK and Gibson Dunn communicated with each other on the proposed terms of the various drafts exchanged among the parties.

On January 8, 2019, the Conflicts Committee met telephonically with representatives of Evercore, TK, Management, the Sponsor Entities, Kirkland and BofA Merrill Lynch. Representatives of the Sponsor Entities and their advisors discussed the January 2nd Offer with the Conflicts Committee and its advisors and provided a summary of their views of the business and financial condition of the Partnership and the broader market forces that influenced their view of the Partnership that led to the lower January 2nd Offer. Following such discussion, the Conflicts Committee met separately with representatives of Evercore and TK to discuss the analysis and views provided by the Sponsor Entities. Following such discussion, representatives of Evercore updated the Conflicts Committee on its processes for completing its due diligence and financial analysis of the proposed merger.

On January 11, 2019, the Conflicts Committee met telephonically with representatives of Evercore, TK and Management. Management discussed its views on the broader market forces impacting the oil and gas industry, including the broader decline in equity markets and the significant decline in oil prices occurring in the fourth quarter of 2018. Management discussed with the Conflicts Committee and its advisors the impact such market forces were having on the Partnership’s business and projections and on certain assets and segments of the Partnership. Following such discussion, the Conflicts Committee met separately with representatives of Evercore and TK to discuss the analysis and views provided by Management.

On January 15, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK. Evercore provided the Conflicts Committee with Management’s updated financial projections for the Partnership and summarized key differences from earlier financial projections for the Partnership delivered by Management. Evercore also provided the Conflicts Committee an updated preliminary analysis of the financial terms of the proposed merger based on the revised financial projections received from Management.

On January 17, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK. The Conflicts Committee continued to discuss with Evercore its updated preliminary analysis of the financial terms of the proposed merger. At the request of the Conflicts Committee, representatives of Evercore provided the Conflicts Committee with a general overview of the current credit markets and then discussed the Partnership’s credit considerations, including the Partnership’s financial constraints under the Existing Partnership Credit Facility and the indenture governing the Partnership’s 8.50% Senior Notes due 2021 (the “Indenture”), the impact that potential de-leveraging transactions of the Partnership may have on the Partnership’s ability to refinance or extend its credit facility maturity date, and the limitations on extending any such maturity date beyond the December 15, 2021 maturity date of the Partnership’s 8.50% Senior Notes due 2021. At the request of the Conflicts Committee, representatives of Evercore also presented to the Conflicts Committee a summary of Evercore’s review of the financial analysis of the Partnership included in letters and other communications from certain unitholders to the Conflicts Committee. Representative of TK presented to the Conflicts Committee a summary of the impact that the January 2nd Offer would have on the vesting of certain phantom units and options held by members of Management.

On January 18, 2019, Management provided to the Conflicts Committee and Evercore a summary of Management’s preliminary analysis of the potential impact on the financial projections of the Partnership of BP’s January 8, 2019 public announcement of additional oil discoveries in the Gulf of Mexico.

On January 21, 2019, representatives of TK held a telephonic conference call with representatives of Morris Nichols to discuss the draft Merger Agreement and related issues.

On January 21, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK to continue reviewing and discussing Evercore’s updated preliminary analysis of the financial terms of the proposed merger. Evercore discussed the Partnership’s current debt capitalization including the limitations under the Existing Partnership Credit Facility and the Indenture with respect to incurring additional indebtedness and extending the maturity date of the Existing Partnership Credit Facility beyond the maturity date of the Partnership’s 8.50% Senior Notes due 2021. Evercore also discussed the preliminary analysis received from Management regarding the prior public announcement by BP of additional oil discoveries in the Gulf of Mexico and their potential impact on the Partnership’s offshore assets.

On January 22, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK to continue discussing Evercore’s updated preliminary analysis of the financial terms of the proposed merger. Following such discussion, the Conflicts Committee determined that, based on the diligence performed by the Conflicts Committee and its advisors, the valuation of the Partnership could support an amount per Common Unit greater than the January 2nd Offer. The Conflicts Committee directed Evercore to deliver a message to BofA Merrill Lynch on behalf of the Conflicts Committee that the Conflicts Committee saw value in the Partnership that substantially exceeded the January 2nd Offer.

On January 23, 2019, at the direction of the Conflicts Committee, Evercore verbally communicated the Conflicts Committee’s message to BofA Merrill Lynch. BofA Merrill Lynch subsequently relayed the message to the Sponsor Entities.

Over the next week, representatives of the Sponsor Entities and their advisors discussed the Conflicts Committee’s message that the Conflicts Committee saw value in the Partnership that substantially exceeded the January 2nd Offer and potential alternatives to the proposed merger transaction, in light of the then-current trading price of the Partnership’s Common Units and Management’s projections. Based on these discussions, on February 1, 2019, at the direction of the Sponsor Entities, BofA Merrill Lynch verbally communicated the Sponsor Entities’ revised offer of $4.85 per Common Unit held by Unaffiliated Unitholders to Evercore.

On February 5, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK. Evercore reported the most recent offer made by the Sponsor Entities and provided an update regarding its diligence of Management’s financial projections for the Partnership. The Conflicts Committee discussed the Sponsor Entities’ most recent offer and potential counterproposals. Representatives of TK again reviewed with the Conflicts Committee its duties to the Partnership, including the Unaffiliated Unitholders, in considering and responding to the Sponsor Entities’ revised offer.

On February 6, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK to further discuss potential counterproposals to the Sponsor Entities’ most recent offer.

On February 7, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK to further discuss potential counterproposals to the Sponsor Entities’ most recent offer. Following discussion, the Conflicts Committee determined to make a counterproposal of $6.25 in cash for each Common Unit held by Unaffiliated Unitholders.

On February 8, 2019, the Conflicts Committee verbally communicated its revised offer to a representative of the Sponsor Entities.

On February 9, 2019, the Conflicts Committee held a telephonic meeting with Management to discuss Management’s views with respect to the Partnership, including as it relates to its financial condition, prospects and operations, in connection with points raised by the representative of the Sponsor Entities when the Conflicts Committee communicated its most recent counterproposal.

On February 10, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK to update its advisors on the Conflicts Committee’s conversation with the representative of the Sponsor Entities when it communicated its counterproposal and its conversation with Management.

On February 17, 2019, a representative of the Sponsor Entities verbally communicated to Mr. Tywoniuk that the Sponsor Entities were prepared to pay approximately $5.00 in cash per Common Unit held by Unaffiliated Unitholders.

On February 18, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK at which the Conflicts Committee discussed the Sponsor Entities’ most recent revised offer. The Conflicts Committee discussed the various alternatives available to the Partnership in proceeding as a stand alone business and the refinancing risks of the Existing Partnership Credit Facility and the Indenture, and the Partnership’s inability to reinstate cash distributions on Common Units in the upcoming fiscal quarters. Following discussion, the Conflicts Committee determined to make a counterproposal of $5.30 in cash per Common Unit held by Unaffiliated Unitholders.

Later on February 18, 2019, Mr. Tywoniuk verbally communicated the counteroffer of $5.30 to a representative of the Sponsor Entities. Following discussion, Mr. Tywoniuk and the representative of the Sponsor Entities each agreed that $5.25 in cash per Common Unit represented merger consideration that should be satisfactory to each side, subject to obtaining necessary internal approvals. Following their respective internal deliberations, the Sponsor Entities and the Conflicts Committee formally agreed on a price of $5.25 in cash per Common Unit held by Unaffiliated Unitholders, subject to the Conflicts Committee receiving a fairness opinion for such price from Evercore, and the parties reaching agreement on the Merger Agreement and ancillary documents.

On February 21, 2019, representatives of TK called representatives of Kirkland to discuss the draft Merger Agreement, which included a discussion on the Sponsor Entities’ approach to approving the Merger and obtaining consent of the lenders under the Existing Partnership Credit Facility. Kirkland confirmed that the Sponsor Entities intended to approve the Merger through delivery of the Unit Majority Consent and that the present intent of the Sponsor Entities was to obtain the consent of the lenders under the Existing Partnership Credit Facility on or prior to the signing of the Merger Agreement.

On the morning of February 23, 2019, the Conflicts Committee held a telephonic meeting with representatives of TK to review and discuss the revised draft of the Merger Agreement prepared by TK. Following such discussion, the Conflicts Committee instructed TK to deliver a revised draft of the Merger Agreement to Kirkland reflecting the revisions the Conflicts Committee discussed with TK, including, among others, (i) providing for a reverse termination fee payable to the Partnership by the Sponsor Entities if the Merger Agreement is terminated under certain circumstances, (ii) requiring the Limited Guarantee by an affiliate of ArcLight guaranteeing payment of the reverse termination fee and the Partnership’s indemnification obligations with respect to the directors, officers and employees of the Partnership, (iii) providing for a cap on the Sponsor Entities’ expenses that are subject to reimbursement by the Partnership if the Merger Agreement is terminated under certain circumstances, (iv) removing the closing condition requiring the absence of a Partnership Material Adverse Effect and (v) limiting the ability of the Sponsor Entities to obtain Alternative Financing to circumstances in which there has been a breach of the Equity Commitment Letter or any portion of the Equity Commitment Letter becomes unavailable, and removing the related Inside Date concept.

Between February 24, 2019 and March 1, 2019, representatives of the Sponsor Entities and Kirkland had several discussions regarding the terms included in TK’s revised draft of the Merger Agreement and proposed responses to such terms.

After discussion with the Sponsor Entities, on March 1, 2019, Kirkland delivered a revised draft of the Merger Agreement to TK. The draft (i) accepted the Conflicts Committee’s revisions requiring the Sponsor

Entities to pay a reverse termination fee if the Merger Agreement is terminated under certain circumstances, (ii) accepted the Conflicts Committee’s revisions requiring the delivery of the Limited Guarantee guaranteeing payment of the reverse termination fee, (iii) accepted the Conflicts Committee’s revisions capping the amount of the Sponsor Entities’ expenses that are subject to reimbursement by the Partnership if the Merger Agreement is terminated under certain circumstances, (iv) reinserted the closing condition requiring the absence of a Partnership Material Adverse Effect and (v) generally rejected the Conflicts Committee’s revisions to the Alternative Financing provisions, including the Conflicts Committee’s deletion of the Inside Date concept. The draft proposed a reverse termination fee of $8.0 million and a cap on the Sponsor Entities’ reimbursable expenses of $5.0 million.

Also on March 1, 2019, Management through BofA Merrill Lynch provided an updated Partnership forecast model to the Conflicts Committee, which incorporated adjustments to certain assumptions including with respect to proceeds expected to be received in certain planned divestitures.

On March 4, 2019, the Conflicts Committee held a telephonic meeting with representatives of TK. TK presented the terms of Kirkland’s most recent draft of the Merger Agreement. The Conflicts Committee discussed the terms of the draft and directed TK to discuss the Merger Agreement with Kirkland consistent with the Conflicts Committee’s feedback and instruction.

On March 5, 2019, representatives of TK and Kirkland discussed the Merger Agreement and the process for reaching resolution on the outstanding issues. TK and Kirkland discussed the Sponsor Entities’ restructuring plans that were referenced in the draft Merger Agreement, the identity of the equity commitment provider, the guarantor of the Limited Guarantee and the status of obtaining the lender consent under the Existing Partnership Credit Facility. Later that day, Kirkland delivered an initial draft of the Equity Commitment Letter and the Limited Guarantee to TK.

Also on March 5, 2019, the Conflicts Committee met telephonically with representatives of Evercore, TK, Management, the Sponsor Entities and BofA Merrill Lynch. Management discussed the updated financial projections of the Partnership with the Conflicts Committee and representatives of Evercore.

On March 6, 2019, TK held a telephonic conference call with Morris Nichols to discuss various provisions in the draft Merger Agreement, including the delivery by the Sponsor Entities of the Unit Majority Consent.

Also on March 6, 2019, TK delivered a revised draft of the Merger Agreement to Kirkland reflecting the revisions the Conflicts Committee and Morris Nichols discussed with TK, including, among others, (i) requiring the Sponsor Entities to deliver the Unit Majority Consent immediately prior to signing the Merger Agreement, (ii) removing the closing condition requiring the absence of a Partnership Material Adverse Effect, (iii) limiting the scope of certain of the Partnership’s representations and warranties and proposing that certain representations and warranties be qualified by reference to the Partnership’s draft Form 10-K for the year ended December 31, 2018 (the “Draft 10-K”) regardless of whether the Draft 10-K is filed prior to execution of the Merger Agreement and (iv) limiting the ability of the Sponsor Entities to obtain Alternative Financing to circumstances in which there has been a breach of the Equity Commitment Letter or any portion of the Equity Commitment Letter becomes unavailable, and removing the related Inside Date concept. The revised draft also increased the reverse termination fee to $15.0 million and requested that the Sponsor Entities propose a lower cap with respect to the Sponsor Entities’ reimbursable expenses.

On March 7, 2019, representatives of the Sponsor Entities and Kirkland discussed the revisions included in TK’s most recent draft of the Merger Agreement and the Sponsor Entities’ proposed responses, including, among others, reducing the reverse termination fee to $9.5 million and reducing the cap on the Sponsor Entities’ reimbursable expenses to $3.5 million. In addition, the Sponsor Entities proposed that the Existing Partnership Credit Facility Modifications, which the parties had initially contemplated obtaining prior to executing the Merger Agreement, be made a closing condition.

On March 8, 2019, representatives of TK and Kirkland discussed the Merger Agreement, in which Kirkland conveyed certain commercial points to be settled between the Conflicts Committee and the Sponsor Entities. Among other matters, representatives of TK and Kirkland discussed that the Sponsor Entities will require flexibility to pursue alternative financing sources prior to closing and that the Partnership would not be able to obtain the Existing Partnership Credit Facility Modifications prior to signing of the Merger Agreement.

On March 9, 2019, Kirkland followed up with a written list of the outstanding commercial points, which included, among other things, (i) limiting the scope of the Limited Guarantee to only cover the reverse termination fee, (ii) including the closing condition requiring the absence of a Partnership Material Adverse Effect, (iii) including the Sponsor Entities’ Alternative Financing construct, (iv) reducing the reverse termination fee to $9.5 million, (v) reducing the cap on the Sponsor Entities’ reimbursable expenses to $3.5 million and (vi) providing for a closing condition requiring the Partnership to have obtained the Existing Partnership Credit Facility Modifications.

On the morning of March 10, 2019, the Conflicts Committee held a telephonic meeting with representatives of TK to review the outstanding commercial points in the Merger Agreement. The Conflicts Committee discussed with TK each commercial point provided by Kirkland and directed TK to deliver the Conflicts Committee’s responses on each commercial point to Kirkland. Later that same day, TK communicated to Kirkland the Conflicts Committee’s responses to the commercial points, which included accepting (i) the scope of the Limited Guarantee being limited to the reverse termination fee, (ii) the closing condition requiring the absence of a Partnership Material Adverse Effect, (iii) the Sponsor Entities’ Alternative Financing construct, including the Inside Date concept, with minor alterations, (iv) capping the Sponsor Entities’ reimbursable expenses at $3.5 million and (v) the closing condition requiring the Partnership to have obtained the Existing Partnership Credit Facility Modifications. The Conflicts Committee proposed a $13.0 million reverse termination fee payable by the Sponsor Entities in the event the Merger Agreement is terminated under certain circumstances.

On March 12, 2019, Kirkland delivered a revised draft of the Merger Agreement to TK along with an initial draft of a summary of pre-merger restructuring transactions. The draft reflected the commercial points previously resolved by the parties, and (i) accepted the Conflicts Committee’s revisions requiring the Sponsor Entities to deliver the Unit Majority Consent upon execution of the Merger Agreement, (ii) rejected the Conflicts Committee’s proposal that certain representations and warranties be qualified by reference to the Partnership’s Draft 10-K, (iii) added a mutual termination right in the event the Existing Partnership Credit Facility Modifications are not obtained within three weeks of signing the Merger Agreement and (iv) proposed that the reverse termination fee be decreased to $12.0 million.

Later in the day on March 12, 2019, TK delivered revised drafts of the Equity Commitment Letter and the Limited Guarantee to Kirkland.

On March 13, 2019, Management delivered a draft of the Partnership’s Draft 10-K to the Sponsor Entities and Kirkland.

Also on March 13, 2019, representatives of Kirkland and TK discussed the outstanding legal and commercial terms in the Merger Agreement, in particular (i) the proposal that certain of the Partnership’s representations and warranties be qualified by reference to the Draft 10-K and (ii) the closing condition requiring the Partnership to have obtained the Existing Partnership Credit Facility Modifications.

Later in the day on March 13, 2019, Kirkland delivered to TK revised drafts of the Equity Commitment Letter and the Limited Guarantee.

On March 14, 2019, TK delivered to Kirkland revised drafts of the Merger Agreement, the Equity Commitment Letter and the Draft 10-K, along with an initial draft of the disclosure schedules. The revised draft of the Merger Agreement (i) limited the scope of certain of the Partnership’s representations and warranties and qualified certain representations and warranties by reference to the Draft 10-K, (ii) accepted the addition of a mutual termination right in the event the Existing Partnership Credit Facility Modifications are not obtained within three weeks of signing the Merger Agreement and (iii) accepted the Sponsor Entities’ proposed reverse termination fee of $12.0 million.

Also on March 14, 2019, BofA Merrill Lynch provided materials to MIH regarding certain financial aspects of the proposed Merger.

On the morning of March 15, 2019, the Conflicts Committee held a telephonic meeting with representatives of TK to discuss the status of the Merger, including the process for finalizing the Merger Agreement. TK reviewed with the Conflicts Committee the draft Merger Agreement and the items that TK had discussed with Kirkland.

Later in the day on March 15, 2019, the ArcLight Capital Holdings, LLC investment committee approved the relevant Sponsor Entities’ entry into the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee, subject to final negotiation of the relevant documents.

During the evening of March 15, 2019, representatives of the Sponsor Entities and Kirkland met telephonically to discuss TK’s most recent draft of the Merger Agreement and the draft disclosure schedules. Following discussion, Kirkland delivered a revised draft of the Merger Agreement to TK. The revised draft (i) generally accepted the Conflicts Committee’s modifications to the Partnership’s representations and warranties and the Conflicts Committee’s proposal that certain representations and warranties be qualified by reference to the Draft 10-K, subject to certain limitations, (ii) specified that the Sponsor Entities would not be obligated to incur any non-de minimis direct or indirect costs in connection with obtaining third party consents or waivers and (iii) added a closing condition requiring the Partnership to deliver the audited financial statements required under the Existing Partnership Credit Facility to the lenders thereunder by April 30, 2019. In addition, TK delivered an updated Draft 10-K to the Sponsor Entities and Kirkland.

Later that same evening, representatives of Kirkland and TK discussed the changes made to the Merger Agreement.

On the morning of March 16, 2019, the Conflicts Committee held a telephonic meeting with representatives of Evercore and TK. Representatives of TK provided the Conflicts Committee with a summary of the terms and conditions of the Merger Agreement, including the outstanding items that needed to be resolved in the Merger Agreement. Representatives of Evercore then presented its financial analysis of the Merger Consideration and, at the request of the Conflicts Committee, rendered an oral opinion to the Conflicts Committee, which was subsequently confirmed by delivery of a written opinion dated March 16, 2019, to the effect that, as of the date of its opinion, and based upon the assumptions made, matters considered, procedures followed, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration was fair, from a financial point of view, to the Unaffiliated Unitholders. At this meeting, the Conflicts Committee (i) determined that the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, were in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) granted “Special Approval” (as defined in the Partnership Agreement) of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the GP Board adopt and approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. The Conflicts Committee instructed TK to schedule a call with the Conflicts Committee, Kirkland, Management, Gibson Dunn and the Sponsor Entities prior to the GP Board meeting in order to discuss and resolve all outstanding issues under the Merger Agreement. Later that same morning, TK delivered a revised draft of the Merger Agreement to Kirkland containing minor changes discussed between the parties.

In the early afternoon of March 16, 2019, following the meeting of the Conflicts Committee, representatives of TK, Kirkland, the Conflicts Committee, Management, Gibson Dunn and the Sponsor Entities met

telephonically to discuss the final revisions to the Merger Agreement. Following discussion and resolution of all outstanding issues in the Merger Agreement, Kirkland prepared final drafts of the Merger Agreement, Equity Commitment Letter and Limited Guarantee. In advance of the GP Board meeting later in the afternoon, a representative of the Partnership circulated certain materials to the GP Board, the Conflicts Committee and their respective advisors. Such materials included (i) an agenda, (ii) a presentation regarding legal duties under Delaware law and the Partnership Agreement, (iii) an executive summary of Evercore’s analysis, (iv) proposed resolutions, (v) a draft press release and (vi) a summary of the Merger Agreement. In addition, the substantially final draft of the Merger Agreement was posted electronically for the GP Board’s review.

In the late afternoon of March 16, 2019, at a meeting of the GP Board, following a presentation on legal and other matters from Gibson Dunn, TK and Evercore, the GP Board (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of the Partnership and Partnership GP, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement, and the transactions contemplated thereby, including the Merger, be submitted to a vote of Limited Partners pursuant to the Partnership Agreement, and (iv) authorized the approval of the Merger Agreement, and the transactions contemplated thereby, including the Merger, by the Limited Partners without a meeting, without a vote and without prior notice, pursuant to and on the conditions set forth in the Partnership Agreement.

In the early evening of March 17, 2019, Kirkland provided final drafts of the Merger Agreement, Equity Commitment Letter and Limited Guarantee to TK. Representatives of TK and Kirkland discussed the final changes made to the Merger Agreement.

Later in the evening on March 17, 2019, the Sponsor Entities delivered the Unit Majority Consent and the parties executed the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee.

On March 18, 2019, prior to market open, the Partnership issued a press release announcing the execution of the Merger Agreement and filed a copy of the Merger Agreement as an exhibit to a Current Report on Form 8-K.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

Under Section 7.9(a) of the Partnership Agreement, whenever a potential conflict of interest exists or arises between Partnership GP or any of its affiliates, on the one hand, and the Partnership or any partner of the Partnership, on the other, such as the consideration of the Merger Agreement and the transactions contemplated thereby, any resolution or course of action by Partnership GP or its affiliates in respect of such conflict of interest is permitted and deemed approved by all partners of the Partnership, and does not constitute a breach of the Partnership Agreement, any organizational document of the Partnership’s subsidiaries, any agreement contemplated by the Partnership Agreement or any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by “Special Approval.” For purposes of the Partnership Agreement, “Special Approval” means approval by a majority of the members of the Conflicts Committee.

Under Section 7.9(b) of the Partnership Agreement, whenever Partnership GP makes a determination or takes or declines to take any other action, or any of its affiliates causes it do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under the Partnership Agreement, any organizational documents of the Partnership’s subsidiaries or any other agreement contemplated by the Partnership Agreement, then, unless another express standard is provided for in the Partnership Agreement, Partnership GP, or such affiliate causing it do so, shall make such determination or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by the Partnership Agreement, any organizational document of the Partnership’s subsidiaries, any other agreement contemplated by the Partnership Agreement or under applicable law.

Pursuant to Section 7.9(b) of the Partnership Agreement, in order for a determination or other action to be in “good faith,” the person or persons making such determination or taking or declining to take such other action must subjectively believe that the determination or other action is in, or not opposed to, the best interests of the Partnership.

Under Section 7.10(b) of the Partnership Agreement, Partnership GP may consult with legal counsel, accountants, appraiser, management consultants, investment bankers and other consultants and advisors selected by it, and act any taken or omitted to be taken in reliance upon the opinion of such persons as to matters that Partnership GP reasonably believes to be within such person’s professional or expert competence is conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

Recommendation of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger

The Conflicts Committee

The Conflicts Committee consists of three directors that meet the independence qualifications for membership on a conflicts committee set forth in the Partnership Agreement: Gerald A. Tywoniuk (Chairman), Peter A. Fasullo and Donald R. Kendall, Jr. On September 28, 2018, the GP Board resolved by unanimous written consent to delegate to the Conflicts Committee the power and authority to (i) review and evaluate the terms and conditions of, and to determine the advisability of, the Merger, (ii) negotiate, or delegate the ability to negotiate, the terms and conditions of the Merger, (iii) determine whether or not to approve the Merger, including by “Special Approval” (pursuant to Section 7.9(a) of the Partnership Agreement) and (iv) make a recommendation to the GP Board regarding whether or not to approve the Merger.

The Conflicts Committee retained Evercore as its financial advisor, TK as its legal counsel and Morris Nichols as special Delaware counsel. The Conflicts Committee conducted a review and evaluation of the Merger and the Merger Agreement and negotiated with the Sponsor Entities and their representatives with respect to the Merger and the Merger Agreement.

On March 16, 2019, the Conflicts Committee unanimously (i) determined that the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, were in the best interests of the Partnership and the Unaffiliated Unitholders, (ii) granted “Special Approval” (as defined in the Partnership Agreement) of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the GP Board adopt and approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

Reasons for the Conflicts Committee’s Recommendation

The Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determination and grant of Special Approval, and the related recommendation to the GP Board. As part of its deliberative process, the Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and grant of Special Approval, and the related recommendation to the GP Board:

•

The Merger Consideration is an all-cash amount, which the Conflicts Committee believes provides greater value to the Unaffiliated Unitholders than the long-term value of the Partnership as a publicly traded partnership, after taking into account the opportunities for, as well as the risks and challenges facing, the Partnership’s current business and financial prospects.

•

The financial analysis prepared by Evercore, as financial advisor to the Conflicts Committee, and the oral opinion of Evercore delivered to the Conflicts Committee on March 16, 2019, which was subsequently confirmed by delivery of a written opinion of Evercore, dated March 16, 2019, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration was fair, from a financial point of view, to the Unaffiliated Unitholders.

•

The Conflicts Committee’s belief that $5.25 per Common Unit was ArcLight’s final offer and the conclusion reached by the Conflicts Committee that $5.25 per Common Unit was likely the highest price per Common Unit that ArcLight would be willing to pay at the time of the Conflicts Committee’s determination and grant of Special Approval.

•

The Merger Consideration constitutes a 31.3% premium to the price per Common Unit on March 15, 2019 (the last trading day prior to the approval of the Merger) and a 73.3% premium to the price per Common Unit on December 31, 2018 (the last trading day prior to the time that ArcLight offered to acquire all of the Common Units held by the Unaffiliated Unitholders at $4.50 per Common Unit).

•

The Conflicts Committee’s understanding, based on information provided by PricewaterhouseCoopers LLC regarding the tax attributes of Unaffiliated Unitholders that acquired Common Units through January 2018, that the Merger Consideration should result in a tax benefit to such Unaffiliated Unitholders with respect to most Common Units acquired through January 2018.

•

The Merger Consideration provides liquidity to the Unaffiliated Unitholders at a time when the Partnership is prohibited from making distributions to unitholders as a result of the Partnership failing to meet certain financial covenant ratios under the Existing Partnership Credit Facility.

•

The Conflicts Committee’s belief that the state of the MLP equity capital markets will continue to make it difficult for the Partnership to obtain equity financing to fund acquisitions and growth capital expenditures.

•

The Conflicts Committee’s belief that the near-term maturity of the Existing Partnership Credit Facility, and the need for the Partnership to either refinance, replace or extend the maturity of the Existing Partnership Credit Facility, would likely have required the Partnership to incur additional higher-cost indebtedness (which could potentially include equity features dilutive to the holders of Common Units) or make substantial dispositions of assets at sales prices that could be potentially dilutive to the holders of Common Units, absent any additional financial support from ArcLight.

•

ArcLight, pursuant to the Equity Commitment Letter delivered to Parent, has committed to purchase equity of Parent for an aggregate cash purchase price up to $203.8 million solely for the purpose of providing cash to Parent to fund the full amount of the Merger Consideration.

•	The Limited Guarantee provided by ArcLight in favor of the Partnership guarantying the timely payment of the full amount of the Termination Fee (if payable).

•

In connection with its consideration of the Merger, the Conflicts Committee retained and received advice from its own independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, the Partnership’s industry generally and the Partnership particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger.

•

The financial terms and conditions of the Merger Agreement and the non-financial terms and conditions of the Merger Agreement were determined as a result of arm’s-length negotiations between the Sponsor Entities and the Conflicts Committee and their respective representatives and advisors that included multiple proposals and counterproposals.

•	Certain terms of the Merger Agreement, principally:

•

Provisions requiring Parent to pay to the Partnership the Termination Fee in the event the Merger Agreement is terminated under certain circumstances. See “The Merger Agreement—Remedies, Specific Performance.”

•	Provisions requiring Parent to take all actions and to do all things necessary, proper or advisable to consummate and obtain funding under the Equity Commitment Letter at the closing of the Merger.

•

The consummation of the Merger is not conditioned upon financing, and the Partnership and Partnership GP are entitled to specifically enforce Parent’s obligations to cause the full amount of the Merger Consideration to be funded in accordance with the Equity Commitment Letter.

•

The increased probability that the Merger will be completed as a result of the delivery of the written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby by a Unit Majority immediately prior to the execution of the Merger Agreement, which constitutes the Partnership Unitholder Approval.

•	The limited nature of the operational representations and warranties given by the Partnership and Partnership GP.

•

Provisions requiring HPIP or any of its affiliates to promptly notify the GP Board and the Conflicts Committee in writing if any proposal or offer is received by HPIP or any of its affiliates in respect of an Acquisition Proposal.

•

Provisions restricting the ability of HPIP or any of its affiliates to eliminate, or revoke or diminish the authority of, the Conflicts Committee, or remove any member of the Conflicts Committee between signing of the Merger Agreement and closing of the Merger.

•	Provisions requiring the consent of the Conflicts Committee to amend the Merger Agreement.

As part of its deliberative process, the Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and grant of Special Approval, and the related recommendation to the GP Board:

•

The Merger Consideration constitutes a 13.9% discount to the September 27th Offer of $6.10 per Common Unit, and a 14.9% discount to the $6.17 implied per unit valuation of the Common Units issued in connection with the Additional Blackwater Consideration, which was based on the Partnership’s 30-day VWAP as of October 10, 2018.

•

The Conflicts Committee was not authorized and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of the Partnership. Since affiliates of ArcLight indirectly control the Partnership and Partnership GP, it was unlikely that the Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of the Partnership and it was unlikely that the Partnership would receive an unsolicited third-party acquisition proposal. Further, on September 28, 2018, MIH and its affiliates filed an amendment to Schedule 13D and issued a press release announcing the September 27th Offer. The Conflicts Committee was not aware of the receipt of any third party offers with respect to a strategic transaction involving the Partnership or Partnership GP, even though ArcLight’s interest in pursuing a sponsor take private transaction was public.

•	Certain terms of the Merger Agreement, principally:

•

Provisions requiring the Partnership to reimburse Parent for out-of-pocket expenses up to $3.5 million in the event the Merger Agreement is terminated under certain circumstances. See “The Merger Agreement—Remedies, Specific Performance.”

•

Provisions permitting either party to terminate the Merger Agreement without any liability on the part of any party, if the lenders under the Existing Partnership Credit Facility had failed to deliver the Existing Partnership Credit Facility Modifications prior to April 8, 2019.

•

Provisions permitting Parent to terminate the Merger Agreement, without any liability on the part of Parent, Merger Sub, HPIP or any of their affiliates, in the event of a Partnership Material Adverse Effect.

•	Provisions limiting the Partnership’s available remedies to the Termination Fee in the event the Merger Agreement is terminated under certain circumstances.

•

The Unaffiliated Unitholders will not have any equity participation in the Partnership following the Merger, and the Unaffiliated Unitholders will accordingly cease to participate in the Partnership’s future earnings or growth, if any, or benefit from any increases, if any, in the value of the Common Units.

•

As a result of the delivery of the written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby by a Unit Majority immediately prior to the execution of the Merger Agreement, which constitutes the Partnership Unitholder Approval, the affirmative vote of the Unaffiliated Unitholders is not required to approve the Merger, and the Conflicts Committee no longer has the right to effect a Partnership Adverse Recommendation Change.

•	The Merger will be a taxable transaction to the Unaffiliated Unitholders for U.S. federal income tax purposes, which may result in a cash tax liability for certain Unaffiliated Unitholders.

•	The Unaffiliated Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the Partnership Agreement or Delaware law.

•

The Sponsor Entities and certain of the executive officers and directors of Partnership GP have interests in the Merger that are different from, or in addition to, the interests of the Unaffiliated Unitholders generally.

•	The Partnership has incurred and will continue to incur transaction costs and expenses in connection with the Merger, whether or not the Merger is completed.

•	The Merger might not be completed in a timely manner, or at all, and a failure to complete the Merger could negatively affect the trading price of the Common Units.

The Conflicts Committee also considered the following factors relating to the procedural safeguards that the Conflicts Committee believed were and are present to ensure the fairness of the Merger and the Merger Agreement and to permit the Conflicts Committee to make its determination and grant Special Approval, and the related recommendation to the GP Board, which the Conflicts Committee believes support its decision and provide assurance as to the procedural fairness of the Merger and the Merger Agreement to the Unaffiliated Unitholders:

•

The Conflicts Committee consists solely of directors who are not security holders (other than of Common Units), officers or employees of Partnership GP or affiliates of the Partnership GP, are not officers, employees or controlling shareholders of any of the Sponsor Entities or the Partnership, are not otherwise affiliated with the Sponsor Entities and are all independent of Management.

•

The Conflicts Committee received the advice of financial advisors and legal counsel who represented that they are, and whom the Conflicts Committee determined to be, independent of the Sponsor Entities and Management in exercising their judgment and providing professional advice in connection with the Conflict Committee’s activities.

•	The Conflicts Committee and its independent advisors negotiated on an arm’s-length basis with the Sponsor Entities and their representatives, including multiple proposals and counterproposals.

•

The resolutions of the GP Board establishing the Conflicts Committee granted authority to the Conflicts Committee, including the authority to determine whether or not to proceed with the Merger and to negotiate the terms and conditions of the Merger Agreement and the Merger, and the members of the Conflicts Committee were aware that they were under no obligation to recommend, and could reject, the Merger.

The Conflicts Committee expressly adopted the analysis and the opinion of Evercore, among other factors considered, in assessing the value of the Partnership as a going concern and reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement. In the course of reaching its decision to recommend to the GP Board that it approve the Merger Agreement and the Merger, the Conflicts Committee did not consider the liquidation value of the Partnership’s assets (other than the South Texas Trucking assets) because it considers the Partnership to be a viable going concern business. Due to, among other things, the projected losses of the Partnership’s South Texas Trucking assets described in “—Unaudited Financial Projections of the Partnership,” the Conflicts Committee did consider the liquidation value of the Partnership’s South Texas Trucking assets to the extent included in Evercore’s analysis of the Partnership described below in “—Opinion of Financial Advisor to the Conflicts Committee.” Further, the Conflicts Committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Partnership as a going concern but rather is indicative of historical costs. In addition, as discussed below, the Conflicts Committee considered historical and current trading prices of the Common Units and the premium that the Merger Consideration represented.

While the Conflicts Committee considered historical and current trading prices of the Common Units, the Conflicts Committee also recognized the volatility in trading prices following the September 27th Offer. Specifically, while the Merger Consideration of $5.25 per Common Unit was less than the September 27th Offer of $6.10 per Common Unit and the $6.17 implied per unit valuation of the Common Units issued in connection with the Additional Blackwater Consideration, the Conflicts Committee noted such prices reflected the Partnership’s historical trading prices for prior periods and were not representative of trading prices at the time of the Conflicts Committee’s approval of the Merger. In that regard, on December 21, 2018, the Conflicts Committee approved Mr. Tywoniuk reaching out to the Sponsor Entities to accept the September 27th Offer. However, later that day, representatives of the Sponsor Entities notified the Conflicts Committee that the Sponsor Entities were re-evaluating the September 27th Offer in light of eroding market conditions and the Partnership’s recent financial performance, including the potential default under the Existing Partnership Credit Facility. The historical trading prices of the Common Units for prior periods, while considered by the Conflicts Committee, were not indicative of the value of the Common Units at the time the Conflicts Committee granted Special Approval of the Merger Agreement in light of eroding market conditions, an unfavorable commodity price environment, stricter credit terms under the Partnership’s Existing Credit Facility and the Partnership’s current business operations and future prospects.

The foregoing discussion of the information and factors considered by the Conflicts Committee is not intended to be exhaustive, but includes material factors the Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the Conflicts Committee may have given differing weights to different factors. Overall, the Conflicts Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Concerning Forward-Looking Statements.”

The GP Board

The GP Board consists of nine directors, three of whom are independent. As such, some of the directors on the GP Board may have different interests in the Merger than the Unaffiliated Unitholders. For a complete discussion of these and other interest of the members of the GP Board in the Merger, see “—Interests of the Directors and Executive Officers of Partnership GP in the Merger.” Because of such possible and actual conflicts of interests, the GP Board, on September 28, 2018, resolved by unanimous written consent to delegate to the Conflicts Committee the power and authority to (i) review and evaluate the terms and conditions of, and to determine the advisability of, the Merger, (ii) negotiate, or delegate the ability to negotiate, the terms and conditions of the Merger, (iii) determine whether or not to approve the Merger, including by “Special Approval” (pursuant to Section 7.9(a) of the Partnership Agreement) and (iv) make a recommendation to the GP Board regarding whether or not to approve the Merger.

On March 16, 2019, the Conflicts Committee unanimously determined that each of the Merger Agreement and the Merger is in the best interests of the Partnership and the Unaffiliated Unitholders. Based upon such determination, the Conflicts Committee recommended to the GP Board that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. Later on March 16, 2019, the GP Board, after considering the factors discussed below, including the unanimous determination and recommendation of the Conflicts Committee, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and Partnership GP, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the limited partners of the Partnership, and (iv) authorized the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the limited partners of the Partnership without a meeting, without a vote and without prior notice, pursuant to and on the conditions set forth in the Partnership Agreement.

In determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interest of the Partnership and its Unaffiliated Unitholders, the GP Board considered a number of factors, including the following material factors:

•	the unanimous determination and recommendation of the Conflicts Committee; and

•	the factors considered by the Conflicts Committee, including the material factors considered by the Conflicts Committee described under “—The Conflicts Committee” above.

In doing so, the GP Board expressly adopted the analysis of the Conflicts Committee, which is discussed above. In addition, under the SEC rules governing “going private” transactions, the Partnership and Partnership GP are engaged in a “going private” transaction and, therefore, are required to express their position as to the fairness of the proposed Merger to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The GP Board, on behalf of Partnership GP and the Partnership, and the Conflicts Committee are making the following statements solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The GP Board, on behalf of Partnership GP and the Partnership, on the basis of the factors described above, believes that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement was filed with the SEC) is both procedurally and substantively fair to the Unaffiliated Unitholders.

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the GP Board in considering the Merger. In view of the various factors and information considered, the GP Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the GP Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was determinative of its ultimate determination, and individual members of the GP Board may have given different weights to different factors. The GP Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the GP Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Concerning Forward-Looking Statements.”

Unaudited Financial Projections of the Partnership

In connection with the Merger, Management prepared non-public, unaudited projections of future financial and operating performance of the Partnership for the fiscal years ending December 31, 2019 through 2023, except in the case of Delta House Offshore Production Platform (“Delta House”), for which projections of estimated cash flows were provided for the periods 2019 through 2025 (collectively, the “Partnership Financial Projections”). The Partnership Financial Projections summarized below were provided to the Conflicts

Committee and the GP Board in connection with their consideration of the Merger Agreement and the transactions contemplated thereby, including the Merger. The Partnership Financial Projections also were provided to the Conflicts Committee’s financial advisor, Evercore, for its use and reliance in connection with Evercore’s financial analyses and opinion described under the heading “—Opinion of the Financial Advisor to the Conflicts Committee.” Set forth below is a summary of the Partnership Financial Projections, which is included in this information statement to give the Unaffiliated Unitholders access to certain non-public, unaudited prospective financial information that was made available to the Conflicts Committee, Evercore and the GP Board in connection with the Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind, and such uncertainties may increase with the passage of time. Neither the Partnership nor any of its affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any Unaffiliated Unitholder, or any other person, regarding the ultimate performance of the Partnership compared to the information set forth in the Partnership Financial Projections, or that any such results will be achieved on the projected time horizon, or at all , or that any such results will not be exceeded.

The Partnership Financial Projections included in this information statement are not the only series of projections that were prepared by Management in connection with the Merger given the negotiation period. At the beginning of the negotiation process, the GP Board, the Conflicts Committee and Evercore each received an initial series of financial projections. Management continued to update these financial projections over the course of negotiations prior to execution of the Merger Agreement as new business facts evolved. As these new business facts evolved, Management informed the GP Board, the Conflicts Committee and Evercore of such facts.

The inclusion of the summary of the Partnership Financial Projections in this information statement should not be regarded as an indication that the Partnership or Management, or their respective advisors or other representatives, considered or consider the Partnership Financial Projections to be necessarily predictive of actual future performance or events, and the Partnership Financial Projections or summary thereof should not be relied upon as such.

The Partnership Financial Projections were prepared by Management. The Partnership Financial Projections were not prepared with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. Neither PricewaterhouseCoopers LLP (“PwC”), nor any other independent registered public accounting firm, has compiled, examined or performed any procedures with respect to the prospective financial information contained in the Partnership Financial Projections, and accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. The PwC reports included in the Form 10-K incorporated by reference into this information statement relate to historical financial information of the Partnership. Such reports do not extend to the Partnership Financial Projections and should not be read to do so. The GP Board did not prepare, and none of the Partnership, Management, Partnership GP, the GP Board or the Conflicts Committee gives any assurance regarding, the Partnership Financial Projections to any Unaffiliated Unitholder or any other person.

The Partnership Financial Projections are inherently subjective in nature, susceptible to interpretation and, accordingly, may not be achieved or may be exceeded. The Partnership Financial Projections also reflect numerous assumptions made by Management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Management and the Partnership. Management also prepares financial projections that include prospective projects, including prospective mergers and material acquisitions. The Partnership Financial Projections presented to the Conflicts Committee and the GP Board included the effects of certain prospective projects, an acquisition of an interest in the Pascagoula Gas Plant in 2019 and prospective divestitures; however, such prospective divestitures have been excluded from the summary below. Accordingly, there can be no assurance that the assumptions made in preparing the Partnership Financial Projections, upon which the following summary is based, will be realized. There may be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. The failure to achieve assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any such failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of the Partnership. Any assumptions for near-term projected cases remain uncertain, and such uncertainty increases with the length of the projected period. The Partnership Financial Projections and the summary thereof included herein are forward-looking statements and are subject to risks and uncertainties. See the factors discussed under the heading “Special Note Concerning Forward-Looking Statements.”

In developing the Partnership Financial Projections provided to the Conflicts Committee, Evercore and the GP Board, Management made numerous material assumptions with respect to (i) the Partnership for the fiscal years ending December 31, 2019 through 2023, and (ii) Delta House for the fiscal years ending December 31, 2019 through 2025, including:

•	capital expenditures and operating cash flows, including the related amounts and timing thereof;

•	outstanding debt during applicable periods, and the availability and cost of capital;

•	the cash flows from existing assets and business activities;

•	the prices and production of, and demand for, crude oil, natural gas, NGLs and other hydrocarbon products, which could impact volumes and margins;

•	the amount and timing of distributions, if any, to the unitholders by the Partnership; and

•	other general business, market and financial assumptions.

The summarized projected financial information set forth below was based on the Partnership’s projected results for the fiscal years ending December 31, 2019 through 2023 included in the Partnership Financial Projections (may reflect rounding).

	Year Ended December 31,
	2019	2020	2021	2022	2023
	(in millions)
Offshore Pipelines (Distributions from Destin and Okeanos)	$75.5	$74.5	$66.1	$60.9	$53.9
Distributions from Delta House	$86.7	$63.5	$47.7	$44.3	$34.4
Natural Gas Gathering and Processing	$38.6	$59.7	$68.6	$71.8	$73.1
Natural Gas Transportation	$22.3	$23.5	$25.2	$26.0	$26.0
Silver Dollar Pipeline	$10.0	$19.3	$22.0	$22.1	$22.7
Bakken Crude Oil Gathering	$3.6	$4.4	$3.8	$2.9	$2.1
NGL Pipeline JV Distributions	$15.2	$15.7	$15.5	$14.4	$13.4
Terminals	$(1.1)	$4.5	$4.5	$4.5	$4.5
Trucking	$(1.1)	$(1.0)	$(1.0)	$(1.0)	$(1.0)
Asset EBITDA (1)	$249.8	$264.0	$252.4	$245.8	$229.1
Less: Corporate G&A	$(55.0)	$(49.8)	$(49.8)	$(49.8)	$(49.8)
Less: Other	$(0.1)	$(0.1)	$(0.1)	$(0.1)	$(0.1)
Adjusted EBITDA (2)	$194.7	$214.1	$202.5	$195.8	$179.1
Less: Interest Expense	$(76.4)	$(73.3)	$(67.2)	$(62.4)	$(59.3)
Less: Maintenance Capital Expenditures	$(19.9)	$(11.3)	$(11.2)	$(11.5)	$(11.5)
Distributable Cash Flow (3)	$98.3	$129.5	$124.1	$121.9	$108.2

Under the terms of the operating agreement for Delta House, the portion of Delta House’s total distributions that the Partnership is entitled to receive decreases once cumulative production processed by the platform exceeds a specific cumulative production hurdle. Assuming no operational disruptions that significantly impact production volumes in 2019, we expect this rate reduction, which could reduce our net income, to take effect as early as 2020. We also expect that certain fixed transportation rates will expire in 2022. In recognition of these anticipated declines in contracted revenues and to better present a normalized run rate of cash flows, the Delta House summary projections covered a seven-year period. The Delta House summary projections below include (i) Delta House adjusted asset EBITDA on a 100% ownership basis and (ii) the cash distributions associated with the Partnership’s 35.65% interest in Delta House’s Class A units. Set forth in the table below is a summary of the projections for Delta House presented to the Conflicts Committee, based on input received from Management, and GP Board as modified at the direction of the Conflicts Committee to include an assumption that the rate charged by Delta House in connection with a certain new well expected to come online in 2022 will be $1.50 per BOE.

	Year Ended December 31,
	2019	2020	2021	2022	2023	2024	2025 (6)
	(in millions)
Adjusted Asset EBITDA (100.0%) (4)(5)	$250.0	$158.1	$138.9	$121.9	$97.8	$76.7	$71.5
Class A Distributions (35.65%)	$86.7	$63.5	$47.7	$44.3	$34.4	$27.9	$24.3

The Delta House summary projections below include (i) Delta House adjusted asset EBITDA on a 100% ownership basis and (ii) the cash distributions associated with the Partnership’s 35.65% interest in Delta House’s Class A units. The below summary of projections reflects Management’s assumption that the rate charged by Delta House in connection with a certain new well expected to come online in 2022 will be $4.50 per BOE (and reflects certain timing differences with respect to Delta House cash flows).

	Year Ended December 31,
	2019	2020	2021	2022	2023	2024	2025
	(in millions)
Adjusted Asset EBITDA (100.0%) (4)(5)	$250.0	$158.0	$138.9	$123.4	$111.5	$86.5	$88.0
Class A Distributions (35.65%) (6)	$86.7	$63.5	$47.7	$44.2	$38.9	$31.3	$29.1

The above measures are not measures of financial performance under GAAP, and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. The Partnership’s computations of these measures may differ from similarly titled measures used by others.

(1)	EBITDA is a non-GAAP measure of financial performance. EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”).

(2)	Adjusted EBITDA is a non-GAAP measure of financial performance. Adjusted EBITDA represents EBITDA, adjusted for non-recurring items and excluding the impact of transaction costs related to the Merger.

(3)

Distributable Cash Flow is a non-GAAP measure of financial performance and is defined as Adjusted EBITDA, computed as described above, less net cash paid for interest expense, ongoing capital expenditures and accruals for replacement capital expenditures.

(4)	Adjusted Asset EBITDA represents EBITDA adjusted for changes in deferred revenue.

(5)

As disclosed in the Form 10-K incorporated by reference into this information statement, under the terms of the operating agreement for Delta House, the portion of Delta House’s total distribution that the Partnership is entitled to receive declines once cumulative production processed by the platform exceeds a specific cumulative production hurdle. Once this threshold is reached, the rate charged by Delta House drops from

$4.50 per BOE to $1.50 per BOE.

(6)

The projected Delta House Class A Distributions resulting from Management’s assumption and the timing differences were also presented in the “Distributions from Delta House” line item of the Management’s presentation of the Partnership’s projected results for the fiscal years ending December 31, 2019 through 2023, and such differences flowed through the other line items of the projections.

THE PARTNERSHIP DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE

DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of Financial Advisor to the Conflicts Committee

The Conflicts Committee retained Evercore to act as financial advisor to the Conflicts Committee in connection with evaluating the Merger. On March 16, 2019, at a meeting of the Conflicts Committee and at the request of the Conflicts Committee, Evercore rendered its oral opinion to the Conflicts Committee that, as of March 16, 2019, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. Evercore subsequently confirmed its oral opinion in a written opinion on the same date.

The full text of the written opinion of Evercore, dated as of March 16, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex B to this information statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Merger Consideration, from a financial point of view, to the Unaffiliated Unitholders, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion was not intended to be, and does not constitute, a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any unitholder should act in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B to this information statement.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•

reviewed certain publicly available historical operating and financial information relating to the Partnership that Evercore deemed relevant, including as set forth in the Partnership’s draft Annual Report on Form 10-K for the year ended December 31, 2018 dated March 15, 2019, furnished to Evercore by management of the Partnership and including as set forth in the Partnership’s Annual Reports on Form 10-K for the year ended December 31, 2017, the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, and certain of the Partnership’s Current Reports on Form 8-K, in each case as filed with or furnished to the SEC by the Partnership since January 1, 2018;

•	reviewed certain non-public historical and projected financial and operating data and assumptions relating to the Partnership, as prepared and furnished to Evercore by management of the Partnership;

•

discussed the past and current operations and current financial condition of the Partnership, and the historical and projected financial and operating data and assumptions relating to the Partnership, with management of the Partnership (including management’s views of the risks and uncertainties of achieving such projections);

•	reviewed publicly available research analyst estimates for the Partnership’s future financial performance on a standalone basis;

•	performed discounted cash flow analyses for the Partnership based on projected financial data and other data provided by management of the Partnership;

•	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded partnerships and companies that Evercore deemed relevant;

•

compared the financial performance of the Partnership and the transaction multiples implied by the Merger with the financial terms and transaction multiples of certain historical transactions that Evercore deemed relevant;

•	reviewed a draft of the Merger Agreement dated March 15, 2019; and

•

performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that Evercore deemed appropriate for the purposes of providing its opinion.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. With respect to the projected financial and operating data relating to the Partnership referred to above, Evercore assumed that such data was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership under the assumptions reflected therein. Evercore did not express a view as to the future financial performance of the Partnership under the assumptions reflected therein or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. Evercore has further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or materially reduce the benefits of the Merger to the Unaffiliated Unitholders.

Evercore did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities of the Partnership, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore on the date of its opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than whether, as of the date of its opinion, the Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. Evercore did not express any view on, and its opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by any other person, including the holders of any securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or Partnership GP, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to the Partnership, nor did it address the underlying business decision of the Partnership to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. Evercore’s opinion did not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holder of units of the Partnership should act in respect of the Merger. Evercore expressed no opinion as to the price at which the units of the Partnership would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Conflicts Committee on March 16, 2019, in connection with rendering Evercore’s opinion to the Conflicts Committee. Each analysis was provided to the Conflicts Committee. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on March 15, 2019, and is not necessarily indicative of current market conditions.

Analysis of the Partnership

Assumptions with Respect to the Partnership

Evercore performed a series of analyses to derive indicative valuation ranges for the Common Units. Evercore performed its analyses utilizing the unaudited, non-public Partnership Financial Projections. For a summary of the Partnership Financial Projections, see “The Merger—Unaudited Financial Projections of the Partnership.” The Partnership Financial Projections were not adjusted by Evercore.

Total Partnership—Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Partnership by valuing the cash flows to be received by the Partnership based on the Partnership Financial Projections. The Partnership Financial Projections included projections of estimated cash flows for each of the Partnership’s distinct operating segments for the periods 2019 through 2023, except in the case of Delta House, for which projections of estimated cash flows were provided for the periods 2019 through 2025. Evercore calculated the per unit value range for the Common Units by utilizing a range of discount rates based on the Partnership’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and the Partnership’s natural gas gathering and processing corporate and MLP peers and offshore pipeline MLP peers, and terminal values based on a range of estimated EBITDA exit multiples and perpetuity growth rates. Evercore assumed a range of discount rates of 8.5% to 9.5%, a range of EBITDA exit multiples of 9.0x to 11.0x and a range of perpetuity growth rates of 1.75% to 2.25% to derive a range of enterprise values and adjusted such enterprise values for debt, preferred equity and cash projected as of June 30, 2019 and divided the resulting equity values by the number of Common Units projected to be outstanding as of June 30, 2019, which resulted in an implied equity value per Common Unit range of ($1.11) to $7.08.

Total Partnership—Peer Group Trading Analysis

Evercore performed a peer group trading analysis of the Partnership (the “Partnership Peer Group Trading Analysis”) by reviewing and comparing the market values and trading multiples of the following 11 publicly traded corporations and MLPs that Evercore deemed to have certain characteristics that are similar to those of the Partnership, including size and asset base, divided into natural gas gathering and processing corporations and MLPs and offshore pipeline MLPs:

Natural Gas Gathering and Processing Corporations / MLPs:

•	CNX Midstream Partners LP

•	Crestwood Equity Partners LP

•	DCP Midstream Partners, LP

•	Enable Midstream Partners, LP

•	Hess Midstream Partners LP

•	Noble Midstream Partners LP

•	Summit Midstream Partners, LP

•	Targa Resources Corp.

Offshore Pipeline MLPs:

•	Plains All American Pipeline, L.P.

•	Genesis Energy, L.P.

•	Shell Midstream Partners, L.P.

Although the peer groups were utilized to value the Common Units for purposes of this analysis, no corporation or MLP used in the Partnership Peer Group Trading Analysis is identical or directly comparable to the Partnership. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group corporations and MLPs, Evercore calculated the following trading multiples:

•

Enterprise Value/2019 EBITDA, which is defined as market value of equity, plus debt and preferred equity, less cash (“Enterprise Value”), divided by estimated EBITDA for the calendar year 2019 and, in this case of the Partnership, less Class A Distributions from Delta House for the calendar year 2019; and

•

Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year of 2020 and, in this case of the Partnership, less Class A Distributions from Delta House for the calendar year 2020.

The mean and median Enterprise Value to EBITDA trading multiples of the natural gas gathering and processing corporations and MLPs and offshore pipeline MLPs are set forth below.

Benchmark (Natural Gas Gathering and Processing Corporations / MLPs)	Mean	Median
Enterprise Value/2019 EBITDA	9.8x	10.0x
Enterprise Value/2020 EBITDA	8.4x	8.6x

Benchmark (Offshore Pipeline MLPs)	Mean	Median
Enterprise Value/2019 EBITDA	9.7x	10.0x
Enterprise Value/2020 EBITDA	9.1x	9.5x

Given the decline profile of Delta House’s revenues from 2019 to 2025 and the estimated cash flows to be received by the Partnership with respect to its 35.65% interest in Delta House (the “Delta House Interest”), each of which are reflected in the Partnership Financial Projections, Evercore valued the Delta house Interest by applying the multiple ranges selected by Evercore for the Offshore Pipeline MLPs to the estimated adjusted EBITDA attributable to the Partnership with respect to the Delta House Interest for the calendar year 2025 and adding it to the present value of the estimated cash flows to be received by the Partnership with respect to the Delta House Interest from June 30, 2019 to December 31, 2024 in excess of 2025 cash flows (“Delta House Interest Excess Cash Flows”) assuming a discount rate of 8.5% based on the midpoint of the WACC range selected by Evercore for Delta House (as described further herein), which resulted in a value for the Delta House Interest Excess Cash Flows of $110.3 million.

The table below includes relevant multiple ranges selected by Evercore based on the resulting range of Enterprise Value to EBITDA multiples and certain other considerations related to the specific characteristics of the Partnership noted by Evercore.

Benchmark	Reference Range—Natural Gas Gathering and Processing Corporations and MLPs	Reference Range— Offshore Pipeline MLPs (applicable to Delta House EBITDA)	Implied Enterprise Value Range ($ in millions)
Enterprise Value/2019 EBITDA	9.0x – 11.0x	8.5x – 10.5x	$1,188 – $1,455
Enterprise Value/2020 EBITDA	7.5x – 9.5x	7.5x – 10.5x	$1,321 – $1,698

After adjusting for the present value of the Delta House Interest Excess Cash Flows and debt, preferred equity and cash projected as of June 30, 2019, and dividing by number of Common Units projected to be outstanding as of June 30, 2019, Evercore determined an implied equity value per Common Unit range of (i) ($3.15) to $1.67 based on 2019 adjusted EBITDA and (ii) ($0.75) to $6.06 based on 2020 adjusted EBITDA.

Sum of the Parts—Discounted Cash Flow Analysis

Evercore also performed a series of discounted cash flow analyses to derive indicative valuation ranges for the Common Units based on a sum-of-the-parts approach (the “Sum-of-the-Parts Discounted Cash Flow Analyses”) aggregating the enterprise values of the following distinct segments of the Partnership:

•	Natural gas gathering and processing assets (“Natural Gas Gathering and Processing”)

•	Natural gas transportation assets (“Natural Gas Transportation”)

•	Offshore pipeline assets (excluding Delta House) (“Offshore Pipelines”)

•	Delta House Interest

•	Bakken crude oil gathering assets (“Bakken Crude Oil Gathering”)

•	Silver Dollar pipeline & West Texas trucking assets (“Silver Dollar Pipeline”)

•	Cushing Terminal assets (“Cushing Terminal”)

•	NGL JV interests (“NGL JV Interests”)

•	South Texas trucking assets (“South Texas Trucking”)

•	Corporate G&A expenses (“Corporate G&A”)

Evercore estimated the enterprise value range of the Partnership by aggregating the implied enterprise value ranges of the segments and subtracting the range of enterprise values for Corporate G&A as described further herein. The sum of the implied enterprise values from the Sum-of-the-Parts Discounted Cash Flow Analyses after adjusting for debt, preferred equity and cash projected as of June 30, 2019, and dividing by the number of Common Units projected to be outstanding as of June 30, 2019, resulted in an implied equity value per Common Unit range of ($4.15) to $5.52. Evercore relied on the Partnership Financial Projections to perform the Sum-of-the-Parts Discounted Cash Flow Analysis. The Partnership Financial Projections included projections of estimated cash flows for each of the Partnership’s distinct operating segments for the periods 2019 through 2023, except in the case of Delta House, for which projections of estimated cash flows were provided for periods 2019 through 2025.

a.	Natural Gas Gathering and Processing

For the discounted cash flow analysis of Natural Gas Gathering and Processing, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on natural gas gathering and processing peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on the Partnership’s natural gas gathering and processing peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 7.5% to 8.5%, a range of EBITDA exit multiples of 9.0x to 11.0x and a range of perpetuity growth rates of 0.75% to 1.25%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Natural Gas Gathering and Processing of $471.3 million to $656.9 million.

b.	Natural Gas Transportation

For the discounted cash flow analysis of Natural Gas Transportation, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on natural gas transportation peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on natural gas transportation peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 10.0% to 11.0%, a range of EBITDA exit multiples of 10.0x to 11.0x and a range of perpetuity growth rates of 1.75% to 2.25%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Natural Gas Transportation of $165.5 million to $255.7 million.

c.	Offshore Pipelines

For the discounted cash flow analysis of Offshore Pipelines, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on offshore pipeline peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on offshore pipeline peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 8.0% to 9.0%, a range of EBITDA exit multiples of 8.5x to 10.5x for Okeanos and Destin and 7.5x to 9.5x for other Offshore Pipelines and a range of perpetuity growth rates of (1.00%) to 1.00%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Offshore Pipelines of $441.8 million to $628.1 million.

d.	Delta House Interest

For the discounted cash flow analysis of the Delta House Interest, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on offshore pipeline peers and Evercore’s professional judgment. Given the declining nature of the Delta House Interest’s cash flows, Evercore selected terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates based on Evercore’s professional judgment. Evercore assumed a range of discount rates of 8.0% to 9.0%, a range of EBITDA exit multiples of 2.0x to 4.0x and a range of perpetuity growth rates of (11.00%) to (9.00%).

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for the Delta House Interest of $258.6 million to $315.6 million.

e.	Bakken Crude Oil Gathering

For the discounted cash flow analysis of Bakken Crude Oil Gathering, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on crude oil gathering peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on crude oil gathering peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 12.0% to 13.0%, a range of EBITDA exit multiples of 8.5x to 10.5x and a range of perpetuity growth rates of 1.75% to 2.25%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Bakken Crude Oil Gathering of $17.9 million to $24.5 million.

f.	Silver Dollar Pipeline

For the discounted cash flow analysis of Silver Dollar Pipeline, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on crude oil gathering peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on crude oil gathering peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 9.5% to 10.5%, a range of EBITDA exit multiples of 8.5x to 10.5x and a range of perpetuity growth rates of 1.75% to 2.25%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Silver Dollar Pipeline of $150.1 million to $205.7 million.

g.	Cushing Terminal

For the discounted cash flow analysis of Cushing Terminal, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on crude oil storage peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on crude oil storage peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 10.0% to 11.0%, a range of EBITDA exit multiples of 7.5x to 8.5x and a range of perpetuity growth rates of 1.75% to 2.25%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Cushing Terminal of $31.7 million to $38.3 million.

h.	NGL JV Interests

For the discounted cash flow analysis of NGL JV Interests, Evercore calculated ranges of implied enterprise value utilizing a range of discount rates based on NGL pipeline peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples based on NGL pipeline peer trading multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 8.0% to 9.0%, a range of EBITDA exit multiples of 12.0x to 13.0x and a range of perpetuity growth rates of 1.75% to 2.25%.

The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for NGL JV Interests of $130.1 million to $173.3 million.

i.	South Texas Trucking

South Texas Trucking was assumed to have a liquidation value range of $0 to $5 million based on 28 crude oil trucks and 28 liquids trucks in South Texas generating EBITDA losses of $1.0 million to $1.1 million per year over the projection period.

j.	Corporate G&A

Evercore valued Corporate G&A for the Partnership using a WACC range of 8.3% to 9.3% based on the enterprise value weighted average WACC of each of Natural Gas Gathering and Processing, Natural Gas Transportation, Offshore Pipelines, Bakken Crude Oil Gathering, Silver Dollar Pipeline, Cushing Terminal and NGL JV Interests and an EBITDA exit multiple range of 9.2x to 10.9x based on the enterprise value weighted average EBITDA exit multiple of each of Natural Gas Gathering and Processing, Natural Gas Transportation, Offshore Pipelines, Bakken Crude Oil Gathering, Silver Dollar Pipeline, Cushing Terminal and NGL JV Interests and a perpetuity growth rate of 1.75% to 2.25%. The Discounted Cash Flow Analysis resulted in a range of implied enterprise value for Corporate G&A of $424.1 million to $524.5 million.

Sum of the Parts—Precedent M&A Transaction Analysis

Evercore also performed a series of precedent M&A transaction analyses to derive an indicative valuation range for the Common Units based on a sum-of-the-parts approach (the “Sum-of-the-Parts Precedent Transaction Analyses”) aggregating the enterprise values of the distinct segments of the Partnership.

Evercore estimated the enterprise value range of the Partnership by aggregating the implied enterprise value ranges of the segments and subtracting the range of enterprise values for Corporate G&A. The sum of the implied enterprise values from the Sum-of-the-Parts Precedent Transaction Analyses after adjusting for debt, preferred equity and cash projected as of June 30, 2019, and dividing by the number of Common Units projected to be outstanding as of June 30, 2019, resulted in an implied equity value per Common Unit of ($8.20) to ($0.07).

a.	Natural Gas Gathering and Processing

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Natural Gas Gathering and Processing, including transactions involving low-growth natural gas gathering and processing assets.

Evercore reviewed transactions involving low-growth natural gas gathering and processing assets announced since August 2012 and selected ten transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Natural Gas Gathering and Processing, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Natural Gas Gathering and Processing:

Date Announced	Acquiror / Target (Seller)
11/2018	Elevate Midstream Partners / Orion Pipeline
11/2016	Tesoro Logistics LP / Williston G&P Assets (Whiting Oil and Gas Corp.)
11/2016	CONE Midstream Partners LP / 25% Additional Interest in Anchor Systems (CONSOL Energy Inc. and Noble Energy, Inc.)
07/2016	Sanchez Production Partners LP / 50% Interest in Carnero Gathering, LLC (Sanchez Energy Corporation)
09/2015	Sanchez Production Partners LP / Pipeline, gathering and compression assets in Western Catarina (Sanchez Energy Corp.)
08/2015	Azure Midstream Partners, LP / Azure ETG, LLC gathering and processing system (Azure Midstream Energy, LLC)
03/2014	Summit Midstream Partners, LP / Red Rock Gathering Company, LLC (Summit Midstream Partners, LLC)
05/2013	MarkWest Energy Partners, L.P. / Granite Wash Gathering and Processing Assets (Chesapeake Energy Corporation)
02/2013	Western Gas Partners, LP / 33.75% Interest in Liberty and Rome Gas Gathering Systems (Anadarko Petroleum Corp.)
08/2012	Eagle Rock Energy Partners / Sunray and Hemphill Processing Plants and associated gathering system (BP America Production Co.)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected low-growth natural gas gathering and processing transactions were equal to 7.7x and 7.6x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 7.0x to 9.0x. Evercore then applied these ranges of selected multiples to 2019 and 2020 adjusted EBITDA for Natural Gas Gathering and Processing. To derive the enterprise value range implied by 2019 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2019 to June 30, 2019 at an 8.0% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2019 at an 8.0% discount rate. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to June 30, 2019 at an 8.0% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at an 8.0% discount rate. This analysis resulted in a range of enterprise value for Natural Gas Gathering and Processing of $234.3 million to $313.2 million utilizing 2019 adjusted EBITDA and a range of $328.1 million to $447.7 million utilizing 2020 adjusted EBITDA. Evercore used a reference range for the Natural Gas Gathering and Processing Sum-of-the-Parts Precedent Transaction Analysis of $234.3 million to $447.7 million.

b.	Natural Gas Transportation

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Natural Gas Transportation, including transactions involving FERC-regulated and non-FERC-regulated natural gas transportation assets.

Evercore reviewed transactions involving FERC-regulated and non-FERC-regulated natural gas transportation assets announced since November 2009 and selected 28 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Natural Gas Transportation, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Natural Gas Transportation:

Date Announced	Acquiror / Target (Seller)
1/2019	NEXUS Gas Transmission, LLC (Enbridge Inc.; DTE Energy Company) / Generation Pipeline LLC
8/2015	NextEra Energy Partners, LP / NET Midstream (ArcLight Capital Partners)
3/2014	Southcross Energy Partners LP / 50 miles of natural gas pipelines near Corpus Christi, Texas (Onyx Midstream LP)
4/2010	Regency Energy Partners / 7.0% of Haynesville Joint Venture (GE Energy Financial Services)
11/2009	American Midstream Partners, LP / Enbridge Pipelines (Midla) LLC and Enbridge Pipelines (AlaTenn) LLC

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected FERC-regulated natural gas transportation transactions were equal to 10.4x and 10.6x, respectively.

Date Announced	Acquiror / Target (Seller)
2/2018	Tallgrass Energy GP / 25.01% interest in Rockies Express Pipeline LLC (Tallgrass Development LP)
6/2017	TC PipeLines / 49.3% interest in Iroquois Gas Transmission System, LP and 11.8% interest in Portland Natural Gas Transmission (TransCanada Corp.)
4/2017	Tallgrass Energy Partners, LP / 24.99% interest in Rockies Express Pipeline LLC (Tallgrass Development, LP)
10/2016	Dominion Midstream Partners / Questar Pipeline LLC (Dominion Resources)
7/2016	Southern Company / 50% Interest in Southern Natural Gas Pipeline System (Kinder Morgan)
5/2016	Tallgrass Energy Partners, LP / 25% interest in Rockies Express Pipeline LLC (Sempra U.S. Gas and Power)
11/2015	Kinder Morgan, Inc. and Brookfield Infrastructure Partners LP / Natural Gas Pipeline Company of America LLC (Myria Holdings, Inc.)
8/2015	Dominion Midstream Partners, LP / 26% interest in Iroquois Gas Transmission System, LP (National Grid and New Jersey Resources Corp.)
5/2015	GE Energy Financial Services and Caisse de dépôt et placement du Québec / Southern Star Central Corp (Morgan Stanley Infrastructure)
4/2015	Dominion Midstream Partners, LP / Dominion Carolina Gas Transmission, LLC (Dominion Resources, Inc.)

Date Announced	Acquiror / Target (Seller)
2/2015	TC PipeLines, LP / 30% interest in Gas Transmission Northwest LLC (TransCanada Corporation)
12/2014	Dominion Resources, Inc. / Carolina Gas Transmission (SCANA Corporation)
10/2014	TC PipeLines, LP / 49.9% interest in Portland Natural Gas Transmission System (TransCanada Corp.)
10/2014	TC PipeLines, LP / 30% interest in Bison Pipeline LLC (TransCanada Corporation)
4/2014	El Paso Pipeline Partners, LP / 50% interest in Ruby Pipeline and Gulf LNG and 47.5% interest in Young Gas Storage (Kinder Morgan, Inc.)
7/2013	EQT Midstream Partners, LP / Sunrise Pipeline, LLC (EQT Corporation)
5/2013	TC PipeLines, LP / 45% interest in Gas Transmission Northwest LLC and Bison Pipeline LLC (TransCanada Corporation)
8/2012	Morgan Stanley Infrastructure Partners / Remaining 60% interest in Southern Star Central Corp (General Electric)
8/2012	Tallgrass Energy Partners, LP / Interstate Gas Transmission, Trailblazer Pipeline Co., Casper-Douglas, West Frenchie Draw & 50% interest in REX (Kinder Morgan, Inc.)
8/2012	Kinder Morgan Energy Partners, LP / Tennessee Gas Pipeline & 50% interest in El Paso Natural Gas (Kinder Morgan, Inc.)
7/2011	Energy Transfer Partners, LP / 50% interest in Citrus Corp. (Energy Transfer Equity, LP)
4/2011	TC PipeLines / 25% interest in Gas Transmission Northwest LLC (TransCanada Corporation)
4/2011	TC PipeLines / 25% interest in Bison Pipeline LLC (TransCanada Corporation)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected non-FERC-regulated natural gas transportation transactions were equal to 9.9x and 10.1x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 9.0x to 11.0x. Evercore then applied these ranges of selected multiples to 2019 and 2020 adjusted EBITDA for Natural Gas Transportation. To derive the enterprise value range implied by 2019 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2019 to June 30, 2019 at a 10.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2019 at a 10.5% discount rate. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to June 30, 2019 at a 10.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at a 10.5% discount rate. This analysis resulted in a range of enterprise value for Natural Gas Transportation of $192.4 million to $236.0 million utilizing 2019 adjusted EBITDA and a range of $186.8 million to $229.3 million utilizing 2020 adjusted EBITDA. Evercore used a reference range for the Natural Gas Transportation Sum-of-the-Parts Precedent Transaction Analysis of $186.8 million to $236.0 million.

c.	Offshore Pipelines

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Offshore Pipelines, including transactions involving offshore pipeline assets.

Evercore reviewed transactions involving offshore pipeline assets announced since June 2007 and selected 15 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Offshore Pipelines, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Offshore Pipelines:

Date Announced	Acquiror / Target (Seller)
10/2018	BP Midstream Partners LP / Interest in Mardi Gras Transportation System Company LLC, URSA Oil Pipeline Company LLC and KM-Phoenix Holdings LLC (BP p.l.c.)
05/2018	Shell Midstream Partners, L.P. / Amberjack Pipeline Company LLC (Shell)
10/2017	American Midstream Partners, LP / 17% Interest in Destin Pipeline (ArcLight Capital Partners, LLC)
10/2017	American Midstream Partners, LP / 15.5% interest in Delta House (ArcLight Capital Partners, LLC)
08/2017	American Midstream Partners, LP / Remaining Interest in MPOG and AmPan (ArcLight Capital Partners, LLC)
06/2017	American Midstream Partners, LP / Vioska Knoll gathering system (Genesis Energy, L.P.)
05/2017	Shell Midstream Partners, LP / The Delta, Na Kika and Refinery Gas pipelines (Shell Pipeline Company)
11/2016	American Midstream Partners, LP / 6.2% in Delta House (ArcLight Capital Partners, LLC)
09/2016	Shell Midstream Partners, L.P. / 20.0% interest in Mars Oil Pipeline Company and 49.0% interest in Odyssey Pipeline L.L.C. (Shell Pipeline Company LP)
04/2016	American Midstream Partners, LP / Gulf of Mexico offshore pipeline assets (ArcLight Capital Partners, LLC)
11/2015	Shell Midstream Partners, L.P. / 100.0% Interest in Auger Pipeline System and Lockport Crude Terminal (Shell Pipeline Company LP)
07/2015	Shell Midstream Partners, L.P. / 36.0% interest in Poseidon Oil Pipeline Company, LLC (Shell Oil Products US)
08/2015	American Midstream Partners, LP / 12.9% Interest in Delta House (ArcLight Capital Partners, LLC)
10/2011	Genesis Energy, L.P. / 28% interest in Poseidon Oil Pipeline Company, LLC, 29% interest in Odyssey Pipeline LLC and 23% interest in the Eugene Island Pipeline System (Marathon Oil Corporation)
06/2007	Williams Partners L.P. / 20.0% interest in Discovery Producer Services LLC (Williams)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected offshore pipeline transactions were equal to 7.5x and 7.1x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 6.0x to 8.0x. Evercore then applied these ranges of selected multiples to 2019 and 2020 adjusted EBITDA for Offshore Pipelines adjusted for deferred revenue. To derive the enterprise value range implied by 2019 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2019 to June 30, 2019 at an 8.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2019 at an 8.5% discount rate. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to June 30, 2019 at an 8.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at an 8.5% discount rate. This analysis resulted in a range of enterprise value for Offshore Pipelines of $429.6 million to $572.7 million utilizing 2019 adjusted EBITDA and a range of $422.2 million to $562.9 million utilizing 2020 adjusted EBITDA. Evercore used a reference range for the Offshore Pipelines Sum-of-the-Parts Precedent Transaction Analysis of $421.9 million to $573.1 million representing the minimum and maximum of the aggregate enterprise values of the two distinct Offshore Pipeline sub-segments: Destin/Okeanos and Other Offshore Pipelines.

d.	Delta House Interest

Evercore utilized the enterprise value derived in the Sum-of-the-Parts Discounted Cash Flow Analysis as the enterprise value range for Sum-of-the-Parts Precedent Transaction Analysis given the distinct nature of the Delta House Interest cash flows.

e.	Bakken Crude Oil Gathering

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Bakken Crude Oil Gathering, including transactions involving crude oil gathering and trucking assets.

Evercore reviewed transactions involving crude oil gathering and trucking assets announced since May 2010 and selected 23 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Bakken Crude Oil Gathering, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Bakken Crude Oil Gathering:

Date Announced	Acquiror / Target (Seller)
06/2017	Noble Midstream Partners LP / Additional interest in gathering assets in Delaware and DJ Basins (Noble Energy)
06/2017	Howard Energy Partners / Delaware Basin crude oil gathering and natural gas assets (WPX Energy Inc.)
08/2016	PBF Logistics / San Joaquin Valley Pipeline (PBF Energy)
05/2015	Summit Midstream Partners, LP / Crude oil and produced water gathering systems and transmission pipelines in the Bakken (Summit Midstream Partners, LLC)
01/2015	Kinder Morgan, Inc. / Hiland Partners
01/2015	EnLink Midstream Partners, LP and EnLink Midstream, LLC / LPC Crude Oil Marketing LLC
11/2013	Tesoro Logistics LP / Remaining portion of logistics assets related to Tesoro’s acquisition of BP’s Carson City assets (Tesoro Corporation)
09/2013	JP Energy Development / Wildcat Permian Services LLC
11/2012	Targa Resources Partners LP / Williston Basin crude oil pipeline and terminal system and natural gas gathering and processing operations (Saddle Butte Pipeline, LLC)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil gathering transactions were equal to 10.1x and 10.4x, respectively.

Date Announced	Acquiror / Target (Seller)
10/2018	Martin Midstream Partners L.P. / Martin Transport, Inc. (Martin Resource Management Corporation)
04/2018	PBF Logistics / Terminal, rail and trucking assets (Undisclosed and PBF Energy, Inc.)
06/2015	Ferrellgas Partners LP / Bridger Logistics, LLC
01/2015	EnLink Midstream Partners, LP / LPC Crude Oil Marketing LLC
12/2014	Delek Logistics Partners LP / FRANK Thompson Transport
06/2014	Rose Rock Midstream, LP / Crude oil trucking assets (Chesapeake Energy)
08/2013	Rose Rock Midstream, LP / Crude oil trucking assets (Barcas Field Services LLC)
02/2013	Global Partners LP / 60% membership interest in Basin Transload LLC
12/2012	NGL Energy Partners LP / Crude oil purchasing and logistics operations (Pecos Gathering & Marketing)
11/2012	Inergy Midstream, LP / Rangeland Energy, LLC
10/2012	Gibson Energy Inc. / OMNI Energy Services Corp.
06/2012	Quality Distribution, Inc. / Wylie Bice Trucking and RM Resources
05/2012	NGL Energy Partners LP / High Sierra Energy LP and High Sierra Energy GP, LLC
05/2010	Gibson Energy / Crude oil transportation and logistics operation (Taylor)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil trucking transactions were equal to 6.4x and 6.0x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 7.0x to 9.0x. Evercore then applied these ranges of selected multiples to 2019 and 2020 adjusted EBITDA for Bakken Crude Oil Gathering. To derive the enterprise value range implied by 2019 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2019 to June 30, 2019 at a 12.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2019 at a 12.5% discount rate. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to June 30, 2019 at a 12.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at a 12.5% discount rate. This analysis resulted in a range of enterprise value for Bakken Crude Oil Gathering of $19.2 million to $24.6 million utilizing 2019 adjusted EBITDA and a range of $27.1 million to $34.9 million utilizing 2020 adjusted EBITDA. Evercore used a reference range for the Bakken Crude Oil Gathering Sum-of-the-Parts Precedent Transaction Analysis of $19.2 million to $34.9 million.

f.	Silver Dollar Pipeline

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Silver Dollar Pipeline, including transactions involving crude oil gathering and trucking assets.

Evercore reviewed transactions involving crude oil gathering and trucking assets announced since May 2010 and selected 23 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Silver Dollar Pipeline, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Silver Dollar Pipeline:

Date Announced	Acquiror / Target (Seller)
06/2017	Noble Midstream Partners LP / Additional interest in gathering assets in Delaware and DJ Basins (Noble Energy)
06/2017	Howard Energy Partners / Delaware Basin crude oil gathering and natural gas assets (WPX Energy Inc.)
08/2016	PBF Logistics / San Joaquin Valley Pipeline (PBF Energy)
05/2015	Summit Midstream Partners, LP / Crude oil and produced water gathering systems and transmission pipelines in the Bakken (Summit Midstream Partners, LLC)
01/2015	Kinder Morgan, Inc. / Hiland Partners
01/2015	EnLink Midstream Partners, LP and EnLink Midstream, LLC / LPC Crude Oil Marketing LLC
11/2013	Tesoro Logistics LP / Remaining portion of logistics assets related to Tesoro’s acquisition of BP’s Carson City assets (Tesoro Corporation)
09/2013	JP Energy Development / Wildcat Permian Services LLC
11/2012	Targa Resources Partners LP / Williston Basin crude oil pipeline and terminal system and natural gas gathering and processing operations (Saddle Butte Pipeline, LLC)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil gathering transactions were equal to 10.1x and 10.4x, respectively.

Date Announced	Acquiror / Target (Seller)
10/2018	Martin Midstream Partners L.P. / Martin Transport, Inc. (Martin Resource Management Corporation)
04/2018	PBF Logistics / Terminal, rail and trucking assets (Undisclosed and PBF Energy, Inc.)
06/2015	Ferrellgas Partners LP / Bridger Logistics, LLC
01/2015	EnLink Midstream Partners, LP / LPC Crude Oil Marketing LLC
12/2014	Delek Logistics Partners LP / FRANK Thompson Transport
06/2014	Rose Rock Midstream, LP / Crude oil trucking assets (Chesapeake Energy)
08/2013	Rose Rock Midstream, LP / Crude oil trucking assets (Barcas Field Services LLC)
02/2013	Global Partners LP / 60% membership interest in Basin Transload LLC
12/2012	NGL Energy Partners LP / Crude oil purchasing and logistics operations (Pecos Gathering & Marketing)
11/2012	Inergy Midstream, LP / Rangeland Energy, LLC
10/2012	Gibson Energy Inc. / OMNI Energy Services Corp.
06/2012	Quality Distribution, Inc. / Wylie Bice Trucking and RM Resources
05/2012	NGL Energy Partners LP / High Sierra Energy LP and High Sierra Energy GP, LLC
05/2010	Gibson Energy / Crude oil transportation and logistics operation (Taylor)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil trucking transactions were equal to 6.4x and 6.0x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 7.0x to 9.0x. Evercore then applied these ranges of selected multiples to 2019 and 2020 adjusted EBITDA for Silver Dollar Pipeline. To derive the enterprise value range implied by 2019 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2019 to June 30, 2019 at a 10.0% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2019 at a 10.0% discount rate. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to June 30, 2019 at a 10.0% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at a 10.0% discount rate. This analysis resulted in a range of enterprise value for Silver Dollar Pipeline of $56.3 million to $75.8 million utilizing 2019 adjusted EBITDA and a range of $100.4 million to $135.5 million utilizing 2020 adjusted EBITDA. Evercore used a reference range for the Silver Dollar Pipeline Sum-of-the-Parts Precedent Transaction Analysis of $56.3 million to $135.5 million.

g.	Cushing Terminal

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of Cushing Terminal, including transactions involving crude oil and refined products terminal assets.

Evercore reviewed transactions involving crude oil and refined products terminal assets announced since February 2016 and selected 22 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Cushing Terminal, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Cushing Terminal:

Date Announced	Acquiror / Target (Seller)
09/2018	ArcLight Capital Partners, LLC / Two refined products and crude oil terminals located in Tacoma, WA and Baltimore, MD (Targa Resources Corp.)
02/2018	Delek Logistics Partners, LP / Big Spring Logistics assets including 15 storage tanks, salt wells, 4 light products terminals and certain other logistics assets (Delek US)
11/2017	TransMontaigne Partners / Martinez and Richmond Terminals (Plains All American)
11/2017	Andeavor Logistics LP / Anacortes Logistics Assets (Andeavor)
08/2017	International-Matex Tank Terminals / Epic Midstream, which operates a portfolio of seven terminals in the U.S. Southeast and Southwest with 3.1 MMBbls of refined petroleum, asphalt, biofuels and chemical storage capacity (White Deer Energy and Blue Water)
06/2017	SemGroup Corporation / Houston Fuel Oil Terminal Company (Alinda Capital Partners)
04/2017	PBF Logistics LP / Toledo, Ohio, refined products terminal assets (Sunoco Logistics LP)
03/2017	Sprague Resources LP / Inwood and Lawrence, New York, terminal assets (Carbo Industries, Inc. and Carbo Realty, L.L.C.)
02/2017	Sprague Resources LP / Refined product terminal assets in Springfield, Massachusetts (Leonard E. Belcher, Inc.)
01/2017	Sprague Resources LP / Storage terminal and Wilkesbarre Pier in East Providence, Rhode Island (Capital Terminal Company)
01/2017	Tallgrass Energy Partners, LP / Tallgrass Terminals, LLC and Tallgrass NatGas Operator, LLC
12/2016	NGL Energy Partners LP / Port Hudson Terminal and Kingfisher Facility (Murphy Energy Corporation)
11/2016	Tesoro Logistics L.P. / Northern California terminalling and storage assets (Tesoro Corporation)
10/2016	NuStar Energy L.P. / Crude oil and refined products storage terminal in the Port of Corpus Christi, Texas (Martin Midstream Partners LP)
10/2016	Phillips 66 Partners / 30 crude oil, refined products and natural gas liquids logistics assets (Phillips 66)
09/2016	Western Refining Logistics / Certain terminalling, storage and other logistics assets (Western Refining Inc. / St. Paul Park Refining Co.)
08/2016	Valero Energy Partners / Meraux and Three Rivers Terminal services business (Valero Energy Corp.)
08/2016	VTTI Energy Partners LP / Additional 8.4% equity interest in VTTI MLP B.V. and associated pro-rata net debt (VTTI MLP Partners B.V.)
07/2016	Tesoro Logistics LP / Alaska crude oil, feedstock and refined product storage tanks and refined product terminals (Tesoro Corporation)
03/2016	Valero Energy Partners LP / McKee Terminal Services Business (Valero Energy Corporation)
02/2016	Phillips 66 Partners LP / 25% Controlling Interest in Phillips 66 Sweeny Frac LLC (Phillips 66)
02/2016	PBF Logistics LP / Four refined products terminals located near Philadelphia, Pennsylvania (Plains All American Pipeline, L.P.)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil and refined products terminal transactions were equal to 8.2x and 8.4x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 8.0x to 10.0x. Evercore then applied these ranges of selected multiples to 2020 adjusted EBITDA for Cushing Terminal. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to

June 30, 2019 at a 10.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at a 10.5% discount rate. This analysis resulted in a range of enterprise value for Cushing Terminal of $32.5 million to $40.7 million utilizing 2020 adjusted EBITDA. Evercore used this range as its reference range for the Cushing Terminal Sum-of-the-Parts Precedent Transaction Analysis.

h.	NGL JV Interests

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of NGL JV Interests, including transactions involving NGL transportation assets.

Evercore reviewed transactions involving NGL transportation assets announced since March 2011 and selected 16 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of NGL JV Interests, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to NGL JV Interests:

Date Announced	Acquiror / Target (Seller)
10/2017	Blackstone Energy Partners / 25% interest in Grand Prix Pipeline (Targa Resources Corp)
10/2016	Phillips 66 Partners LP / 30 Crude, Products, and NGL Logistics Assets (Phillips 66)
6/2016	Riverstone Investment Group LLC / 50% Partner Interest in Utopia Pipeline Project (Kinder Morgan, Inc.)
5/2016	Phillips 66 Partners LP / Standish Pipeline and remaining 75% in Phillips 66 Sweeny Frac LLC (Phillips 66)
2/2015	Phillips 66 Partners LP / Interests in LLCs owning Sand Hills NGL pipelines and Explorer refined products pipeline (Phillips 66)
2/2015	NGL Energy Partners LP / NGL Storage Facility (Magnum NGLs LLC)
10/2014	ONEOK Partners, LP / 80% interest in WTLPG and 100% interest in Mesquite Pipeline (Chevron Corporation)
9/2014	Boardwalk Pipeline Partners, LP / Evangeline ethylene pipeline system (Chevron Petrochemical Pipeline LLC)
9/2014	Pembina Pipeline Corporation / Vantage Pipeline System and Mistral Midstream Inc.’s interest in the Saskatchewan Ethane Extraction Plant (Riverstone Holdings LLC)
5/2014	Martin Midstream Partners LP / 20% interest in West Texas LPG Pipeline LP (Atlas Pipeline NGL Holdings, LLC)
2/2014	DCP Midstream Partners, LP / 33.3% interest in each of Sand Hills and Southern Hills pipelines, remaining 20% interest in Eagle Ford system and the Lucerne 1 gas processing plant (DCP Midstream, LP)
2/2014	Western Gas Partners, LP / 20% interest in Texas Express Pipeline LLC and Texas Express Gathering LLC and a 33.3% interest in Front Range Pipeline LLC (Anadarko)
2/2014	Phillips 66 Partners LP / Gold Product Pipeline System and Medford Spheres (Phillips 66)
8/2013	DCP Midstream Partners, LP / 33.3% interest in Front Range Pipeline LLC (DCP Midstream, LP)
4/2011	Atlas Pipeline Partners LP / 20% interest in West Texas LPG Limited Partnership (Buckeye Partners, LP)
3/2011	Energy Transfer Partners, LP and Regency Energy Partners LP / Louis Dreyfus Highbridge Energy LLC

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected NGL transportation transactions were equal to 12.0x and 11.8x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 10.0x to 12.0x. Evercore then applied these ranges of selected multiples to 2019 and 2020 adjusted EBITDA for NGL JV Interests. To derive the enterprise value range implied by 2019 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2019 to June 30, 2019 at an 8.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2019 at an 8.5% discount rate. To derive the enterprise value range implied by the 2020 adjusted EBITDA, Evercore discounted the enterprise value range from December 31, 2020 to June 30, 2019 at an 8.5% discount rate and subtracted the present value of projected growth capital expenditures for the period of June 30, 2019 to December 31, 2020 at an 8.5% discount rate. This analysis resulted in a range of enterprise value for NGL JV Interests of $149.8 million to $179.7 million utilizing 2019 adjusted EBITDA and a range of $145.8 million to $174.9 million utilizing 2020 adjusted EBITDA. Evercore used a reference range for the NGL JV Interests Sum-of-the-Parts Precedent Transaction Analysis of $145.8 million to $179.7 million.

i.	South Texas Trucking

South Texas Trucking was assumed to have a liquidation value range of $0 to $5 million based on 28 crude oil trucks and 28 liquids trucks in South Texas generating EBITDA losses of $1.0 million to $1.1 million per year over the projection period.

j.	Corporate G&A

Evercore valued Corporate G&A for the Partnership using a weighted average 2019 and 2020 adjusted EBITDA multiple range of 7.4x to 9.3x based on the enterprise value weighted average EBITDA multiple of each of Natural Gas Gathering and Processing, Natural Gas Transportation, Offshore Pipelines, Bakken Crude Oil Gathering, Silver Dollar Pipeline, Cushing Terminal and NGL JV Interests. The Precedent M&A Transaction analysis resulted in a range of implied enterprise value for Corporate G&A of $337.1 million to $498.9 million.

Sum of the Parts—Peer Group Trading Analysis

Evercore performed a series of peer group trading analyses to derive an indicative valuation range for Common Units based on a sum-of-the-parts approach (the “Sum-of-the-Parts Peer Group Trading Analyses”) aggregating the enterprise values of the distinct segments of the Partnership.

Evercore estimated the enterprise value range of the Partnership by aggregating the implied enterprise value ranges of the segments and subtracting the range of enterprise values for Corporate G&A. The sum of the implied enterprise values from the Sum-of-the-Parts Peer Group Trading Analyses based on 2019 adjusted EBITDA after adjusting for debt, preferred equity and cash projected as of June 30, 2019, and dividing by the number of Common Units projected to be outstanding as of June 30, 2019, resulted in an implied equity value range per Common Unit of ($3.70) to $1.00. The sum of the implied enterprise values from the Sum-of-the-Parts Peer Group Trading Analyses based on 2020 adjusted EBITDA after adjusting for debt, preferred equity and cash as of June 30, 2019, and dividing by the number of Common Units projected to be outstanding as of June 30, 2019, resulted in an implied equity value range per Common Unit of $0.42 to $8.09.

a.	Natural Gas Gathering and Processing

Evercore performed a peer group trading analysis of Natural Gas Gathering and Processing by reviewing and comparing the market values and trading multiples of the following eight natural gas gathering and processing corporations and MLPs that Evercore deemed to have certain characteristics that are similar to those of Natural Gas Gathering and Processing:

Natural Gas Gathering and Processing Corporations / Partnerships

•	CNX Midstream Partners LP

•	Crestwood Equity Partners LP

•	DCP Midstream Partners, LP

•	Enable Midstream Partners, LP

•	Hess Midstream Partners LP

•	Noble Midstream Partners LP

•	Summit Midstream Partners, LP

•	Targa Resources Corp.

Although the peer group was compared to Natural Gas Gathering and Processing for purposes of this analysis, no corporation or MLP used in the peer group analysis is identical or directly comparable to Natural Gas Gathering and Processing. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group corporations and MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019; and

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	9.8x	10.0x
Enterprise Value/2020 EBITDA	8.4x	8.6x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	9.0x – 11.0x
Enterprise Value/2020 EBITDA	8.0x – 10.0x

Evercore derived a range of implied enterprise values for Natural Gas Gathering and Processing of (i) $347.1 million to $424.3 million based on 2019 adjusted EBITDA for Natural Gas Gathering and Processing and (ii) $477.7 million to $597.1 million based on 2020 adjusted EBITDA for Natural Gas Gathering and Processing.

b.	Natural Gas Transportation

Evercore performed a peer group trading analysis of Natural Gas Transportation by reviewing and comparing the market values and trading multiples of the following five natural gas transportation corporations and MLPs that Evercore deemed to have certain characteristics that are similar to those of Natural Gas Transportation:

Natural Gas Transportation Corporations / Partnerships

•	EQM Midstream Partners, LP (formerly EQT Midstream Partners, LP)

•	Enable Midstream Partners, LP

•	TC PipeLines, LP

•	Tallgrass Energy, LP

•	The Williams Companies, Inc.

Although the peer group was compared to Natural Gas Transportation for purposes of this analysis, no corporation or MLP used in the peer group analysis is identical or directly comparable to Natural Gas Transportation. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group corporations and MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019; and

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	10.4x	10.2x
Enterprise Value/2020 EBITDA	10.0x	10.4x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	10.0x – 11.0x
Enterprise Value/2020 EBITDA	9.0x – 11.0x

Evercore derived a range of implied enterprise values for Natural Gas Transportation of (i) $223.4 million to $245.8 million based on 2019 adjusted EBITDA for Natural Gas Transportation and (ii) $211.4 million to $258.3 million based on 2020 adjusted EBITDA for Natural Gas Transportation.

c.	Offshore Pipelines

Evercore performed a peer group trading analysis of Offshore Pipelines by reviewing and comparing the market values and trading multiples of the following three offshore pipeline MLPs that Evercore deemed to have certain characteristics that are similar to those of Offshore Pipelines:

Offshore Pipeline Partnerships

•	Plains All American Pipeline, L.P.

•	Genesis Energy, L.P.

•	Shell Midstream Partners, L.P.

Although the peer group was compared to Offshore Pipelines for purposes of this analysis, no MLP used in the peer group analysis is identical or directly comparable to Offshore Pipelines. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019 adjusted for deferred revenue, as applicable; and

•	Enterprise Value/2020 EBITDA which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020 adjusted for deferred revenue, as applicable.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	9.7x	10.0x
Enterprise Value/2020 EBITDA	9.1x	9.5x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	8.5x – 10.5x
Enterprise Value/2020 EBITDA	7.5x – 10.5x

Evercore derived a range of implied enterprise values for Offshore Pipeline of (i) $621.1 million to $767.2 million based on 2019 adjusted EBITDA for Offshore Pipelines adjusted for deferred revenue and (ii) $572.6 million to $801.6 million based on 2020 adjusted EBITDA for Offshore Pipelines adjusted for deferred revenue.

d.	Delta House Interest

Evercore utilized the enterprise value derived in the Sum-of-the-Parts Discounted Cash Flow Analysis as the enterprise value range for Sum-of-the-Parts Peer Group Trading Analysis given the distinct nature of the Delta House Interest cash flows.

e.	Bakken Crude Oil Gathering

Evercore performed a peer group trading analysis of Bakken Crude Oil Gathering by reviewing and comparing the market values and trading multiples of the following four crude oil gathering MLPs that Evercore deemed to have certain characteristics that are similar to those of Bakken Crude Oil Gathering:

Crude Oil Gathering Partnerships

•	Delek Logistics Partners, LP

•	Genesis Energy, L.P.

•	NGL Energy Partners LP

•	Plains All American Pipeline, L.P.

Although the peer group was compared to Bakken Crude Oil Gathering for purposes of this analysis, no MLP used in the peer group analysis is identical or directly comparable to Bakken Crude Oil Gathering. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019; and

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	9.3x	9.4x
Enterprise Value/2020 EBITDA	8.7x	8.7x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	8.5x – 10.5x
Enterprise Value/2020 EBITDA	8.0x – 10.0x

Evercore derived a range of implied enterprise values for Bakken Crude Oil Gathering of (i) $24.0 million to $29.6 million based on 2019 adjusted EBITDA for Bakken Crude Oil Gathering and (ii) $34.9 million to $43.6 million based on 2020 adjusted EBITDA for Bakken Crude Oil Gathering.

f.	Silver Dollar Pipeline

Evercore performed a peer group trading analysis of Silver Dollar Pipeline by reviewing and comparing the market values and trading multiples of the following four crude oil gathering MLPs that Evercore deemed to have certain characteristics that are similar to those of Silver Dollar Pipeline:

Crude Oil Gathering Partnerships

•	Delek Logistics Partners, LP

•	Genesis Energy, L.P.

•	NGL Energy Partners LP

•	Plains All American Pipeline, L.P.

Although the peer group was compared to Silver Dollar Pipeline for purposes of this analysis, no MLP used in the peer group analysis is identical or directly comparable to Silver Dollar Pipeline. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019; and

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	9.3x	9.4x
Enterprise Value/2020 EBITDA	8.7x	8.7x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	8.5x – 10.5x
Enterprise Value/2020 EBITDA	8.0x – 10.0x

Evercore derived a range of implied enterprise values for Silver Dollar Pipeline of (i) $84.7 million to $104.6 million based on 2019 adjusted EBITDA for Silver Dollar Pipeline and (ii) $154.3 million to $192.9 million based on 2020 adjusted EBITDA for Silver Dollar Pipeline.

g.	Cushing Terminal

Evercore performed a peer group trading analysis of Cushing Terminal by reviewing and comparing the market values and trading multiples of the following four crude oil storage MLPs that Evercore deemed to have certain characteristics that are similar to those of Cushing Terminal:

Crude Oil Storage Partnerships

•	Blueknight Energy Partners, L.P.

•	Global Partners LP

•	Sprague Resources LP

•	USD Partners LP

Although the peer group was compared to Cushing Terminal for purposes of this analysis, no MLP used in the peer group analysis is identical or directly comparable to Cushing Terminal. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group MLPs, Evercore calculated the Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2020 EBITDA	8.0x	7.9x

Benchmark	Reference Range
Enterprise Value/2020 EBITDA	7.5x – 8.5x

Evercore derived a range of implied enterprise values for Cushing Terminal of $33.7 million to $38.2 million based on 2020 adjusted EBITDA for Cushing Terminal.

h.	NGL JV Interests

Evercore performed a peer group trading analysis of NGL JV Interests by reviewing and comparing the market values and trading multiples of the following four NGL Transportation corporations and MLPs that Evercore deemed to have certain characteristics that are similar to those of NGL JV Interests:

NGL Transportation Corporations / Partnerships

•	Enterprise Products Partners L.P.

•	ONEOK, Inc.

•	Phillips 66 Partners LP

•	Targa Resources Corp.

Although the peer group was compared to NGL JV Interests for purposes of this analysis, no corporation or MLP used in the peer group analysis is identical or directly comparable to NGL JV Interests. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group corporations and MLPs, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2019; and

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the assets noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	11.8x	12.4x
Enterprise Value/2020 EBITDA	10.1x	10.7x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	12.0x – 13.0x
Enterprise Value/2020 EBITDA	10.0x – 12.0x

Evercore derived a range of implied enterprise values for the NGL JV Interests of (i) $183.4 million to $198.7 million based on 2019 adjusted EBITDA for NGL JV Interests and (ii) $158.1 million to $189.8 million based on 2020 adjusted EBITDA for NGL JV Interests.

i.	South Texas Trucking

South Texas Trucking was assumed to have a liquidation value range of $0 to $5 million based on 28 crude oil trucks and 28 liquids trucks in South Texas generating EBITDA losses of $1.0 million to $1.1 million per year over the projection period.

j.	Corporate G&A

Evercore valued Corporate G&A for the Partnership using a weighted average 2019 and 2020 adjusted EBITDA multiple range of 9.2x to 10.9x and 8.1x to 10.5x, respectively, based on the enterprise value weighted average EBITDA multiple of each of Natural Gas Gathering and Processing, Natural Gas Transportation, Offshore Pipelines, Bakken Crude Oil Gathering, Silver Dollar Pipeline, Cushing Terminal and NGL JV Interests. The Sum-of-the-Parts Peer Group Trading Analysis utilizing the 2019 adjusted EBITDA multiple methodology resulted in a range of implied enterprise value for Corporate G&A of $508.2 million to $600.4 million. The Sum-of-the-Parts Peer Group Trading Analysis utilizing the 2020 adjusted EBITDA multiple methodology resulted in a range of implied enterprise value for Corporate G&A of $405.2 million to $521.2 million.

Other Presentations by Evercore

In addition to the presentation made to the Conflicts Committee on March 16, 2019, the date on which Evercore delivered its opinion, as described above, Evercore made other written and oral presentations to the Conflicts Committee on September 28 and December 20, 2018 and on January 15, January 17, January 21, January 22, February 5, March 11 and March 13, 2019, which are referred to as the preliminary Evercore presentations. Copies of the preliminary Evercore presentations provided to the Conflicts Committee by Evercore have been attached as exhibits to the Schedule 13E-3 related to the Merger. These written presentations and the written opinion will be available for any interested unitholder of the Partnership to inspect and copy at the Partnership’s executive offices during regular business hours.

None of the preliminary Evercore presentations, alone or together, constitutes an opinion of Evercore with respect to the Merger Consideration. The information contained in the written and oral presentation made to the Conflicts Committee on December 20, 2018 and January 15, February 5, March 11 and March 13, 2019 is substantially similar to the information provided in Evercore’s written presentation to the Conflicts Committee on March 16, 2019, as described above, with most substantive changes reflecting (1) the most recent offer from representatives of the Sponsor Entities as of the date of such preliminary Evercore presentation, (2) any changes to the projected financial and operating performance of the Partnership that had been delivered by management of the Partnership to the Conflicts Committee prior to the date of such preliminary Evercore presentation and (3) updates to the WACC and trading multiple ranges utilized by Evercore in its valuation analyses to reflect changes in market data between preliminary Evercore presentations.

The September 28, 2018 materials provided a comparison of the capitalization, enterprise values and insider ownership of the Partnership and TransMontaigne Partners L.P., another MLP that was considering a buyout offer from an affiliate of HPIP.

On January 17, 2019, Evercore delivered two sets of materials to the Conflicts Committee. The first set of materials presented information regarding the state of the United States’ debt markets as of January 16, 2019 and the second set of materials evaluated letters from two owners of Common Units and provided a comparison of the financial analyses presented by such owners in the letters to Evercore’s valuation of the Partnership.

The January 21, 2019 materials summarized (1) the Partnership’s current debt capitalization and (2) various 2019 debt refinancing and asset sale alternatives for the Partnership that were proposed by Partnership GP in the projected financial and operating performance of the Partnership delivered by management of the Partnership to the Conflicts Committee.

The January 22, 2019 materials included (1) an illustrative present value of future unit values analysis assuming various distribution coverage levels and discount rates, (2) an analysis of various sensitivities to the discounted cash flow analyses presented by Evercore in its January 15, 2019 presentation, including the impact of certain refinancing and asset sale alternatives proposed by Partnership GP and Corporate G&A cost savings on the preliminary valuation of the Common Unit and (3) a sensitivity analysis demonstrating how the producer identity for incremental Delta House volumes and different volumes projected by Partnership GP would impact Evercore’s preliminary discounted cash flow valuation of the Delta House Interest.

The February 7, 2019 materials presented a sensitivity analysis that demonstrated the impact of 2018 Delta House operational issues on the Partnership’s 2018 financial performance.

Each of the analyses performed in these preliminary Evercore presentations was subject to further updating and subject to the final analyses presented to the Conflicts Committee on March 16, 2019, by Evercore. Each of these analyses was necessarily based on financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore as of the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the March 16, 2019, presentation.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the transaction, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Conflicts Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken as the view of Evercore with respect to the Merger Consideration. No company used in the above analyses as a comparison is directly comparable to the Partnership and no precedent transaction used is directly comparable to the assets of the Partnership. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the corporations, MLPs or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership and its advisors.

Evercore prepared these analyses solely for the information and benefit of the Conflicts Committee and for the purpose of providing an opinion to the Conflicts Committee as to whether the Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities may actually be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the Conflicts Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The terms and conditions of the Merger Agreement and the related terms and conditions of the transaction were determined through arm’s-length negotiations between the Conflicts Committee and representatives of the Sponsor Entities. Evercore did not recommend any specific consideration to the Conflicts Committee or recommend that any specific consideration constituted the only appropriate consideration in the Merger. Evercore’s opinion was only one of many factors considered by the Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Conflicts Committee with respect to the Merger or the Merger Consideration.

Under the terms of Evercore’s engagement letter with the Partnership and the Conflicts Committee, the Partnership has agreed to pay Evercore a fee of $1,125,000 upon rendering its opinion and a transaction fee of $875,000 upon consummation of the Merger. Evercore also received a fee of $250,000 upon execution of its engagement letter with the Partnership and the Conflicts Committee. In addition, the Partnership has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities.

During the two-year period prior to the date hereof and except as described herein, no material relationship existed between Evercore and the Partnership, Partnership GP or any other party to the Merger Agreement pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship.

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to the Partnership and its affiliates.

Evercore expressly consented to the inclusion in their entirety of its opinion and the materials it presented to the Conflicts Committee as exhibits to this information statement and to the Schedule 13E-3.

BofA Merrill Lynch Financial Advisor Materials

MIH retained BofA Merrill Lynch to act as its financial advisor in connection with the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. MIH selected BofA Merrill Lynch to act as its financial advisor in connection with the Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with the Sponsor Entities and their businesses.

BofA Merrill Lynch provided certain materials to MIH on March 14, 2019 (the “Presentation”), and answered related questions.

The following summary of the Presentation is qualified in its entirety by reference to the full text of the Presentation. BofA Merrill Lynch was not asked to deliver and did not deliver an opinion to MIH, any of the ArcLight Filing Parties or any other person as to the fairness, from a financial point of view or otherwise, of the consideration to be paid or received, as the case may be, in connection with the Merger. BofA Merrill Lynch did not prepare the Presentation for the benefit of any party (including any of the Unaffiliated Unitholders, the Conflicts Committee or the GP Board) other than MIH. BofA Merrill Lynch did not determine or recommend the consideration of $5.25 in cash per Common Unit held by Unaffiliated Unitholders to be paid in the Merger, which was determined by negotiation between the Sponsor Entities and the Conflicts Committee. The Presentation does not constitute a recommendation or support a recommendation to the Unaffiliated Unitholders with respect to any particular offer price for the Common Units held by such Unaffiliated Unitholders. BofA Merrill Lynch also did not prepare the Presentation to support a determination that the offer price is fair, from a financial point of view or otherwise, to the Unaffiliated Unitholders, any other unitholders of the Partnership or any other person. The Presentation does not express any opinion or view as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Sponsor Entities or in which the Sponsor Entities might engage or as to the underlying business decision of the Sponsor Entities to proceed with or effect the Merger.

THE FULL TEXT OF THE PRESENTATION, WHICH DESCRIBES, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, HAS BEEN FILED AS AN EXHIBIT TO ITEM 16 TO THE SCHEDULE 13E-3 FILED WITH THE SEC IN CONNECTION WITH THE MERGER AND IS INCORPORATED BY REFERENCE HEREIN IN ITS ENTIRETY. COPIES OF THE PRESENTATION MAY BE OBTAINED FROM THE SEC, SEE “WHERE YOU CAN FIND MORE INFORMATION”, AND WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP DURING ITS REGULAR BUSINESS HOURS UPON THE REQUEST OF ANY UNITHOLDER. YOU ARE URGED TO, AND SHOULD, READ THE PRESENTATION IN ITS ENTIRETY. THE PRESENTATION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER AS TO HOW TO ACT IN CONNECTION WITH THE PROPOSED MERGER OR ANY OTHER MATTER.

In providing financial advice and preparing the Presentation, BofA Merrill Lynch has, among other things:

•	reviewed certain publicly available business and financial information relating to the Partnership;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Partnership furnished to or discussed with BofA Merrill Lynch by Management, including certain financial forecasts relating to the Partnership prepared by Management, referred to herein as the “Partnership management projections”;

•	compared certain financial and stock market information of the Partnership with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

The discussion set forth below in the section entitled “Summary of Financial Analyses” represents a brief summary of the financial analyses presented by BofA Merrill Lynch to MIH on March 14, 2019. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Summary of Financial Analyses

Selected Publicly Traded Companies Analysis

BofA Merrill Lynch reviewed publicly available financial and stock market information for the Partnership and the following eight publicly traded companies organized as MLPs with leverage and capital market characteristics considered by BofA Merrill Lynch to be similar to the Partnership:

•	NGL Energy Partners LP

•	Summit Midstream Partners, LP

•	Ferrellgas Partners, L.P.

•	CrossAmerica Partners LP

•	Sprague Resources LP

•	Martin Midstream Partners L.P.

•	Blueknight Energy Partners, L.P.

•	Sanchez Midstream Partners LP

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on March 8, 2019, plus estimated general partner value, debt and preferred equity, less cash, as a multiple of calendar year 2020 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. The overall low to high calendar year 2020 EBITDA multiples observed for the selected publicly traded companies were 6.8x to 9.9x (with a mean of 7.9x and a median of 7.8x).

BofA Merrill Lynch then applied calendar year 2020 EBITDA multiples of 7.0x to 8.5x derived from the selected publicly traded companies, based on its professional judgment and experience, to the Partnership’s calendar year 2020 estimated EBITDA (assuming that the Partnership completes planned asset divestitures, growth projects and acquisitions). Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of the Partnership were based on the Partnership management projections. This analysis indicated the following approximate implied per unit equity value reference range for the Partnership as compared to the Merger Consideration:

Implied Per Unit Equity Value Reference Range for the Partnership	Merger Consideration
2020E EV/EBITDA
$2.83 – $6.63	$5.25

No company used in this analysis is identical or directly comparable to the Partnership. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Partnership was compared.

Selected Precedent Transactions Analysis

BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following nine selected transactions involving companies in the offshore infrastructure and pipeline industry:

Date	Acquiror	Target
October 2018	BP Midstream Partners LP	BP plc (Gulf of Mexico pipelines and other assets)
May 2018	Shell Midstream Partners, L.P.	Royal Dutch Shell plc (Amberjack pipeline)
November 2017	Shell Midstream Partners, L.P.	Royal Dutch Shell plc (US storage and pipeline assets)
October 2017	American Midstream Partners LP	ArcLight Capital Partners, LLC (additional interest in Delta House)
December 2016	Shell Midstream Partners, L.P.	BP plc (interests in Proteus and Endymion oil pipelines and Cleopatra gathering system)
September 2016	Shell Midstream Partners, L.P.	Royal Dutch Shell plc (additional interest in Mars pipeline and interest in Odyssey pipeline)
April 2016	American Midstream Partners LP	ArcLight Capital Partners LLC / Chevron (interests in natural gas liquids pipelines, natural gas gathering and transport capacity, interest in crude, natural gas and salt water onshore and offshore pipelines and additional interest in Delta House)
November 2015	Shell Midstream Partners, L.P.	Royal Dutch Shell plc; Shell Pipeline Corp. (Auger pipeline system and Lockport crude terminal facility)
July 2015	Genesis Energy, L.P.	Enterprise Products Partners, L.P. (crude oil pipeline systems, natural gas pipeline systems and ownership interests in offshore hub platforms)

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company or assets based on the consideration payable in the selected transaction, as a multiple of the target company’s or asset’s one-year forward estimated EBITDA. The overall low to high multiples of the target companies’ or assets’ one-year forward estimated EBITDA for the selected transactions were 7.7x to 9.4x (with a mean of 8.3x and a median of 8.1x). BofA Merrill Lynch then applied the one-year forward EBITDA multiples of 6.0x to 8.5x derived from the selected transactions, based on its professional judgment and experience, to the Partnership’s calendar year 2020 estimated EBITDA (assuming that the Partnership completes planned asset divestitures, growth projects and acquisitions). Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of the Partnership were based on the Partnership management projections. This analysis indicated the following approximate implied per unit equity value reference range for the Partnership, as compared to the Merger Consideration:

Implied Per Unit Equity Value Reference Range for the Partnership	Merger Consideration
$4.10 – $6.63	$5.25

No company, business or transaction used in this analysis is identical or directly comparable to the Partnership or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Partnership and the Merger were compared.

Discounted Cash Flow Analysis

BofA Merrill Lynch performed a discounted cash flow analysis of the Partnership to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Partnership was forecasted to generate during the Partnership’s fiscal years 2019 through 2023 based on the Adjusted Partnership projections (as defined below). At MIH’s direction, the Partnership management projections were adjusted to exclude the conversion of the Partnership’s preferred units into Common Units during the forecast period (such projections, the “Adjusted Partnership projections”). BofA Merrill Lynch calculated terminal values for the Partnership by applying terminal forward multiples of 7.0x to 8.5x, based on its professional judgment and experience, to the Partnership’s calendar year 2023 estimated EBITDA (assuming that the Partnership completes planned asset divestitures, growth projects and acquisitions). The cash flows and terminal values were then discounted to present value as of January 1, 2019, assuming a mid-year convention, using discount rates ranging from 8.55% to 9.30%, which were based on an estimate of the Partnership’s weighted average cost of capital (rounded to the nearest 0.05%). From the resulting enterprise values, BofA Merrill Lynch added estimated proceeds from planned asset divestitures and deducted material planned capital expenditures, net debt, preferred equity and minority interest as of December 31, 2018 to derive equity values. This analysis indicated the following approximate implied per unit equity value reference range for the Partnership as compared to the Merger Consideration:

Implied Per Unit Equity Value Reference Range for the Partnership	Merger Consideration
$0.64 – $2.79	$5.25

Miscellaneous.

As noted above, the discussion set forth above in the section entitled “Summary of Financial Analyses” is a summary of the financial analyses presented by BofA Merrill Lynch to MIH in the Presentation and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its financial advisory services, including the preparation and delivery of the Presentation. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses.

BofA Merrill Lynch’s advice was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of the Presentation. It should be understood that subsequent developments may affect the Presentation, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm the Presentation. Except as described in this summary, the Sponsor Entities imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in preparing and delivering the Presentation.

In connection with its financial advisory services, including the preparation of the Presentation, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of Management and the Sponsor Entities that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Partnership management projections, BofA Merrill Lynch was advised by the Partnership, and assumed, with the consent of MIH, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Management as to the future financial performance of the Partnership. BofA Merrill Lynch relied, at MIH’s direction, upon the assessments of Management as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting the Partnership and its business.

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, nor did it make any physical inspection of the properties or assets of the Partnership. BofA Merrill Lynch did not evaluate the solvency or fair value of the Partnership under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Partnership. The estimates of the future performance of the Partnership, including the Partnership management projections and the Adjusted Partnership projections, in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. BofA Merrill Lynch’s analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Partnership.

The type and amount of consideration payable in the Merger was determined through negotiations between the Conflicts Committee and the Sponsor Entities, rather than by any financial advisor. The decision to enter into the Merger Agreement was solely that of HPIP, Parent and Merger Sub.

MIH has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee of $4.0 million, all of which is contingent upon consummation of the Merger. MIH also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Partnership, the Sponsor Entities and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to ArcLight and certain of its affiliates, including the Partnership, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to the Partnership on its merger with JP Energy Partners LP and on the sale of its marine products terminalling business, (ii) having acted as financial advisor to affiliates of ArcLight (other than the Partnership) on certain acquisition and divestiture transactions, (iii) having acted as a joint bookrunner on certain debt and equity offerings by certain affiliates of ArcLight, including the Partnership, including having acted or acting as a selling agent for the Partnership on its $100 million at-the-market equity offering, (iv) acting as administrative agent, co-lead arranger and bookrunner for, and as a lender (including letter of credit lender) under the Partnership’s Existing Partnership Credit Facility, and (v) having provided or providing certain treasury management products and services to ArcLight and certain of its affiliates. From February 1, 2017 through January 31, 2019, BofA Merrill Lynch and its affiliates derived aggregate revenues for investment and corporate banking services from ArcLight and its affiliates (excluding the Partnership) of approximately $20 million and aggregate revenues from the Partnership of approximately $15 million.

Interests of the Directors and Executive Officers of Partnership GP in the Merger

Some of the directors and executive officers of Partnership GP have financial interests in the Merger that may be different from, or in addition to, those of the Unaffiliated Unitholders generally. The Conflicts Committee and the GP Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

Certain of the directors and executive officers of Partnership GP hold Common Units and will be entitled to receive the Merger Consideration in connection with the Merger. Additionally, certain of the executive officers of Partnership GP hold Partnership Phantom Units under the Partnership Equity Plans, which will be converted into the right to receive a cash payment in an amount equal to the Merger Consideration with respect to each such Partnership Phantom Unit, which amount will be payable in accordance with the terms of the underlying award agreement. Any Partnership Phantom Unit that is outstanding as of the Effective Time will not vest and, following conversion to cash-based award, will continue to be eligible to vest in accordance with the terms of the applicable award agreements governing the original award of such Partnership Phantom Unit.

In addition, Mr. Stephen W. Bergstrom, a director of Partnership GP, has elected to exchange his Common Units for equity interests in Partnership GP prior to the Effective Time. As a result of such exchange and the Pre-Closing Transactions, Mr. Bergstrom’s Common Units will become Sponsor Units immediately prior to the Effective Time. Certain other directors and named executive officers of Partnership GP could also elect to exchange their Common Units for equity interests in Partnership GP prior to the Effective Time. Pursuant to the Merger Agreement, each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof.

Partnership GP’s directors and executive officers are also entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the Merger Agreement.

Position of the ArcLight Filing Parties as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the ArcLight Filing Parties is an affiliate of the Partnership that is engaged in the “going private” transaction and, therefore, is required to express its position as to the fairness of the Merger to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The ArcLight Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The ArcLight Filing Parties believe that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement will be filed with the SEC) is fair to the Unaffiliated Unitholders on the basis of the factors described in “—Purpose and Reasons of the ArcLight Filing Parties for the Merger” of this information statement and the additional factors described below.

ArcLight controls Partnership GP, as discussed in “Information Concerning the ArcLight Filing Parties” of this information statement.

The ArcLight Filing Parties did not participate in the deliberations of the Conflicts Committee regarding, or receive advice from either the Partnership’s or the Conflicts Committee’s respective legal or financial advisors as to, the fairness of the Merger. None of the ArcLight Filing Parties nor any of their respective affiliates has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Unaffiliated Unitholders.

MIH retained BofA Merrill Lynch to act as its financial advisor in connection with the Merger. BofA Merrill Lynch was not asked to deliver and did not deliver an opinion to MIH, any of the ArcLight Filing Parties or any other person as to the fairness, from a financial point of view or otherwise, of the consideration to be paid or received, as the case may be, in connection with the Merger. BofA Merrill Lynch’s presentation dated March 14, 2019 does not constitute a recommendation to any unitholder with respect to the Merger Consideration or as to how to act in connection with the proposed Merger or any other matter.

The ArcLight Filing Parties believe that the Merger is substantively and procedurally fair to the Unaffiliated Unitholders based on information available regarding the Partnership and the ArcLight Filing Parties’ analysis of such information, discussions with members of Partnership GP’s senior management regarding the Partnership and its business and the factors considered by, and the analysis and resulting conclusions of, the GP Board. In particular, the ArcLight Filing Parties believe that the Merger is both procedurally and substantively fair to the Unaffiliated Unitholders of the Partnership based on their consideration of the following factors:

•	the Merger Consideration represents a 58.61% premium to the $3.31 closing price per Common Unit on January 2, 2019, the date that MIH delivered the January 2nd Offer to the Conflicts Committee;

•	the Merger Consideration is all cash, which provides certainty of value and liquidity to the Unaffiliated Unitholders;

•	the Merger Consideration resulted from active negotiations between the Conflicts Committee and the ArcLight Filing Parties;

•

the Merger Agreement and the transactions contemplated thereby were negotiated and unanimously approved by members of the Conflicts Committee, who have no economic interest or expectancy of an economic interest in the Sponsor Entities following the Merger;

•

the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent must pay the Partnership a termination fee of $12 million without the Partnership being required to establish any damages, which payment is guaranteed by ArcLight;

•

consummation of the Merger will allow the Unaffiliated Unitholders to avoid exposure to risks and uncertainties relating to the prospects of the Partnership, including the costs and dilution associated with the external capital raising necessary to address the Partnership’s leverage, following completion of the Merger;

•

notwithstanding that the opinion of Evercore was provided solely for the benefit of the Conflicts Committee and that the ArcLight Filing Parties are not entitled to, nor did they, rely on such opinion,

the fact that the Conflicts Committee received an opinion of Evercore, dated March 16, 2019, to the effect that, as of the date of Evercore’s opinion, and based upon the assumptions made, matters considered, procedures followed, and qualifications and limitations of the review undertaken in rendering Evercore’s opinion as set forth therein, the Merger Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders (as more fully described in “—Opinion of Financial Advisor to the Conflicts Committee” of this information statement); and

•

the Merger and the Merger Agreement were unanimously approved by the Conflicts Committee and the GP Board and the Conflicts Committee and the GP Board each unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were in the best interests of the Partnership and its Unaffiliated Unitholders.

The ArcLight Filing Parties did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors that they considered in reaching their conclusion as to fairness.

Because the ArcLight Filing Parties consider the Partnership to be a viable going concern, the ArcLight Filing Parties believe that the liquidation value of the Common Units is irrelevant to a determination as to whether the Merger is fair to the Unaffiliated Unitholders. Accordingly, the ArcLight Filing Parties did not consider the liquidation value of the Partnerships’ assets and did not perform a liquidation analysis.

The ArcLight Filing Parties did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the Merger Consideration to the Unaffiliated Unitholders because, in the ArcLight Filing Parties’ view, net book value is indicative of neither the Partnership’s market value nor its value as a going concern, but rather is an indicator of historical costs.

While the ArcLight Filing Parties considered the trading history of the Common Units and noted that at various times, this trading history reflected prices above the $5.25 to be paid for each Common Unit held by the Partnership’s unitholders as part of the Merger Consideration, the ArcLight Filing Parties concluded that these factors were not important in determining present value. In the ArcLight Filing Parties’ judgment, the historical trading prices for the Common Units are not indicative of the value of the Common Units as of the date of the Merger in light of the Partnership’s current business operations and future prospects.

The ArcLight Filing Parties are not aware of any firm offers made by third parties to acquire the Partnership during the past two years and did not solicit any such offers. In any event, the ArcLight Filing Parties have no intention of selling the Common Units beneficially owned by them and therefore, in reaching their conclusion as to fairness, did not consider the possibility that any such offers might be made.

The ArcLight Filing Parties’ consideration of the factors described above reflects their assessment of the fairness of the Merger. The ArcLight Filing Parties implicitly considered the value of the Partnership in a sale as a going concern by taking into account the Partnership’s current and anticipated business, financial conditions, results and operations, prospects and other forward-looking matters. The ArcLight Filing Parties did not, however, explicitly calculate a stand-alone going concern value of the Partnership because the ArcLight Filing Parties believe that going concern value is not an appropriate method of determining the value of the Common Units for purposes of the Merger. In light of the fact that the ArcLight Filing Parties already have, and will continue to have, control of the Partnership, and that the ArcLight Filing Parties remain unwilling to sell their Common Units, the ArcLight Filing Parties do not believe that it would be appropriate for the Common Units held by the Unaffiliated Unitholders to be valued on a basis that includes a control premium.

Purpose and Reasons of the ArcLight Filing Parties for the Merger

Under the SEC rules governing “going private” transactions, each of the ArcLight Filing Parties is an affiliate of the Partnership that is engaged in the “going private” transaction and, therefore, each is required to express its purposes and reasons for the Merger to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The ArcLight Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

If the Merger is completed, the Partnership will become a subsidiary of the Sponsor Entities. For the ArcLight Filing Parties, the purpose of the Merger is to effectuate the transactions contemplated by the Merger Agreement and to bear the rewards and risks of such ownership after the Common Units cease to be publicly traded. The ArcLight Filing Parties did not consider any alternatives for achieving these purposes.

The ArcLight Filing Parties believe that the Partnership requires substantial capital infusions in order to execute its business plan and manage its leverage. Based on the trading price of the Common Units and the Partnership’s leverage ratios and pending debt maturities, the ArcLight Filing Parties believe that the terms of raising such capital as a public entity would result in significant dilution of the Unaffiliated Unitholders, further pressuring unit price trading levels. The ArcLight Filing Parties believe that they could better provide and arrange for such funding if the Partnership is a private company. In addition, the ArcLight Filing Parties believe that, without the reporting and other substantial burdens placed on public entities, which are exacerbated for small companies like the Partnership, the management and employees of the Partnership will be better focused on executing on the strategic initiatives required to justify such additional capital investment. The ArcLight Filing Parties also believe that improvements to the Partnership’s cost structure and strategic direction, which might include a significant dismantling of the Partnership’s existing asset base, could be achieved free of the pressures imposed on publicly traded partnerships with regard to reporting operating results and delivering ratable long-term, enterprise growth.

The ArcLight Filing Parties have undertaken to pursue the Merger at this time for the reasons described above.

Although the ArcLight Filing Parties believe that there will be certain opportunities associated with their investment in the Partnership if the Merger is completed, the ArcLight Filing Parties realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Partnership) and that such opportunities may never be fully realized.

The ArcLight Filing Parties believe that a merger transaction is preferable to other transaction structures because the Merger (i) will enable the Sponsor Entities to acquire all of the outstanding Common Units at the same time and (ii) represents an opportunity for the Unaffiliated Unitholders to receive a premium for their Common Units in the form of the Merger Consideration based on the Merger Consideration representing a 58.61% premium to the $3.31 closing price per Common Unit on January 2, 2019, the date that MIH delivered the January 2nd Offer to the Conflicts Committee. Furthermore, the ArcLight Filing Parties believe that structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of the Partnership in a single step, without the necessity of financing separate purchases of the Common Units in a tender offer and implementing a second-step merger to acquire any Common Units not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

Primary Benefits and Detriments of the Merger

Benefits and Detriments to Holders of Common Units

The primary benefits of the Merger to Unaffiliated Unitholders, who will not have a continuing interest in the Partnership following the Merger, include the following:

•	the receipt by such unitholders of $5.25 per Common Unit in cash, without interest and reduced by any applicable tax withholding; and

•

the avoidance of all downside risk associated with the continued ownership of Common Units, including any possible decrease in the future revenues and free cash flow, growth or value of the Partnership following the Merger.

The primary detriments of the Merger to Unaffiliated Unitholders, who will not have a continuing interest in the Partnership following the Merger, include the following:

•

such unitholders will cease to have an interest in the Partnership and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Partnership or payment of distributions on Common Units, if any; and

•	the receipt of cash in exchange for Common Units pursuant to the Merger will generally be a taxable transaction to unitholders.

Benefits and Detriments to the Partnership and Parent

The primary benefits of the Merger to the Partnership and Parent include the following:

•

if the Partnership successfully executes its business strategy, the value of Parent’s equity investments could increase because of possible increases in future revenues and cash flow, increases in the underlying value of the Partnership or the payment of distributions, if any, that would accrue to the Partnership;

•

the Partnership will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded partnership, the Partnership currently faces public unitholder and investment analyst pressure to make decisions that may produce better short-term results, but which may not over the long-term lead to a maximization of their equity value;

•	the Partnership will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and

•

Parent and Partnership GP, as the owners of the Partnership, will become the beneficiaries of the savings associated with the reduced burden of complying with the substantive requirements that federal securities laws impose on public companies.

The primary detriments of the Merger to the Partnership and Parent include the following:

•	following the Merger, there will be no trading market for the equity securities of the Partnership, as the surviving entity; and

•	the risk that potential benefits sought in the Merger may not be realized.

Ownership of the Partnership After the Merger

After the Merger, the Partnership will survive as a direct subsidiary of Parent and Partnership GP, both of which are indirect controlled subsidiaries of ArcLight.

Regulatory Approvals and Clearances Required for the Merger

In connection with the Merger, the Partnership intends to make all required filings under the Exchange Act, as well as any required filings with the NYSE and the Secretary of State of the State of Delaware. None of the Partnership, Partnership GP or the Sponsor Entities is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

Parent, Merger Sub and HPIP, on the one hand, and each of the Partnership and Partnership GP, on the other hand, have agreed to (including to cause their respective subsidiaries to) use commercially reasonable efforts to obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement.

Financing of the Merger

The total amount of funds necessary to consummate the Merger and the related transactions is anticipated to be approximately $203.8 million. The Merger Consideration will be funded by equity capital through a series of capital contributions from ArcLight to Parent. The Merger Consideration will be provided by Parent in accordance with the Equity Commitment Letter described below.

Equity Commitment Letter

Concurrently with the execution of the Merger Agreement, ArcLight entered into the Equity Commitment Letter with Parent, pursuant to which ArcLight committed to provide equity financing for the transactions contemplated by the Merger Agreement, which will be used by Parent to fund the aggregate Merger Consideration pursuant to and in accordance with the Merger Agreement and to pay the related expenses of Parent. ArcLight may effect the purchase of the equity interest of Parent directly or indirectly through one or more affiliated entities designated by it.

Fees and Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. The filing fee, if any, under the HSR Act and any other applicable antitrust law will be paid 50% by Parent and 50% by the Partnership.

Total fees and expenses incurred or to be incurred by the Partnership and Parent in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid (in thousands)
Financial advisory fee and expenses	$2,250
Legal, accounting and other professional fees	$900
Information statement, printing and mailing costs and filing fees	$100
Transfer agent and paying agent fees and expenses	$20
Total	$3,120

Certain Legal Matters

General

In the Merger Agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations. It is a condition to the consummation of the Merger that any applicable waiting period for required governmental consents and approvals has terminated or expired before the consummation of the Merger.

Pending Litigation

Currently, the Partnership is not aware of any complaints filed or pending litigation related to the Merger.

Provisions for Unaffiliated Unitholders

No provision has been made to grant Unaffiliated Unitholders access to the files of the Partnership, Partnership GP, Parent or Merger Sub or to obtain counsel or appraisal services at the expense of the foregoing parties.

Delisting and Deregistration of Common Units

The Common Units are currently listed on the NYSE under the ticker symbol “AMID.” If the Merger is completed, the Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights

Holders of Common Units are not entitled to dissenters’ rights of appraisal under the Partnership Agreement, the Merger Agreement or applicable Delaware law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by references to Delaware law, other applicable law, the Partnership Agreement and the Merger Agreement.

Accounting Treatment of the Merger

The Partnership, as the surviving entity in the Merger, is considered the acquiror for accounting purposes. Therefore, its net assets remain at historical cost.

Ownership of the Partnership after the Merger

After the Merger, the Partnership will survive as a direct subsidiary of Parent and Partnership GP, both of which are indirect controlled subsidiaries of ArcLight.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this information statement and incorporated by reference herein. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. Parent and the Partnership encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger as it is the legal document governing the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Parent, the Partnership or any of their respective subsidiaries or affiliates contained in this information statement or the Partnership’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Parent, the Partnership or their respective subsidiaries or affiliates contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Partnership, Partnership GP, Parent, Merger Sub and HPIP were qualified and subject to important limitations agreed to by Parent, the Partnership and their respective subsidiaries in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to Unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this information statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the laws of the State of Delaware, the Merger Agreement provides for the merger of Merger Sub with and into the Partnership. The Partnership, which is sometimes referred to following the Merger as the surviving entity, will survive the Merger, and the separate limited liability company existence of Merger Sub will cease. As a result of the Merger, the Partnership will survive as a wholly owned subsidiary of Parent and Partnership GP, both of which are indirect controlled subsidiaries of ArcLight. After the completion of the Merger, the certificate of limited partnership of the Partnership in effect immediately prior to the Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the Partnership Agreement in effect immediately prior to the Effective Time will be amended and restated and as so amended and restated, shall be the agreement of limited partnership of the surviving entity from and after the Effective Time, until amended in accordance with its terms and applicable law.

Effective Time; Closing

The Effective Time will be at such time that a certificate of merger effecting the Merger is duly filed with the Secretary of State of the State of Delaware by the Partnership and Parent, executed in accordance with the relevant provisions of the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, or at such later date or time as is agreed to by the Partnership and Parent in writing and specified in the certificate of merger.

Unless the parties agree otherwise, the closing of the Merger will occur at 10:00 a.m. (Central Time), on the third business day after the satisfaction or waiver of the conditions to the Merger provided in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions), or at such other date or time as the Partnership and Parent agree; provided, however, that without Parent’s written consent, the closing of the Merger may not occur prior to May 17, 2019. For further discussion of the conditions to the Merger, see “—Conditions to Consummation of the Merger.”

The Partnership and Parent currently expect to complete the Merger in the second quarter of 2019, subject to any required regulatory approvals and the satisfaction or waiver of the other conditions to the transactions contemplated by the Merger Agreement described below.

Conditions to Consummation of the Merger

The Partnership and Parent may not complete the Merger unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

•

the waiting period applicable to the consummation of the Merger, if any, under the HSR Act must have been terminated or expired and any other required regulatory approvals must have been obtained and must be in full force and effect; and

•

(i) no Restraint enacted, promulgated, pending, issued, entered, amended or enforced by or before any governmental authority shall be in effect and (ii) no governmental authority shall be seeking a Restraint, in each case, to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

(i) the representations and warranties of the Partnership and Partnership GP in Sections 4.1 (Organization, Standing and Power), 4.2 (Authority), 4.3 (Capitalization; Subsidiaries) and 4.4 (No Conflicts; Consents) of the Merger Agreement shall be true and correct, except for any de minimis inaccuracies, both as of the date of the Merger Agreement and as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date, and (ii) the other representations and warranties of the Partnership and Partnership GP contained in Article IV of the Merger Agreement shall be true and correct, both as of the date of the Merger Agreement and as of the closing of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect;

•

the Partnership and Partnership GP shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement at or prior to the closing date;

•	there shall not have been a Partnership Material Adverse Effect;

•	Parent and Merger Sub shall have received an officer’s certificate executed by an authorized executive officer of Partnership GP certifying that the three preceding conditions have been satisfied;

•

the Partnership shall have received the Existing Partnership Credit Facility Modifications, duly executed by the required lenders in accordance with the Existing Partnership Credit Facility; the Partnership received such Existing Partnership Credit Facility Modifications on April 5, 2019, thereby satisfying this closing condition; and

•

by April 30, 2019, the Partnership shall have delivered to the lenders under the Existing Partnership Credit Facility the audited financial statements required under Section 6.01(a) of the Existing Partnership Credit Facility; the Partnership delivered such financial statements to the lenders on April 1, 2019, thereby satisfying this closing condition.

The obligations of the Partnership to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

(i) the representations and warranties of Parent and Merger Sub contained in Sections 5.1 (Organization, Standing and Power) and 5.4 (Authority, Noncontravention) of the Merger Agreement shall be true and correct, except for any de minimis inaccuracies, both as of the date of the Merger Agreement and at and as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date, and (ii) the other representations and warranties of Parent and Merger Sub in Article V of the Merger Agreement shall be true and correct, both as of the date of the Merger Agreement and as of the closing date, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement;

•

HPIP, Parent and Merger Sub shall have performed or complied with, in all material respects, all covenants and obligations required to be performed by them under the Merger Agreement at or prior to the closing date; and

•	the Partnership shall have received an officer’s certificate executed by an executive officer of Parent certifying that the two preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “Partnership Material Adverse Effect” means any change, event, effect or occurrence (each, an “Effect”) that (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Partnership and its subsidiaries, taken as a whole, or (b) prevents or would reasonably be expected to prevent the consummation of the Merger, provided that, for purposes of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Partnership Material Adverse Effect: any Effect that results from or arises in connection with (A) conditions in the industries and regions in which the Partnership operates, (B) general economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (C) any change or prospective change in law or GAAP (or interpretation or enforcement thereof) (1) applicable to the Partnership or any of its properties, operations or assets or (2) generally affecting the industries or markets in which the Partnership and its subsidiaries operate, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of the Partnership or its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the Merger Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of the Partnership or any of its subsidiaries or the credit rating of the Partnership (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Partnership Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby or any Proceeding (as defined in the Merger

Agreement) in respect of the Merger Agreement or any of the transactions contemplated thereby, (H) the compliance with the terms of the Merger Agreement (other than with respect to any obligation of the Partnership or any of its subsidiaries in accordance with Section 6.2 of the Merger Agreement) and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of the Partnership or of any of its subsidiaries as a result of the execution of the Merger Agreement, the announcement of any of the transactions contemplated thereby or compliance with the terms thereof, and (I) any action taken by the Partnership or any of its subsidiaries at Parent’s written request or with Parent’s, HPIP’s or any of their respective affiliates’ written consent, except in the case of clauses (A), (B), (C), (D) or (E), to the extent that the Partnership and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries or markets in which the Partnership and its subsidiaries operate.

Unitholder Approval

Consummation of the Merger requires the Partnership Unitholder Approval. The GP Board has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and authorized that the Merger Agreement be submitted to the limited partners for a vote by written consent. The Sponsor Entities beneficially own approximately 51% of the outstanding Common Units on an as-converted basis and 100% of the outstanding preferred units, a sufficient number to approve the Merger Agreement and the transactions contemplated thereby. Immediately prior to execution of the Merger Agreement, certain affiliates of Parent delivered to the Partnership a written consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which consent constitutes the Partnership Unitholder Approval. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement, and does not plan to call a meeting of the holders of Common Units to approve the Merger Agreement.

No Solicitation by Partnership GP or the Partnership of Acquisition Proposals

Under the Merger Agreement, the Partnership and Partnership GP have agreed that they will not, and will use reasonable best efforts to cause their and the Partnership’s subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing confidential information) or take any other action intended to lead to any inquiries or the making or submission of any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from or by any person or entity, other than Parent, Merger Sub or their respective affiliates, relating to any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person or entity any non-public information with respect to, any Acquisition Proposal or (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or similar agreement relating to an Acquisition Proposal.

Change in the GP Board Recommendation

The Merger Agreement provides that the Partnership and Partnership GP will not, and will use reasonable best efforts to cause the Partnership’s subsidiaries and their respective Representatives not to, directly or indirectly, (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the recommendation of the GP Board and the Conflicts Committee that the Unitholders approve the Merger Agreement and the Merger, or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Common Units within ten business days after commencement of such offer, or resolve or agree to take any of the foregoing actions or (ii) fail to include the recommendation of the GP Board and the Conflicts Committee that the Unitholders approve the Merger Agreement in this information statement.

As a result of the delivery of the written consent of limited partners approving the Merger Agreement and the transactions contemplated thereby, including the Merger, by a Unit Majority, which constitutes the Partnership Unitholder Approval, the Conflicts Committee no longer has the right to effect a Partnership Adverse Recommendation Change.

In addition to the other obligations of the Partnership set forth above, the Partnership must promptly advise Parent and the GP Board, orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Acquisition Proposal. Any such notice must indicate the identity of the person or entity making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and must include with such notice copies of any written materials received from or on behalf of such person or entity relating to such propose, offer, inquiry or request). The Partnership must promptly keep Parent and the GP Board promptly informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership must promptly provide Parent and the GP Board with copies of any additional written materials received by the Partnership or that the Partnership has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations. HPIP or any of its affiliates must promptly inform the GP Board and the Conflicts Committee in writing, and in no event later than 48 hours after receipt, if any proposal or offer is received by HPIP or any of its affiliates in respect of an Acquisition Proposal and shall in such notice indicate the terms and conditions of such Acquisition Proposal.

Merger Consideration

The Merger Agreement provides that, at the Effective Time, each Common Unit issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time, other than the Sponsor Units, will be converted into the right to receive $5.25 in cash, to be paid without interest and reduced by any applicable tax withholding. As of the Effective Time, all of the Common Units converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be canceled and cease to exist.

Treatment of Sponsor Units and Series C Warrant

Prior to the Effective Time, the Partnership and Partnership GP will, and Parent will cause its affiliates to, amend the Series C Warrant such that the Series C Warrant will remain outstanding through the Effective Time and be exercisable into the same number of Common Units after the Effective Time as of the date of the Merger Agreement. The Sponsor Units and the Series C Warrant (as amended in accordance with the Merger Agreement) will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof.

Treatment of Partnership Phantom Units and Partnership Equity Plans

Each Partnership Phantom Unit issued under the Partnership Equity Plans providing for the grant of awards of Common Units that has not vested or been settled prior to the Effective Time will be converted into a right to receive a cash payment in an amount equal to the Merger Consideration with respect to each such Partnership Phantom Unit, which amount will be payable in accordance with the terms of the underlying award agreement. Any Partnership Phantom Unit that is outstanding as of the Effective Time will not vest and, following conversion to cash-based award, will continue to be eligible to vest in accordance with the terms of the applicable award agreements governing the original award of such Partnership Phantom Unit.

Prior to the Effective Time, the Partnership and Partnership GP will terminate the Partnership Equity Plans, such termination to be effective at the Effective Time. In addition, as soon as reasonably practicable following the Effective Time, the Partnership will file post-effective amendments to the Form S-8 registration statements filed by the Partnership on August 23, 2011, August 13, 2012, February 19, 2016 and March 9, 2017, respectively, deregistering all Common Units thereunder.

Treatment of General Partner Interest and Incentive Distribution Rights

The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger, will remain outstanding and no consideration will be delivered in respect thereof.

The IDRs issued and outstanding immediately prior to the Effective Time will be automatically canceled and cease to exist, and no consideration shall be delivered in respect thereof.

Surrender of Common Units

Before the closing date, Parent will appoint a paying agent reasonably acceptable to the Partnership for the purpose of exchanging the Common Units, whether represented by certificates or in book-entry form only, for the Merger Consideration. As promptly as practicable after the Effective Time, Parent will send, or will cause the paying agent to send, to each record holder of Common Units, other than The Depository Trust Company (“DTC”), as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal in a form as the Partnership and Parent may reasonably agree, including instructions for use in effecting the surrender of the Common Units in exchange for the Merger Consideration.

On or before the closing date, Parent will deposit or cause to be deposited with the paying agent in trust for the benefit of the holders of Common Units which are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to the Merger Agreement, such cash deposited with the paying agent referred to as the “Exchange Fund.” The paying agent will deliver the Merger Consideration contemplated to be paid pursuant to the Merger Agreement out of the Exchange Fund. Each holder of Common Units, other than DTC, that have been converted into the right to receive the Merger Consideration, upon delivery to the paying agent of a properly completed letter of transmittal and surrender of such Common Units, will be entitled to receive a check in an amount equal to the aggregate amount of cash that such holder has a right to receive under the Merger Agreement.

Adjustments to Prevent Dilution

Prior to the Effective Time, the Merger Consideration will be appropriately adjusted to reflect fully the effect of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction with respect to Common Units to provide the Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

Withholding

Each of Parent, Merger Sub, the surviving entity and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to a holder of Common Units such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign tax law. To the extent that deduction and withholding is required, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the former holder of Common Units in respect of whom such withholding was made.

Regulatory and Consent Matters

See “The Merger—Regulatory Approvals and Clearances Required for the Merger” for a description of the material regulatory requirements for the completion of the Merger.

Parent, Merger Sub and HPIP, on the one hand, and each of the Partnership and Partnership GP, on the other hand, have agreed to, and to cause their respective subsidiaries to, use commercially reasonable efforts to obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement and to obtain the Existing Partnership Credit Facility Modifications within 20 business days after the date of the Merger Agreement. Notwithstanding the foregoing, none of Parent, Merger Sub, the Partnership, Partnership GP or any of their respective affiliates is under any obligation to offer, accept, agree to or commit to agree to a Divestiture Condition (as defined in the Merger Agreement) with respect to any businesses or assets owned as of the date of the Merger Agreement in order to obtain any approval or consent under applicable antitrust laws. In addition, notwithstanding the foregoing, in no event will the Partnership, Partnership GP, Parent, HPIP or any of their respective affiliates be obligated to incur any non-de minimis costs to lenders under the Existing Partnership Credit Facility in connection with obtaining the Existing Partnership Credit Facility Modifications.

Termination of the Merger Agreement

The Partnership or Parent may terminate the Merger Agreement at any time prior to the Effective Time, by mutual written consent duly authorized by each of the Conflicts Committee (in the case of Partnership) and HPIP, the manager of Parent (in the case of Parent).

In addition, either Parent or, following authorization by the Conflicts Committee, the Partnership, may terminate the Merger Agreement if the Merger has not occurred on or before the Outside Date; provided, that the right to terminate is not available to a party if the inability to satisfy such condition was due to the failure of such party (or, in the case of Partnership, Partnership GP, and in the case of Parent, HPIP or Merger Sub) to perform any of its obligations under the Merger Agreement or if any other party has filed and is pursuing an action seeking specific performance pursuant to the terms of the Merger Agreement.

In addition, Parent may terminate the Merger Agreement:

•	if a Partnership Adverse Recommendation Change has occurred;

•

if there is a breach or failure to perform by the Partnership or Partnership GP of any of its representations, warranties, covenants or agreements in the Merger Agreement (or if any of the representations or warranties of the Partnership or Partnership GP set forth in the Merger Agreement fail to be true), which breach or failure (if it occurs or is continuing as of the closing date) gives rise to a failure by the Partnership or Partnership GP to adhere to its representations and warranties, or a failure by the Partnership or Partnership GP to perform in all material respects all covenants and obligations required to be performed by it under the Merger Agreement, and is incapable of being cured, or is not cured, by the Partnership or Partnership GP within the earlier of 30 days following receipt of written notice from Parent of such breach or failure or the Outside Date; provided that Parent does not have the right to terminate if HPIP, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

•

if (i) a Restraint enacted, promulgated, pending, issued, entered, amended or enforced by or before any governmental authority is in effect or (ii) a governmental authority is seeking a Restraint, in each case, to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal; provided, however, that the right to terminate is not available to Parent if such Restraint was due to the failure of Parent or Merger Sub to perform in all material respects any of their respective obligations under the Merger Agreement.

In addition, the Partnership may terminate the Merger Agreement:

•	if there is a breach or failure to perform by HPIP, Parent or Merger Sub of any of their representations, warranties, covenants or agreements in the Merger Agreement (or if any such representations or warranties of HPIP, Parent or Merger Sub set forth in the Merger Agreement fail to be true), which breach or failure (if it occurs or is continuing as of the closing date) gives rise to the failure by HPIP, Parent or Merger Sub to adhere to its representations and warranties, or a failure by HPIP, Parent or Merger Sub to perform in all material respects all covenants and obligations required to be performed by it under the Merger Agreement, and is incapable of being cured, or is not cured, by HPIP, Parent or Merger Sub within the earlier of 30 days following receipt of written notice from the Partnership of such breach or failure or the Outside Date; provided that the Partnership does not have the right to terminate if the Partnership or Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement;

•

if (i) a Restraint enacted, promulgated, pending, issued, entered, amended or enforced by or before any governmental authority is in effect or (ii) a governmental authority is seeking a Restraint, in each case, to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by the Merger Agreement or make the consummation of such transactions illegal; provided, however, that the right to terminate is not available to the Partnership if such Restraint was due to the failure of the Partnership or Partnership GP to perform in all material respects any of their respective obligations under the Merger Agreement; or

•

if (i) all conditions to closing have been met or waived (other than such conditions that by their nature are to be satisfied by the delivery of documents or the taking of any other action at the closing, but subject to the satisfaction (or waiver) of such conditions at the closing) and the closing has not occurred by the closing date, (ii) Partnership GP has confirmed by irrevocable written notice delivered to Parent that (a) all of the Partnership’s closing conditions have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the closing, but subject to the satisfaction (or waiver) of such conditions at the closing) or that the Partnership has irrevocably waived any unsatisfied conditions, and (b) each of the Partnership and Partnership GP is ready, willing and able to consummate the transactions contemplated by the Merger Agreement on the date of such notice and at all times during the five business day period thereafter, and (iii) Parent fails to consummate the closing within those five business days.

Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses. The filing fee, if any, under the HSR Act and any other applicable antitrust law will be paid 50% by Parent and 50% by the Partnership.

Conduct of Business Pending the Consummation of the Merger

Under the Merger Agreement, the Partnership and Partnership GP have undertaken certain covenants that place restrictions on them and their subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time. In general, the Partnership and Partnership GP have agreed to, and to cause each of their subsidiaries to, among other things, (i) conduct their respective businesses in the ordinary course of business and (ii) use commercially reasonable efforts to preserve intact their respective business organizations, goodwill and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates.

Subject to certain exceptions set forth in the Merger Agreement, the Partnership and Partnership GP will not, and will use reasonable best efforts to cause their and the Partnership’s subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any of the solicitation actions relating to an Acquisition Proposal described above in “—No Solicitation by Partnership GP or the Partnership of Acquisition Proposals.”

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, from and after the Effective Time, Parent and the surviving entity jointly and severally will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of the Partnership and Partnership GP and their applicable subsidiaries immediately prior to the Effective Time and ensure that the organizational documents of the Partnership and Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership, Partnership GP and their subsidiaries than are presently set forth in such organizational documents.

Under the Merger Agreement, the Partnership has agreed, prior to the Effective Time, to purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by any officer, director or employee of the Partnership or any of its subsidiaries, or Partnership GP, and also with respect to any such person in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or Partnership GP or any of the Partnership’s subsidiaries and together with such person’s heirs, executors or administrators. Such “tail policy” will provide coverage for six years.

Amendment and Waiver

At any time prior to the Effective Time, whether before or after Unitholder Approval, the parties may, by written agreement, amend the Merger Agreement; provided, however, that:

•	the Merger Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the Conflicts Committee; and

•

following approval by the Unitholders of the Merger and the other transactions contemplated by the Merger Agreement, no amendment or change to the provisions of the Merger Agreement will be made which by law or stock exchange rule would require further approval by Unitholders, as applicable, without such approval.

Unless otherwise expressly set forth in the Merger Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or Partnership GP is required pursuant to the Merger Agreement, such determination, decision, approval, consent, waiver or agreement must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable law, such action shall not require approval of the Unitholders.

At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed:

•	waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement;

•	extend the time for the performance of any of the obligations or acts of any other party provided for in the Merger Agreement;

•	waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement, as permitted under the Merger Agreement; or

•	make or grant any consent under the Merger Agreement;

provided, however, that neither the Partnership nor Partnership GP shall take any such action without the prior approval of the Conflicts Committee.

Remedies; Specific Performance

The Merger Agreement provides that no termination of the Merger Agreement will relieve the Partnership from any liability for any failure to consummate the Merger and the other transactions contemplated thereby when required pursuant to the Merger Agreement, and that in the event of the Partnership’s or Partnership GP’s intentional and material breach of the Merger Agreement or intentional fraud, then Parent shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). Notwithstanding anything to the contrary therein, the Merger Agreement also provides that the Partnership will pay Parent’s reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, up to an amount equal to $3.5 million, in the event the Merger Agreement is terminated by the Partnership or Parent pursuant to Sections 8.1(c)(i) (Partnership Adverse Recommendation Change) or 8.1(c)(ii) (Partnership or Partnership GP breach) of the Merger Agreement.

Notwithstanding anything to the contrary therein, the Merger Agreement also provides that in the event of termination of the Merger Agreement by the Partnership pursuant to Sections 8.1(d) (HPIP, Parent or Merger Sub breach), 8.1(e) (Parent failure to close) or 8.1(b) (reaching the Outside Date) (if the Partnership could have terminated pursuant to Section 8.1(d) (HPIP, Parent or Merger Sub breach)) of the Merger Agreement, then Parent shall, within two business days after the date of such termination, deliver the Termination Fee to the Partnership or its designated subsidiary assignee (it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion).

The Merger Agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the Merger Agreement and to specifically enforce the Merger Agreement. The Termination Fee (together with the specific performance rights described in Section 9.8 of the Merger Agreement) is the sole and exclusive remedy of the Partnership or Partnership GP or any of their respective affiliates against Parent, HPIP, Merger Sub or any of their respective affiliates, or any direct or indirect former, current or future equity holder or Representative of any of the foregoing, and under no circumstances shall Parent be obligated to both specifically perform the terms of the Merger Agreement and pay the Termination Fee and under no circumstances shall Parent be obligated to both specifically perform the terms of the Merger Agreement and pay the Termination Fee.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Partnership and Partnership GP, on the one hand, and Parent and Merger Sub on the other hand. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•

may be intended not as statements of fact or of the condition of the parties to the Merger Agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

The representations and warranties made by the Partnership and Partnership GP to Parent and Merger Sub relate to, among other things:

•	organization, standing and power;

•	approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;

•	capitalization and subsidiaries;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	documents filed with the SEC and undisclosed liabilities;

•	opinion of financial advisor to the Conflicts Committee;

•	information supplied in connection with this information statement and the Schedule 13E-3 filed with the SEC in connection with the Merger;

•	legal proceedings;

•	brokers and other advisors; and

•	absence of additional representations and warranties.

The representations and warranties made by Parent and Merger Sub to the Partnership relate to, among other things:

•	organization, standing and power;

•	operations and ownership of Merger Sub;

•	ownership of Partnership interests;

•	approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	legal proceedings;

•	access to information;

•	information supplied in connection with this information statement and the Schedule 13E-3 filed with the SEC in connection with the Merger;

•	brokers and other advisors;

•	the equity commitment; and

•	absence of additional representations and warranties.

Distributions for Periods Prior to the Merger

Until the Effective Time or the earlier termination of the Merger Agreement, Partnership GP will, upon resolution of the GP Board in accordance with the Partnership Agreement, and subject to compliance with applicable law and the Existing Partnership Credit Facility, declare, and cause the Partnership to pay, quarterly cash distributions to unitholders at a quarterly per unit distribution rate as determined by the GP Board.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this information statement and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements.

ArcLight Limited Guarantee

In connection with the transactions contemplated by the Merger Agreement, ArcLight entered into the Limited Guarantee. Pursuant to the Limited Guarantee, ArcLight has agreed to irrevocably and unconditionally guarantee to the Partnership the due and punctual payment, performance, observance and discharge of the Termination Fee payment obligations of Parent under Section 8.2 of the Merger Agreement, if, as and when such payment obligations become payable under the Merger Agreement. The Limited Guarantee will terminate as of the earliest of: (i) the consummation of the closing of the Merger; (ii) the termination of the Merger Agreement by mutual consent of the parties thereto pursuant to Section 8.1(a) of the Merger Agreement; (iii) the date that obligations of ArcLight under the Limited Guarantee have been indefeasibly paid in full; (iv) three months after the date on which the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement (unless, in the case of this clause (iv), the Partnership has provided written notice to ArcLight asserting a claim under and pursuant to the Limited Guarantee prior to the time at which the Limited Guarantee would otherwise terminate, in which case the Limited Guarantee will terminate upon the final, non-appealable resolution of such claim or litigation and satisfaction by ArcLight of any obligations finally determined or agreed to be owed by ArcLight, consistent with the terms of the Limited Guarantee) and (v) the date that is one year from the date of the Limited Guarantee.

CERTAIN PURCHASES AND SALES OF COMMON UNITS

Other than issuances pursuant to the Partnership Equity Plans (or transactions as a result thereof by any independent directors), during the past 60 days, there have been no transactions in the Common Units by the Partnership, Partnership GP, HPIP, or Parent or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the foregoing parties.

DELISTING AND DEREGISTRATION

If the Merger is completed, Common Units will be delisted from the NYSE and deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the closing of the Merger, the Partnership will also file a Form 15 to suspend its reporting obligations under Section 15(d) of the Exchange Act. As a result, the Partnership will no longer be obligated to file any periodic reports or other reports with the SEC on account of the Common Units. The Partnership may continue to be obligated to file certain periodic reports or other reports with the SEC on account of reasons other than the Common Units following the Merger, including as a result of certain contractual obligations under its credit agreements and indenture immediately following the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Unitholders (as defined below). This discussion is based upon current provisions of the Code and the administrative rulings, court decisions and regulations promulgated thereunder, all as in effect on the date of this information statement, all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Merger and does not describe any tax consequences arising under the net investment income tax, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, tax treaties, or under any U.S. federal laws other than those pertaining to income taxes.

Further, the discussion focuses on the Partnership’s unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens, certain former citizens, or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, banks and other financial institutions, insurance companies, real estate investment trusts (“REITs”), individual retirement accounts (“IRAs”), mutual funds, traders in securities that elect mark-to-market, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax, persons who do not hold their Common Units as “capital assets” (generally, property held for investment), persons who hold Common Units as part of a hedge, straddle or conversion transaction, persons who acquired Common Units by gift, or directors and employees of the Partnership that received (or are deemed to receive) Common Units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under a Partnership equity incentive plan. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in a partnership (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Common Units should consult its own tax advisor regarding the U.S. federal income tax consequences of the Merger.

For purposes of this discussion, the term “U.S. Unitholder” means a beneficial owner of Common Units of the Partnership that is for U.S. federal income purposes (1) an individual citizen or resident of the United States; (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable regulations to be treated as a United States person for U.S. federal income tax purposes; or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

The Partnership has not sought a ruling from the Internal Revenue Service (“IRS”) with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Moreover, no assurance can be given that the tax characterizations and the tax consequences contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Accordingly, the Partnership strongly urges each unitholder to consult with, and depend upon, such unitholder’s own tax advisor in analyzing the Merger’s U.S. federal, state, local and foreign tax consequences particular to the unitholder.

Tax Consequences to U.S. Unitholders

Tax Characterization of the Merger

The Merger will cause each exchanging holder of Common Units to be treated as selling the unitholder’s Common Units for cash.

Amount and Character of Gain or Loss Recognized

Generally, a U.S. Unitholder who receives cash in exchange for Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between the amount realized and the unitholder’s adjusted tax basis for the Common Units exchanged. The amount realized equals the sum of (i) the amount of any cash received by the unitholder and (ii) such unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Merger. Such unitholder’s adjusted tax basis for Common Units depends on many factors, including the amount the unitholder paid for the Common Units, the unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Merger, distributions from the Partnership to the unitholder, the unitholder’s share of the Partnership’s income and losses, and other considerations.

Except as noted below, gain or loss recognized by a U.S. Unitholder on the exchange of Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to gains with respect to “unrealized receivables,” such as depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Ordinary income attributable to “unrealized receivables” and “inventory items” may exceed net taxable gain realized upon the exchange of a Common Unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange. Thus, a U.S. Unitholder may recognize both ordinary income and a capital loss upon the exchange of Common Units in the Merger.

Capital gain recognized by an individual on the sale of Common Units held for more than twelve months as of the Effective Time of the Merger will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains, in the case of corporations.

The amount of gain or loss recognized by each U.S. Unitholder in the Merger will vary depending on each such unitholder’s particular situation, including the adjusted tax basis of the Common Units exchanged by each unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each unitholder. Suspended passive losses that were not deductible by a holder of Common Units in prior taxable periods may become available to offset a portion of the gain recognized by such holder.

Each holder of Common Units is strongly urged to consult such unitholder’s own tax advisor with respect to the specific tax consequences of the Merger, taking into account such unitholder’s own particular circumstances.

Partnership Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger

U.S. Unitholders will be allocated their share of the Partnership’s items of income, gain, loss and deduction for the taxable period of the Partnership ending on the date of the Merger. These allocations will be made in accordance with the terms of the Partnership Agreement and may include allocations of income resulting from the Pre-Closing Transactions, including the potential conversion of the preferred units into Common Units as part of the Pre-Closing Transactions, that would not have been made if such Pre-Closing Transactions occurred after the Effective Time of the Merger. A U.S. Unitholder will be subject to U.S. federal income tax on any such allocated income and gain, even if such unitholder does not receive a cash distribution from the Partnership attributable to such allocated income and gain. Any income and gain allocated to a unitholder will increase the unitholder’s tax basis in the Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such unitholder resulting from the Merger. Any losses or deductions allocated to a unitholder will decrease the unitholder’s tax basis in the Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such unitholder resulting from the Merger.

INFORMATION CONCERNING THE PARTNERSHIP

About the Partnership

The Partnership is a growth-oriented Delaware limited partnership formed in August 2009 to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to numerous intermediate and end-use markets. Through the Partnership’s four reportable segments, (i) Gas Gathering and Processing Services, (ii) Liquid Pipelines and Services, (iii) Natural Gas Transportation Services, and (iv) Offshore Pipelines and Services, the Partnership engages in the business of gathering, treating, processing and transporting natural gas; gathering, transporting, storing, treating and fractionating NGLs; and gathering, storing and transporting crude oil and condensates.

The Common Units trade on the NYSE under the symbol “AMID.” The Partnership’s and Partnership GP’s mailing address is 2103 CityWest Blvd., Building 4, Suite 800, Houston, TX 77042 and their telephone number is (346) 241-3400. A detailed description of the Partnership’s business is contained in the Form 10-K and the Form 10-Q, which are incorporated by reference into this information statement.

During the past five years, neither the Partnership nor Partnership GP has been (1) convicted in a criminal proceeding or (2) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Recent Developments

On April 5, 2019, the Partnership entered into the Third Amendment (the “Amendment”) to the Existing Partnership Credit Facility. The Amendment amends the Existing Partnership Credit Facility to, among other things, satisfy the Existing Partnership Credit Facility Modifications set forth in the Merger Agreement, including to: (i) modify certain defined terms in connection with the completion of the transactions contemplated by the Merger Agreement, including the Merger; (ii) remove certain defined terms, and provisions related to, convertible preferred units; and (iii) modify certain negative covenants in the Existing Partnership Credit Facility that restrict the Partnership’s ability to take certain actions or engage in certain business such that, once the Amendment is effective, the occurrence of such actions or business in connection with the Merger Agreement or completion of the transactions contemplated thereby, including the Merger, will not be so restricted.

The Existing Partnership Credit Facility Modifications contemplated by the Amendment become effective on the closing date of the Merger; provided that immediately prior to or substantially simultaneously with the closing under the Merger Agreement, the administrative agent under the Existing Partnership Credit Facility shall have received a certificate from an officer of the Partnership attaching certain documents related to the completion of the transactions contemplated by the Merger Agreement, including the Merger.

On April 24, 2019, Lynn L. Bourdon III, Chairman of the GP Board, President and Chief Executive Officer of Partnership GP, resigned from all of his positions with Partnership GP and its affiliates effective May 3, 2019. In connection with Mr. Bourdon’s resignation, Partnership GP and Mr. Bourdon entered into a Separation and Release Agreement dated April 24, 2019, a copy of which was filed with the Partnership’s Current Report on Form 8-K filed with the SEC on April 30, 2019.

On May 2, 2019, the GP Board appointed John F. Erhard as Chairman of the GP Board, effective upon Mr. Bourdon’s resignation. Mr. Erhard has served on the GP Board since 2013.

On May 7, 2019, the Partnership entered into Amendment No. 10 (the “Tenth Amendment”) to the Partnership Agreement, effective as of May 7, 2019. The Tenth Amendment amended the Partnership Agreement to permit paid-in-kind quarterly distributions on the Series C Convertible Preferred Units of the Partnership (the “Series C Units”) for each quarter beginning after July 1, 2016. Prior to the effect of the Tenth Amendment, the Partnership Agreement required that quarterly distributions on Series C Units be paid in cash for the quarter ended March 31, 2019 and each quarter thereafter.

On May 20, 2019, the Partnership and American Midstream Finance Corporation (“AMID Finance” and together with the Partnership the “Issuer”) announced that the Issuer is soliciting consents from holders of the 8.50% Senior Notes to amend (the “Proposed Amendments”) certain provisions of the indenture governing the 8.50% Senior Notes. The Proposed Amendments to the indenture will, among other things, eliminate the requirement to file certain reports with the SEC upon consummation of the Merger and will remove certain other requirements that will no longer be applicable to the Partnership in connection with the Partnership’s expected conversion from a limited partnership into a member-managed limited liability company in connection with the Merger. If the required consents are received, then upon execution of the Proposed Amendments, consummation of the Merger and payment of the consent fee, the Proposed Amendments will be operative and binding upon all holders of the 8.50% Senior Notes, regardless of whether such holders have delivered consents. On June 3, 2019, the Issuer announced that the consent solicitation will expire at 5:00 p.m., New York City time, on June 5, 2019, unless extended or earlier terminated. Only holders of record of the 8.50% Senior Notes as of 5:00 p.m., New York City time, on May 17, 2019, are eligible to deliver consents to the Proposed Amendments. If the consent solicitation is successful, substantially concurrently with the consummation of the Merger, the Issuer will pay an aggregate consent payment of $2,125,000 for the benefit of holders of the 8.50% Senior Notes, on a pro rata basis, who delivered valid and unrevoked consents to the Proposed Amendments.

On May 25, 2019, Partnership GP entered into a Retention and Separation Plan with each of (i) Eric T. Kalamaras, Senior Vice President and Chief Financial Officer, (ii) Chrisopher B. Dial, Senior Vice President and General Counsel of Partnership GP, and (iii) Louis J. Dorey, Senior Vice President of Business Development of Partnership GP (each an “Officer Retention Agreement” and collectively, the “Officer Retention Agreements”). The Officer Retention Agreements contemplate a lump sum payment, on the applicable termination date, to the applicable officer of an amount equal to (i) any accrued and unpaid salary and paid time off, (ii) twelve months’ base salary, (iii) the applicable officers’ pro-rated current year annual cash bonus for the year of termination, and in the case of Messrs. Dial and Dorey, (iv) an additional sum of $150,000. In addition, pursuant to the Officer Retention Agreements, the phantom units or other long-term incentive awards held by Messrs. Kalamaras, Dial and Dorey will vest at a settlement price of $5.25 per Common Unit and the unvested portion of each of their interests in Partnership GP’s one-time $6 per unit cash retention bonus will automatically vest upon the termination date applicable to each officer as set forth in the Officer Retention Agreements. For additional details regarding the Officer Retention Agreements, see the Partnership’s Current Report on Form 8-K filed with the SEC on May 28, 2019 and the copies of each Officer Retention Agreement filed as exhibits thereto.

Also on May 25, 2019, the GP Board appointed Mr. Dorey as Interim President and Chief Executive Officer of Partnership GP. Mr. Dorey has served as Senior Vice President of Business Development of the Partnership GP since January 2014.

Prior Public Offerings

In October 2015, the Partnership and certain of its affiliates entered into an agreement with a group of investment banks under which the Partnership may issue up to $100.0 million of Common Units in at the market offerings. During 2016, the Partnership issued 248,561 Common Units under this program resulting in net proceeds of $2.9 million after deducting related offering costs of $0.3 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth the Partnership’s selected historical consolidated financial data for the periods ended and as of the dates indicated. The consolidated statements of operations for the years ended December 31, 2018, 2017 and 2016 and the consolidated balance sheet data as of December 31, 2018 and 2017 have been derived from the Partnership’s audited consolidated financial statements included in the Form 10-K. The consolidated balance sheet data presented below as of December 31, 2014 are unaudited; however, they have been derived from the Partnership’s audited consolidated financial statements that are not included with this information statement. The following selected financial data as of and for each of the three month periods ended March 31, 2019 and 2018 are derived from the Partnership’s unaudited consolidated financial statements. The data presented below should be read in conjunction with the consolidated financial statements and the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Qualitative and Quantitative Disclosures About Market Risk” contained in the Form 10-K and Form 10-Q incorporated by reference into this information statement.

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	Three Months Ended March 31,		Years ended December 31,
	2019	2018	2018 (1)	2017 (2)	2016 (4)	2015 (4)	2014 (4)
	(in thousands, except per unit data)
Statements of Operations Data:
Revenue	$172,830	$205,829	$805,354	$651,435	$589,026	$750,304	$838,949

Operating expenses:
Cost of sales	128,061	150,166	592,040	457,371	393,351	567,682	672,948
Direct operating expenses	17,978	23,446	87,677	82,256	71,544	71,729	58,048
Corporate expenses	19,401	22,692	89,706	112,058	89,438	65,327	60,465
Termination fee	—	—	17,000	—	—	—	—
Depreciation, amortization and accretion	21,180	21,997	87,171	103,448	90,882	81,335	57,818
(Gain) loss on sale of assets, net	55	(95)	(95,118)	(4,063)	688	2,860	4,087
Impairment of long-lived assets and intangible assets	829	—	1,610	116,609	697	—	21,344
Impairment of goodwill	—	—	—	77,961	2,654	148,488	—

Total operating expenses	187,504	218,206	780,086	945,640	649,254	937,421	874,710

Operating income (loss)	(14,674)	(12,377)	25,268	(294,205)	(60,228)	(187,117)	(35,761)
Other income (expense), net:
Interest expense, net of capitalized interest	(24,363)	(13,876)	(82,410)	(66,465)	(21,433)	(20,077)	(16,497)
Other income (expense), net	8	22	560	36,254	254	1,460	(1,096)
Loss on extinguishment of debt	—	—	—	—	—	—	(1,634)
Earnings in unconsolidated affiliates	26,110	12,673	81,929	63,050	40,158	8,201	348

Income (loss) from continuing operations before income taxes	(12,919)	(13,558)	25,347	(261,366)	(41,249)	(197,533)	(54,640)
Income tax expense	(218)	(280)	(32,995)	(1,235)	(2,580)	(1,885)	(856)

Loss from continuing operations	(13,137)	(13,838)	(7,648)	(262,601)	(43,829)	(199,418)	(55,496)
Discontinued operations (3):
Income (loss) from discontinued operations, including gain on sale	—	—	—	44,095	(4,715)	(423)	(24,071)

Net loss	(13,137)	(13,838)	(7,648)	(218,506)	(48,544)	(199,841)	(79,567)
Net (income) loss attributable to noncontrolling interests	(77)	(45)	(116)	(4,473)	(2,766)	13	(3,993)

Net loss attributable to the Partnership	$(13,214)	$(13,883)	$(7,764)	$(222,979)	$(51,310)	$(199,828)	$(83,560)

General Partner’s interest in net loss	$(170)	$(181)	$(101)	$(2,981)	$(233)	$(1,823)	$(398)

Limited Partners’ interest in net loss	$(13,044)	$(13,702)	$(7,663)	$(219,998)	$(51,077)	$(198,005)	$(83,162)

Limited Partners’ net loss per common unit:
Basic and diluted:
Loss from continuing operations	$(0.38)	$(0.42)	$(0.75)	$(5.70)	$(1.51)	$(4.91)	$(2.77)
Income (loss) from discontinued operations, including gain on sale	—	—	—	0.85	(0.09)	(0.01)	(0.52)

Net loss per common unit	$(0.38)	$(0.42)	$(0.75)	$(4.85)	$(1.60)	$(4.92)	$(3.29)

Weighted average number of common units outstanding:
Basic and diluted	54,082	52,769	53,136	52,043	51,176	45,050	27,524

	Three Months Ended March 31,		As of December 31,
	2019	2018	2018 (1)	2017 (1)	2016 (1)	2015 (1)	2014 (1) (unaudited)
	(in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$12,273	$8,191	$9,069	$8,782	$5,666	$1,987	$3,824
Restricted cash	38,839	23,317	35,951	25,397	323,564	5,037	11,511
Accounts receivable, net	87,355	87,418	76,632	98,132	67,625	61,016	116,676
Property, plant and equipment, net	995,755	1,080,897	997,708	1,095,585	1,066,608	981,321	887,045
Total assets	1,715,737	1,933,262	1,687,696	1,923,466	2,349,321	1,751,889	1,865,210
Current portion of long-term debt	542,163	5,058	522,966	7,551	5,438	2,758	3,141
Long-term debt	501,836	1,214,846	500,739	1,201,456	1,235,538	687,100	456,965

The following transactions affect comparability between years:

(1)	In July 2018, the Partnership completed the sale of certain assets as disclosed in the Form 10-K.
(2)

i) In June 2017, the Partnership acquired a 100% interest in VKGS which was accounted for as a business combination and was included in its Offshore Pipelines and Services segment; ii) in August 2017, the Partnership acquired a 100% interest in POGS; the outstanding interests in one of its equity investments, MPOG, which was accounted for as a change in control and has been consolidated from the acquisition date; and the remaining equity interest in the Partnership’s consolidated subsidiary, AmPan, each of which were included in the Partnership’s Offshore Pipelines and Services segment; iii) in September 2017, the Partnership acquired an additional 15.5% equity interest in Delta House Class A units, which the Partnership accounted for as an equity method investment and was included in the Partnership’s Offshore Pipelines and Services segment; iv) in October 2017, the Partnership acquired an additional 17.0% membership interest in Destin which the Partnership accounted for as an equity method investment and was included in the Partnership’s Liquid Pipelines and Services segment and v) in November 2017, the Partnership acquired 100% of the equity interest in Trans-Union which represented an asset acquisition among entities under common control and was included in the Partnership’s Natural Gas Transportation Services segment.

(3)	On September 1, 2017, the Partnership completed the disposition of certain propane assets and have classified the results of operations as discontinued operations for all periods.
(4)

i) In October 2016 and April 2016, the Partnership acquired 6.2% and a 1% non-operated interests in Delta House Class A units, which the Partnership accounted for as equity method investments and were included in the Partnership’s Offshore Pipelines and Services segment; ii) in April 2016, the Partnership acquired membership interests in Destin ( 49.7% ), Tri-States ( 16.7% ), Okeanos ( 66.7% ), and Wilprise ( 25.3% ), which the Partnership accounted for as equity method investments and were included in the Partnership’s Liquid Pipelines and Services and Offshore Pipelines and Services segments; iii) in April 2016 the Partnership acquired a 60% interest in AmPan which the Partnership consolidated for financial reporting purposes and was included in the Partnership’s Offshore Pipelines and Services segment; iv) in September 2015, the Partnership acquired a non-operated 12.9% indirect interest in Delta House Class A units, which the Partnership accounted for as an equity method investment and was included in the Partnership’s Offshore Pipelines and Services segment; v) in February 2016, the Partnership completed the sale of the Partnership’s crude oil supply and logistics operations which was included in the Partnership’s Liquid Pipelines and Services segment; vi) in October 2014 and January 2014, the Partnership acquired the Costar and Lavaca systems, respectively, both of which were reported in the Partnership’s Gas Gathering and Processing Services segment; vii) in December 2013, the Partnership acquired Blackwater, which was reported in the Partnership’s Terminalling Services segment; and viii) in April 2013, the Partnership acquired the High Point System, which was included in the Partnership’s Natural Gas Transportation Services segment.

UNIT OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Units as of March 28, 2019 and the related transactions by:

•	each person to be known by us to be the beneficial owner of more than 5% of Common Units;

•	Partnership GP;

•	each of the directors and named executive officers of Partnership GP; and

•	all of the current executive officers and directors of Partnership GP as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders as the case may be.

As of March 28, 2019, Partnership GP is approximately 86% owned by HPIP and approximately 14% owned by GP Holdings, both of which are controlled by ArcLight.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of Common Units beneficially owned by a person and the percentage ownership of that person, Common Units subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 28, 2019, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

As of May 12, 2019, there were approximately 54,451,306 Common Units, 8,180,101 Series A-l Convertible Preferred Units (the “Series A-1 Units”), 3,504,604 Series A-2 Convertible Preferred Units (the “Series A-2 Units” and together with the Series A-1 Units, the “Series A Units”) and 9,795,064 Series C Units.

Name of Beneficial Owner	Common Units Beneficially Owned (6)	Percentage of Common Units Beneficially Owned	Series A Units Beneficially Owned	Series C Units Beneficially Owned	Percentage of Total Common Units Beneficially Owned on a Fully Converted Basis (6)
ArcLight Capital Partners, LLC (1)	15,385,954	27.3%	11,684,705	9,795,064	51.5%
Oppenheimer Funds, Inc. (2)	6,319,108	11.6%	—	—	8.0%
Eric T. Kalamaras (3)	23,015	*	—	—	*
Christopher B. Dial (3)	12,000	*	—	—	*
Louis J. Dorey (3)	68,069	*	—	—	*
Rene L. Casadaban (3)	30,361	*	—	—	*
Daniel R. Revers (1)(3)	15,385,954	27.3%	11,684,705	9,795,064	51.5%
John F. Erhard (3)	—	*	—	—	*
Stephen W. Bergstrom (3)	61,683	*	—	—	*
Donald R. Kendall Jr. (3)	46,604	*	—	—	*
Peter A. Fasullo (3)(4)	24,987	*	—	—	*
Joseph W. Sutton (3)	—	*	—	—	*
Lucius H. Taylor (3)	—	*	—	—	*
Gerald A. Tywoniuk (3)(5)	41,007	*	—	—	*
All directors and executive officers as a group (consisting of 16 persons)	15,791,084	29.0%	11,684,705	9,795,064	50.6%

*	An asterisk indicates that the person or entity owns less than one percent.
(1)

Includes: (i) 8,180,101 Series A-1 Units held by Partnership GP, which is approximately 86% owned by HPIP and approximately 14% owned by GP Holdings, convertible into 10,479,528 Common Units; (ii) 3,504,604 Series A-2 Units held by Magnolia, convertible into 4,489,748 Common Units; (iii) 9,795,064 Series C Units held by MIH, convertible into 9,808,777 Common Units; (iv) 1,291,869 Common Units issuable upon exercise of the warrant issued to MIH by the Partnership dated April 25, 2016; (v) 10,141,137 Common Units held by MIH; (vi) 422,805 Common Units held by JP Energy; (vii) 1,349,609 Common Units held by Partnership GP; (viii) 618,921 Common Units held by Magnolia; and (ix) 2,853,482 Common Units held by Busbar. This information is based in part on information included in Amendment 29 to the Schedule 13D/A filed by the beneficial owners on May 15, 2019.

ArcLight Capital Holdings, LLC (“ArcLight Holdings”) is the sole manager and member of ArcLight Capital. ArcLight Holdings is the investment adviser to ArcLight, and ArcLight PEF GP V, LLC (“Fund GP”) is the general partner of ArcLight. HPIP is controlled by Magnolia, which is in turn controlled by ArcLight. Busbar is a wholly owned, direct subsidiary of ArcLight. GP Holdings is controlled by MIH, which is in turn controlled by ArcLight (collectively, Partnership GP, Busbar, HPIP, Magnolia, JP Energy, MIH, ArcLight, Fund GP, ArcLight Holdings, ArcLight Capital and GP Holdings are the “ArcLight Entities”). ArcLight Holdings is the manager of Fund GP. Mr. Daniel R. Revers is a manager of ArcLight Holdings and a managing partner of ArcLight Capital and has certain voting and dispositive rights as a member of ArcLight Capital’s investment committee. ArcLight, through indirectly controlled subsidiaries, owns approximately 90% of the ownership interest in HPIP. As a result, the ArcLight Entities and Mr. Revers may be deemed to indirectly beneficially own the securities of the Partnership held by HPIP and Partnership GP, but disclaim beneficial ownership except to the extent of their respective pecuniary interests therein. The address for this person or entity is 200 Clarendon Street, 55th Floor, Boston, MA 02117. This

information is based solely on information included in the Schedule 13D/A filed by the beneficial owner on March 29, 2019.

(2)

The Oppenheimer Funds, Inc. (“Oppenheimer”) is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Oppenheimer shares voting and dispositive power over 6,319,108 Common Units with Oppenheimer SteelPath MLP Income Fund, which is an investment company registered under Section 8 of the Investment Company Act of 1940. The address for these entities is Two World Financial Center, 225 Liberty Street, New York, NY 10281. This information is based solely on information included in the Schedule 13G/A filed by the beneficial owner on February 15, 2019.

(3)	The address for this person or entity is c/o American Midstream Partners, LP, 2103 CityWest Blvd, Building 4, Suite 800, Houston, TX 77042.
(4)	Includes 21,589 Common Units held in Fasullo Family Revocable Trust, for which Mr. Fasullo is the trustee.
(5)	Includes 20,357 Common Units held in The Gerald Allen Tywoniuk Trust dated June 25, 2010, for which Mr. Tywoniuk is the trustee.
(6)	The percentage of units beneficially owned is based on a total of 54,451,306 Common Units and 11,684,705 Series A Units and 9,795,064 Series C Units, as applicable, outstanding at May 12, 2019.

INFORMATION CONCERNING THE ARCLIGHT FILING PARTIES

Identity and Background of the ArcLight Filing Parties

Each of Parent, Merger Sub, MIH, JP Energy, Magnolia, HPIP, Busbar, Partnership GP and the Controlling Affiliate are affiliates of ArcLight. ArcLight is a private equity firm focused on North American and Western European energy assets. Since its establishment in 2001, ArcLight has invested over $21 billion across multiple energy cycles in more than 100 investments. ArcLight controls Partnership GP and has a proven track record of investments across the energy industry value chain. ArcLight bases its investments on fundamental asset values and execution of defined growth strategies with a focus on cash flow generating assets and service companies with conservative capital structures. ArcLight’s investment team brings extensive energy expertise, industry relationships and specialized value creation capabilities to its portfolio companies.

This section contains certain details regarding the identity and background of the ArcLight Filing Parties as of the date of this information statement and prior to the Effective Time. Certain of the Common Units beneficially owned by the ArcLight Filing Parties, as described below, are calculated on an as-converted basis. See “Unit Ownership of Certain Beneficial Owners and Management” for more information.

ArcLight Energy Partners Fund V, L.P. ArcLight is a Delaware limited partnership and indirectly owns 40,735,962 Common Units, representing approximately 51.5% of the Partnership’s outstanding Common Units. ArcLight controls, through its control of HPIP and MIH, Partnership GP. The principal business of ArcLight is energy-related investments.

Anchor Midstream Acquisition, LLC. Parent is a Delaware limited liability company. Parent is a wholly owned subsidiary of Partnership GP and is controlled by ArcLight. Parent was formed under the laws of the State of Delaware on March 11, 2019. Parent has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. See “Parties to the Merger Agreement.”

Anchor Midstream Merger Sub, LLC. Merger Sub is a Delaware limited liability company. Merger Sub is a wholly owned subsidiary of Parent, formed solely for the purpose of facilitating the Merger under the laws of the State of Delaware on March 11, 2019. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. See “Parties to the Merger Agreement.”

High Point Infrastructure Partners, LLC. HPIP is a Delaware limited liability company and a subsidiary of Magnolia. HPIP directly and indirectly owns 11,521,956 Common Units, representing approximately 18.0% of the Partnership’s Common Units. HPIP owns an approximately 86% interest in Partnership GP. The principal business of HPIP is acquiring and developing midstream energy assets.

Magnolia Infrastructure Holdings, LLC. MIH is a Delaware limited liability company and a wholly owned subsidiary of ArcLight. MIH directly and indirectly owns 37,882,480 Common Units, representing approximately 47.9% of the Partnership’s outstanding Common Units. HPIP owns an approximately 86% interest in Partnership GP. The principal business of MIH is to own a controlling interest in HPIP and to make other related investments.

Magnolia Infrastructure Partners, LLC. Magnolia is a Delaware limited liability company and a subsidiary of MIH. Magnolia directly and indirectly owns 16,499,019 Common Units, representing approximately 24.1% of the Partnership’s outstanding Common Units. The principal business of Magnolia is to own a controlling interest in HPIP.

JP Energy Development, L.P. JP Energy is a Delaware limited partnership and a wholly owned subsidiary of MIH. JP Energy Development, L.P. directly owns 422,805 Common Units, representing approximately 0.5% of the Partnership’s outstanding Common Units. The principal business of JP Energy is to own a minority interest in the Partnership.

Busbar II, LLC. Busbar is a Delaware limited liability company. Busbar is a wholly owned subsidiary of ArcLight. Busbar directly owns 2,853,482 Common Units, representing approximately 3.6% of the Partnership’s outstanding Common Units. The principal business of Busbar is to invest in debt securities.

Daniel R. Revers. Mr. Revers is currently employed as the co-founder and Managing Partner of ArcLight Capital and has 27 years of energy finance and private equity experience. Mr. Revers was elected as a director of Partnership GP on April 15, 2013. Mr. Revers was appointed to the GP Board by ArcLight, in part, based on his position with ArcLight and his energy finance and industry experience. Mr. Revers is responsible for overall investment, asset management, strategic planning, and operations of ArcLight and its funds. Prior to forming ArcLight in 2000, Mr. Revers was a Managing Director in the Corporate Finance Group at John Hancock Financial Services, where he was responsible for the origination, execution, and management of a $6 billion portfolio consisting of debt, equity, and mezzanine investments in the energy industry. Prior to joining John Hancock in 1995, Mr. Revers held various financial positions at Wheelabrator Technologies, where he specialized in the development, acquisition, and financing of domestic and international power and energy projects. Mr. Revers serves as a director of the general partner of American Midstream Partners, LP and served as a director of the general partner of JP Energy Partners LP prior to American Midstream Partners, LP’s acquisition of JP Energy Partners LP in March 2017. Mr. Revers earned a Bachelor of Arts in Economics from Lafayette College and a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College. Mr. Revers is a United States citizen.

During the past five years, none of the ArcLight Filing Parties has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The principal place of business and telephone number for each member of the ArcLight Filing Parties is:

c/o ArcLight Capital Holdings, LLC

200 Clarendon Street, 55th Floor

Boston, Massachusetts 02116

Telephone: (617) 531-6300

PAST CONTACTS, TRANSACTIONS AND NEGOTIATIONS

Significant Corporate Events Involving the ArcLight Filing Parties

The following describes certain significant corporate events during the past two years between the Partnership and the ArcLight Filing Parties.

On May 12, 2017, the Partnership paid quarterly in-kind distributions on (i) the Series A-1 Units held by HPIP in the amount of 93,509 Series A-1 Units and (ii) the Series A-2 Units held by Magnolia in the amount of 40,062 Series A-2 Units in accordance with the terms and conditions of the Partnership Agreement.

On August 14, 2017, the Partnership paid quarterly in-kind distributions on (i) the Series A-1 Units held by HPIP in the amount of 95,701 Series A-1 Units (ii) the Series A-2 Units held by Magnolia in the amount of 41,001 Series A-2 Units in accordance with the terms and conditions of the Partnership Agreement.

On October 2, 2017, the Partnership exercised its call right to repurchase all of its 2,333,333 outstanding Series D Convertible Preferred Units representing limited partner interests in the Partnership (“Series D Units”) from MIH for approximately $37.0 million in cash. After the closing date of such redemption, which occurred on October 2, 2017, no Series D Units remain outstanding.

On February 14, 2018, the Partnership paid quarterly in-kind distributions on (i) the Series A-1 Units held by HPIP in the amount of 203,252 Series A-1 Units, (ii) the Series A-2 Units held by Magnolia in the amount of 87,079 Series A-2 Units and (iii) the Series C Units held by MIH in the amount of 276,195 in accordance with the terms and conditions of the Partnership Agreement.

On August 15, 2018 and on August 16, 2018, Busbar purchased 595,228 Common Units and 2,500 Common Units, respectively, in the open market.

On December 11, 2018, in connection with certain earnout provisions of the Blackwater Merger Agreement, the Partnership paid the Additional Blackwater Consideration to MIH, consisting of 810,517 Common Units.

On February 15, 2019, the Partnership paid quarterly in-kind distributions on (i) the Series A-1 Units held by HPIP in the amount of 232,751 Series A-1 Units, (ii) the Series A-2 Units held by Magnolia in the amount of 99,717 Series A-2 Units and (iii) the Series C Units held by MIH in the amount of 272,688 Series C Units in accordance with the terms and conditions of the Partnership Agreement.

Additional Information

Mr. Stephen W. Bergstrom, a director of Partnership GP, has elected to exchange his Common Units for equity interests in Partnership GP prior to the Effective Time. As a result of such exchange and the Pre-Closing Transactions, Mr. Bergstrom’s Common Units will become Sponsor Units immediately prior to the Effective Time. Certain other directors and named executive officers of Partnership GP could also elect to exchange their Common Units for equity interests in Partnership GP prior to the Effective Time. Pursuant to the Merger Agreement, each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof.

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION

Common Unit Market Price Information

Common Units trade on the NYSE under the symbol “AMID.” On March 15, 2019, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of Common Units on the NYSE was $4.00 per unit. On                 , 2019 the most recent practicable date before the printing of this information statement, there were approximately                  holders of Common Units, including beneficial owners of Common Units held in “street name.”

The following table shows the high and low sales prices per Common Unit, as reported by the NYSE, for the periods indicated.

	Common Unit Price Ranges
	High	Low
Year Ending December 31, 2019
Quarter Ending June 30 (through April 23)	$5.22	$5.14
Quarter Ended March 31	$5.17	$2.91
Year Ended December 31, 2018
Quarter Ended December 31	$6.39	$2.75
Quarter Ended September 30	$11.75	$5.30
Quarter Ended June 30	$11.88	$9.42
Quarter Ended March 31	$15.25	$9.65
Year Ended December 31, 2017
Quarter Ended December 31	$14.75	$11.65
Quarter Ended September 30	$15.00	$12.35
Quarter Ended June 30	$15.25	$11.10
Quarter Ended March 31	$18.45	$14.20

Distribution Information

The Partnership considers cash distributions to holders of Common Units on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors.

Under the terms of the Existing Partnership Credit Facility, the Partnership is not permitted to declare or make any cash distributions to unitholders until its consolidated total leverage ratio is reduced to less than 5.00:1.00, as shown in the compliance certificate required to be delivered together with audited consolidated financial statements for the most recently completed fiscal year and consolidated unaudited financial statements for the most recently completed quarter. The Partnership does not expect to make any distributions on the Common Units prior to the completion of the Merger.

The following table shows the cash distributions paid during each quarter for the previous eight completed quarters. Cash distributions shown below were paid within 50 days after the end of each applicable quarter.

Cash Distribution Paid Per Unit
Year Ending December 31, 2019
Quarter Ended March 31	—
Year Ended December 31, 2018
Quarter Ended December 31	—
Quarter Ended September 30	$0.1031
Quarter Ended June 30	$0.1031
Quarter Ended March 31	$0.4125
Year Ended December 31, 2017
Quarter Ended December 31	$0.4125
Quarter Ended September 30	$0.4125
Quarter Ended June 30	$0.4125
Quarter Ended March 31	$0.4125

WHERE YOU CAN FIND MORE INFORMATION

The Partnership files periodic reports, proxy and information statements and other information with the SEC in accordance with the requirements of the Exchange Act. These reports and other information contain additional information about the Partnership. The Partnership will make these materials available for inspection and copying by any unitholder, or a representative of any unitholder who is so designated in writing, at the Partnership’s executive offices during regular business hours. The Partnership’s SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. Common Units are listed and traded on the NYSE under the trading symbol “AMID.”

Because the Merger is a “going private” transaction, the Partnership, Partnership GP and the ArcLight Filing Parties are concurrently filing with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this information statement will not automatically be incorporated into the Schedule 13E-3.

The opinion of Evercore and the presentations Evercore made to the Conflicts Committee will be made available for inspection and copying at the principal executive offices of the Partnership during regular business hours by any interested unitholder of the Partnership or such unitholder’s representative who has been so designated in writing.

The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that the Partnership files with the SEC by reference to its name or to its SEC file number. You also may read and copy any document the Partnership files with the SEC at the SEC’s public reference room located at: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. The Partnership’s SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows the Partnership to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this information statement by referring you to those documents. The information incorporated by reference is an important part of this information statement. We incorporate by reference the documents listed below (excluding any information furnished under Items 2.02 or 7.01 or exhibits furnished under Item 9.01 on any Current Report on Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on April 1, 2019.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 10, 2019.

•	Current Reports on Form 8-K filed on March 18, 2019, April 1, 2019, April 8, 2019, April 30, 2019, May 13, 2019 and May 28, 2019.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at www.sec.gov. You may request a copy of any document we have filed with the SEC that is incorporated by reference into this information statement (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our website at http://www.americanmidstream.com or by writing or calling us at the following address:

American Midstream Partners, LP

Attention: Investor Relations

2103 CityWest Blvd.

Building #4, Suite 800

Houston, Texas 77042

(346) 241-3400

Any statement contained in a document incorporated or considered to be incorporated by reference in this information statement shall be considered to be modified or superseded for purposes of this information statement to the extent that a statement contained in this information statement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this information statement.

This information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this information statement should not create an implication that there has been no change in the affairs of the Partnership since the date of this information statement or that the information herein is correct as of any later date regardless of the time of delivery of this information statement.

You should rely only on the information provided in this filing. You should not assume that the information in this information statement is accurate as of any date other than the date of this document. The Partnership has not authorized anyone else to provide you with any information.

UNITHOLDERS SHARING AN ADDRESS

The Partnership will deliver only one information statement to multiple unitholders sharing an address unless it has received contrary instructions from one or more of the unitholders. The Partnership undertakes to deliver promptly, upon written or oral request, a separate copy of this information statement to a unitholder at a shared address to which a single copy of the information statement is delivered. A unitholder can notify us that the unitholder wishes to receive a separate copy of the information statement by contacting us at the address or phone number set forth above. Conversely, if multiple unitholders sharing an address receive multiple information statements and wish to receive only one, such unitholders can notify us at the address or phone number set forth above.

ANNEX A

Merger Agreement

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 17, 2019

BY AND AMONG

ANCHOR MIDSTREAM ACQUISITION, LLC,

ANCHOR MIDSTREAM MERGER SUB, LLC,

HIGH POINT INFRASTRUCTURE PARTNERS, LLC,

AMERICAN MIDSTREAM PARTNERS, LP

AND

AMERICAN MIDSTREAM GP, LLC

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2019 (this “Agreement”), is by and among Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Parent”), Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), High Point Infrastructure Partners, LLC, a Delaware limited liability company and Affiliate of Parent (“HPIP”), American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and American Midstream GP, LLC, a Delaware limited liability company that is the general partner of the Partnership and sole member of Parent (the “Partnership GP”). Each of Parent, Merger Sub, HPIP, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the “GP Conflicts Committee”) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, is in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, which action constituted “Special Approval” as defined in the Partnership Agreement, and (iii) recommended that the Board of Directors (the “GP Board”) of the Partnership GP approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners by written consent;

WHEREAS, HPIP, as the controlling member of the Partnership GP, has approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent owns 100% of the issued and outstanding limited liability company interests in Merger Sub;

WHEREAS, HPIP, in its capacity as sole manager of Parent (the “Parent Manager”) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of Parent, and declared it advisable, to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, in its capacities as the sole member and managing member of Merger Sub, has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, immediately prior to execution of this Agreement, Parent has delivered to the Partnership a written consent adopting this Agreement and approving the transactions contemplated hereby, including the Merger, by a Unit Majority of the Limited Partners constituting Partnership Unitholder Approval, certified as correct and complete by an executive officer of Parent; and

WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Partnership a duly executed guaranty (the “Limited Guarantee”) of ArcLight Energy Partners Fund V, L.P., a Delaware limited partnership and Affiliate of Parent (the “Guarantor”), in favor of the Partnership, which, subject to the terms and conditions therein, guarantees the obligations of Parent under Section 8.2(b).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

Defined Terms; Construction

Section 1.1    Definitions.

(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquisition Proposal” means any inquiry, proposal or offer from or by any Person other than Parent, Merger Sub or their respective Affiliates relating to: (a) any direct or indirect acquisition (whether in a single transaction or series of related transactions) of (i) more than 15% of the assets of the Partnership and its Subsidiaries, taken as a whole, (ii) more than 15% of the outstanding equity securities of the Partnership or (iii) a business or businesses that constitute more than 15% of the cash flow, net revenues or net income of the Partnership and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning, directly or indirectly, more than 15% of the outstanding equity securities of the Partnership; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership or any of its Subsidiaries, other than the Merger and the Pre-Closing Transactions, which is structured to permit a Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership, directly or indirectly, of at least 15% of the Partnership’s consolidated assets, net income, net reserves or equity securities.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and the Partnership’s Subsidiaries shall not be considered Affiliates of HPIP, Parent, Merger Sub or any of their respective direct or indirect equityholders and (b) HPIP shall be deemed to be an Affiliate of Parent, Merger Sub and their respective Subsidiaries and shall not be considered an Affiliate of the Partnership, the Partnership GP or the Partnership’s Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Commitment Letter” has the meaning set forth in Section 6.4(c).

“Alternative Financing” has the meaning set forth in Section 6.4(c).

“Alternative Financing Sources” means each lender, agent, arranger, investor, potential lender, potential agent, potential arranger, potential investor, underwriter, initial purchaser and placement agent providing, or potentially providing or acting in connection with any Alternative Financing and the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or related thereto, together with their respective Affiliates and their and their respective Affiliates’ Representatives and their respective successors and assigns, but excluding Parent, Merger Sub, HPIP and the Equity Financing Sources.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Available Cash” has the meaning set forth in the Partnership Agreement.

“Balance Sheet Date” has the meaning set forth in Section 4.5(c).

“Book-Entry Units” has the meaning set forth in Section 3.1(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Houston, Texas or New York, New York are authorized or required by applicable Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Failure Notice” has the meaning set forth in Section 8.1(e).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Confidentiality Agreement” means a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.3, as determined by the Partnership in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than one (1) year, (b) provide that all non-public information pertaining to the Partnership and/or Parent be protected as confidential information thereunder, subject to customary exceptions, and (c) provide that Parent is a third-party beneficiary with respect to any breach thereof relating to information relating to Parent.

“Consent” has the meaning set forth in Section 4.4(b).

“Contract” means, whether written or unwritten, any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation.

“Divestiture Condition” means (a) any restriction, prohibition or limitation of ownership or operation by Parent or any of its Affiliates of all or any portion of the businesses or assets of the Partnership, the Partnership GP or the Partnership’s Subsidiaries in any manner in any part of the world, (b) any requirement that Parent or any of its Affiliates or any of the Partnership, the Partnership GP or the Partnership’s Subsidiaries sell, divest, hold separate or otherwise dispose of, or enter into a voting trust, proxy or “hold separate” Contract or similar Contract with respect to, all or any portion of their respective businesses or assets or (c) any restriction, prohibition or limitation on the ability of Parent or any of its Affiliates or any of the Partnership, the Partnership GP or the Partnership’s Subsidiaries to conduct their respective businesses, enter into any new line of business or own or operate any of their respective assets, in each case, in any manner in any part of the world.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“DTC” has the meaning set forth in Section 3.2(a).

“Effect” has the meaning set forth in the definition of Partnership Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.3.

“Equity Commitment Letter” has the meaning set forth in Section 5.10(a).

“Equity Financing” has the meaning set forth in Section 5.10(a).

“Equity Financing Sources” has the meaning set forth in Section 5.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“Existing Partnership Credit Facility” means that certain Second Amended and Restated Credit Agreement of the Partnership dated as of March 8, 2017, as modified by that certain Letter Agreement (Consent) dated as of July 21, 2017, that certain Letter Agreement (Consent) dated as of September 29, 2017, that certain Letter Agreement (Consent) dated as of February 20, 2018, that certain Letter Agreement (Consent) dated as of March 29, 2018, that certain Letter Agreement (Consent) dated as of June 22, 2018, that certain First Amendment to Second Amended and Restated Credit Agreement dated as of June 29, 2018, that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of December 27, 2018, and, in each case, as may be further amended, restated, supplemented or modified from time to time.

“Existing Partnership Credit Facility Amendment” means an amendment to the Existing Partnership Credit Facility pursuant to which the required lenders thereunder consent to the consummation of the Merger and the other transactions contemplated by this Agreement to the extent required by the Existing Partnership Credit Facility.

“Existing Partnership Credit Facility Letter Agreement” means a letter agreement related to the Existing Partnership Credit Facility pursuant to which the required lenders thereunder take the actions set forth on Schedule 1.1(a).

“Existing Partnership Credit Facility Modifications” means, collectively, the Existing Partnership Credit Facility Amendment and the Existing Partnership Credit Facility Letter Agreement.

“Financing” means, collectively, the Equity Financing and the Alternative Financing.

“Financing Sources” means, collectively, the Equity Financing Sources and the Alternative Financing Sources.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Long-Term Incentive Plan” means the Third Amended and Restated American Midstream GP, LLC Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Conflicts Committee” has the meaning set forth in the Recitals.

“Guarantor” has the meaning set forth in the Recitals.

“HPIP” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries and together with such Person’s heirs, executors or administrators.

“Knowledge” means, in the case of the Partnership and its Subsidiaries, the actual knowledge of the individuals listed in Section 1.1 of the Partnership Disclosure Schedule.

“Laws” means any law, statute, constitution, act, fundamental principle of common law, ordinance, rule, regulation, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Liens” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various states of the United States or similar Law of other applicable jurisdictions).

“Limited Guarantee” has the meaning set forth in the Recitals.

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Limited Partner Interest” has the meaning set forth in the Partnership Agreement.

“Material Contract” means any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“Measurement Date” has the meaning set forth in Section 4.3(a).

“Merger” has the meaning set forth in Section 2.1(b).

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Notional General Partner Unit” has the meaning set forth in the Partnership Agreement.

“NYSE” means the New York Stock Exchange.

“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, syndication memoranda, information memoranda and packages and rating agency, lender and investor presentations, in each case to the extent the same are customary in connection with the Financing.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $3,500,000.

“Parent Manager” has the meaning set forth in the Recitals.

“Parent Organizational Documents” has the meaning set forth in Section 5.1.

“Parent Related Party” has the meaning set forth in Section 8.2(b).

“Parent Termination Fee” has the meaning set forth in Section 8.2(b).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(b).

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 25, 2016, as amended, modified or supplemented from time to time.

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Disclosure Schedule” has the meaning set forth in Article IV.

“Partnership Equity Plans” means, collectively, the Partnership Long-Term Incentive Plan and the General Partner Long-Term Incentive Plan.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.6.

“Partnership Financial Advisor” has the meaning set forth in Section 4.6.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of August 10, 2017, as amended, modified or supplemented from time to time.

“Partnership Information Statement” means the information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act to be filed by the Partnership in connection with the Merger.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Long-Term Incentive Plan” means the American Midstream Partners, LP Amended and Restated 2014 Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Material Adverse Effect” means any change, event, effect or occurrence (each, an “Effect”) that (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Partnership and its Subsidiaries, taken as a whole, or (b) prevents or would reasonably be expected to prevent the consummation of the Merger, provided that, for purposes of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Partnership Material Adverse Effect: any Effect that results from or arises in connection with (A) conditions in the industries and regions in which the Partnership operates, (B) general economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (C) any change or prospective change in Law or GAAP (or interpretation or enforcement thereof) (1) applicable to the Partnership or any of its properties, operations or assets or (2) generally affecting the industries or markets in which the Partnership and its Subsidiaries operate, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of the Partnership or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of the Partnership or any of its Subsidiaries or the credit rating of the Partnership (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Partnership Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby or any Proceeding in respect of this Agreement or any of the transactions contemplated hereby, (H) the compliance with the terms of this Agreement (other than with respect to any obligation of the Partnership or any of its Subsidiaries in accordance with Section 6.2) and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of the Partnership or of any of its Subsidiaries as a result of the execution of this Agreement, the announcement of any of the transactions contemplated hereby or compliance with the terms hereof, and (I) any action taken by the Partnership or any of its Subsidiaries at Parent’s written request or with Parent’s, HPIP’s or any of their respective Affiliates’ written consent, except in the case of clauses (A), (B), (C), (D) or (E), to the extent that the Partnership and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries or markets in which the Partnership and its Subsidiaries operate.

“Partnership Notice Period” has the meaning set forth in Section 6.3(c)(i).

“Partnership Organizational Documents” has the meaning set forth in Section 4.1(b).

“Partnership Phantom Units” means the phantom units issued under any of the Partnership Equity Plans that have not been vested and settled prior to the Effective Time.

“Partnership SEC Documents” means, collectively, the Partnership SEC Filed Documents and the most current draft Annual Report on Form 10-K for the year ended December 31, 2018, dated as of March 15, 2019 and made available to Parent at least 24 hours prior to the date of this Agreement; provided, however, that “Partnership SEC Documents” shall not include those matters set forth on Schedule 1.1(b).

“Partnership SEC Filed Documents” means all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act and filed with the SEC on or after January 1, 2017 and publicly available at least 24 hours prior to the date of this Agreement.

“Partnership Subsidiary Documents” means the certificates of limited partnership and partnership agreements (or comparable Organizational Documents) of each of the Partnership’s Subsidiaries.

“Partnership Unaffiliated Unitholders” means Unitholders other than the Partnership GP, HPIP, Parent, Merger Sub and their respective Affiliates.

“Partnership Unitholder Approval” has the meaning set forth in Section 5.3(b).

“Party” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Pre-Closing Transactions” has the meaning set forth in Section 2.1(a).

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Receiving Party” has the meaning set forth in Section 6.3(a).

“Related Party” means the Parties and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling Persons, agents and representatives.

“Representatives” has the meaning set forth in Section 6.3(a).

“Required Regulatory Approvals” has the meaning set forth in Section 6.4(a).

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character, including the Partnership Phantom Units, obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“Schedule 13E-3” has the meaning set forth in Section 5.5.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Series A PIK Preferred Units” has the meaning set forth in the Partnership Agreement.

“Series A-1 Convertible Preferred Units” has the meaning set forth in the Partnership Agreement.

“Series A-2 Convertible Preferred Units” has the meaning set forth in the Partnership Agreement.

“Series B Units” has the meaning set forth in the Partnership Agreement.

“Series C PIK Preferred Units” has the meaning set forth in the Partnership Agreement.

“Series C Preferred Units” has the meaning set forth in the Partnership Agreement.

“Series C Warrant” has the meaning set forth in the Partnership Agreement.

“Series D Preferred Units” has the meaning set forth in the Partnership Agreement.

“Sponsor Units” means each Common Unit that is, as of the Closing, either (a) held by Parent or (b) designated by Parent as a “Sponsor Unit” with the written consent of the holder of such Common Unit.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and the Partnership’s Subsidiaries shall not be considered Subsidiaries of Parent, HPIP, Merger Sub or any of their respective Affiliates (for the avoidance of doubt, other than the Partnership and the Partnership GP) and (b) Parent and Merger Sub shall not be considered Subsidiaries of the Partnership GP.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document.

“Tax” or “Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Unit” has the meaning set forth in the Partnership Agreement.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Unitholder” means the holders of Units.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

Section 1.2    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)    the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f)    a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)    all references to prices, values or monetary amounts refer to United States dollars;

(h)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)    this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j)    each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party hereto by virtue of such prior drafts;

(k)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l)    any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(m)    the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(n)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o)    all references to days mean calendar days unless otherwise provided; and

(p)    all references to time mean Houston, Texas time.

ARTICLE II

The Merger

Section 2.1    Pre-Closing Transactions; Merger.

(a)    Pre-Closing Transactions. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at Parent’s election, Parent, HPIP, Merger Sub, the Partnership and the Partnership GP shall, and shall cause their respective Affiliates to, as applicable, cause the transactions set forth on Exhibit A (collectively, the “Pre-Closing Transactions”) to occur prior to the Effective Time, with such Pre-Closing Transactions to take effect as set forth on Exhibit A.

(b)    The Merger and Surviving Entity. Following the completion of the Pre-Closing Transactions, if applicable, upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership and direct Subsidiary of Parent and the Partnership GP (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2    Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree; provided, however, that in no event will the Closing occur prior to May 17, 2019 without Parent’s prior written consent. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, (b) all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the Surviving Entity, (c) all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity, (d) all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity, (e) by virtue of the Merger, Parent will hold all Limited Partner Interests in the Partnership, (f) the Partnership GP shall continue as the sole general partner of the Partnership holding a non-economic general partner interest in the Partnership and (g) the Partnership shall continue without dissolution.

Section 2.5    Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall be amended and restated in the form provided by Parent prior to Closing and, as so amended and restated, shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

ARTICLE III

Merger Consideration; Exchange Procedures

Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of HPIP, Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent equity or voting securities or Partnership equity or voting securities:

(a)    Conversion of Common Units (other than Sponsor Units). Subject to Section 3.1(e) and Section 3.4, each Common Unit (other than the Sponsor Units) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive $5.25 per Common Unit in cash without any interest thereon (the “Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c) without interest.

(b)    Cancellation of Incentive Distribution Rights. As of the Effective Time, all Incentive Distribution Rights issued and outstanding immediately prior to the Effective Time shall automatically be canceled and cease to exist, and no consideration shall be delivered in respect thereof.

(c)    Sponsor Units, Units Issued at the Effective Time, General Partner Interest and Series C Warrant Unaffected.

(i)    Each Sponsor Unit issued and outstanding as of immediately prior to the Effective Time, the General Partner Interest, and the Series C Warrant (as amended in accordance with Section 3.1(c)(ii)) will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(ii)    Prior to the Effective Time, the Partnership and the Partnership GP shall, and Parent shall cause its Affiliates to, take all actions necessary to amend the Series C Warrant such that the Series C Warrant will remain outstanding through the Effective Time and be exercisable into the same number of Common Units of the Partnership (or securities of its successor) after the Effective Time as of the date of this Agreement (with such number of securities subject to adjustment as provided in the Series C Warrant); provided that the Series C Warrant, as amended, will have the same Exercise Price and Exercise Period (each as defined in the Series C Warrant) as the Series C Warrant prior to amendment.

(d)    Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into a number of Common Units equal to the Common Units cancelled pursuant to Section 3.1(a). At the Effective Time, the books and records of the Partnership shall be revised to reflect that all Limited Partners of the Partnership immediately prior to the Effective Time (other than Parent) cease to be Limited Partners of the Partnership pursuant to this Agreement and that Parent is the only Limited Partner of the Partnership and Parent will hold all of the Common Units of the Surviving Entity.

(e)    Treatment of Partnership Owned Units. Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership will be automatically cancelled and will cease to exist. No consideration will be delivered in exchange for such cancelled Partnership Interests.

(f)    Distributions. To the extent applicable, Unitholders immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units in accordance with the terms of this Agreement and that remain unpaid as of the Effective Time. Such distributions by the Partnership, if any, are not part of the Merger Consideration and shall be paid on the payment date set therefor to such Unitholders or former Unitholders, as applicable. To the extent applicable, Unitholders prior to the Effective Time shall have no rights to any distribution with respect to such Units with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units prior to the Effective Time and that remains unpaid as of the Effective Time.

Section 3.2    Surrender of Common Units.

(a)    Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As promptly as practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Common Units other than The Depository Trust Company (“DTC”) as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Unit or affidavits of loss in lieu thereof pursuant to Section 3.2(g) to the Paying Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b)    Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Common Units as of the Effective Time whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the due surrender of the Certificated Units (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Sections 3.2(h) and 3.2(i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c)    Exchange. Each holder of Common Units, other than DTC, that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). DTC, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Merger Consideration. The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing; provided that (i) no Person beneficially owning Common Units through DTC will be required to deliver a letter of transmittal to receive the Merger Consideration that such holder is entitled to receive through DTC and (ii) any such Person will receive its Merger Consideration in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d)    Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration and that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law, and the Merger Consideration paid upon such conversion shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Unit. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent or the Surviving Entity for delivery of the Merger Consideration. Notwithstanding the foregoing, HPIP, Parent, Merger Sub, the Partnership and the Partnership GP shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property escheat or similar Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Common Units represented by such Certificated Unit as contemplated by this Article III.

(h)    Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this

Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder and the treasury regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

(i)    Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund solely in cash or cash equivalent investments, as directed by Parent, on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Partnership Unaffiliated Unitholders pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3    Treatment of Partnership Phantom Units; Termination of Partnership Equity Plans.

(a)    As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Partnership Equity Plans) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law and the Partnership Equity Plans (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3. Immediately prior to the Effective Time, all awards of the Partnership Phantom Units then outstanding shall be adjusted as necessary to provide that, at the Effective Time, each Partnership Phantom Unit will be converted into a right to receive a cash payment in an amount equal to the Merger Consideration with respect to each Partnership Phantom Unit, which will be payable to the holder of such right in accordance with the terms of the underlying Partnership Phantom Unit award agreement. For the avoidance of doubt, each Partnership Phantom Unit that is outstanding as of the Effective Time shall not vest as of the Effective Time, and will continue to be eligible to vest in accordance with the terms of the applicable award agreements governing the underlying Partnership Phantom Units. Upon vesting, Parent shall, or shall cause its Affiliates to, promptly, but in no event later than seven (7) calendar days, make the cash payment pursuant to this Section 3.3(a) to the holder of such vested Partnership Phantom Units.

(b)    Prior to the Effective Time, the Partnership and the Partnership GP shall take all actions necessary to terminate the Partnership Equity Plans, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Equity Plans shall be terminated and no cash or equity awards or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder.

(c)    As soon as practicable following the Effective Time, the Partnership shall file post-effective amendments to the Form S-8 registration statements filed by the Partnership on August 23, 2011, August 13, 2012, February 19, 2016 and March 9, 2017, respectively, deregistering all Common Units thereunder.

Section 3.4    Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of Units or a different class or series by reason of the occurrence or record date of any Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated hereby prior to such event.

Section 3.5    No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV

Representations and Warranties of the Partnership and the Partnership GP

Except as disclosed in (a) the Partnership SEC Documents (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statement About Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent and Merger Sub (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement; provided that disclosure in any section of such Partnership Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section, the Partnership and the Partnership GP each represent and warrant, jointly and severally, to Parent and Merger Sub as follows:

Section 4.1    Organization, Standing and Power.

(a)    Each of the Partnership, the Partnership GP and the Partnership’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    The Partnership has made available to Parent prior to the execution of this Agreement a true and complete copy of the Organizational Documents of the Partnership and the Partnership GP (the “Partnership Organizational Documents”), in each case, as in effect as of the date of this Agreement.

Section 4.2    Authority.

(a)    Each of the Partnership and the Partnership GP has all necessary limited partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation by the Partnership and the Partnership GP of the transactions contemplated hereby, have been duly authorized by the GP Board and approved by each of the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership or the Partnership GP (other than approval of HPIP) is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against each of the Partnership and the Partnership GP in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)    The GP Conflicts Committee, at a meeting duly called and held, has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Such action by the GP Conflicts Committee described in clause (ii) above constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated hereby, including the Merger, under the Partnership Agreement.

(c)    The GP Board (acting in part based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners by written consent.

Section 4.3    Capitalization; Subsidiaries.

(a)    As of the close of business on March 8, 2019 (the “Measurement Date”), the Partnership has no Partnership Interests or other equity interests issued and outstanding other than (i) 54,050,814 Common Units, (ii) 7,940,322 Series A-1 Convertible Preferred Units, (iii) 3,401,875 Series A-2 Convertible Preferred Units, (iv) 9,514,330 Series C Preferred Units, (v) the Incentive Distribution Rights and (vi) the Notional General Partner Units representing the General Partner Interest. There are no issued and outstanding Series B Units or Series D Preferred Units. Section 4.3(a) of the Partnership Disclosure Schedule sets forth, as of the Measurement Date, (i) the aggregate number of outstanding rights to purchase or receive Common Units or other Partnership Interests granted under the Partnership Equity Plans or otherwise by the Partnership (including outstanding Partnership Phantom Units), organized by type of award and exercise or conversion price related thereto and (ii) with respect to each outstanding Partnership Phantom Unit, as applicable, the maximum number of Common Units issuable thereunder, the maximum number of Common Units used as a reference for payment thereunder, the exercise or conversion pricing related thereto, the settlement date, whether or not it is subject to performance-based vesting, the amount vested and the outstanding Partnership Equity Plan pursuant to which the award was granted. Except as set forth above in this Section 4.3(a) or in Section 4.3(a) of the Partnership Disclosure Schedule, as of the date of this Agreement, there are not any Partnership Interests, voting securities or other equity interests of the Partnership issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Partnership Interests, voting securities or other equity or equity-based interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. All of the outstanding Partnership Interests of the Partnership have been, or upon issuance will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as set forth in the Partnership Agreement or as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and, to the Knowledge of the Partnership, not subject to any Liens (other than as set forth in the Partnership Agreement).

(b)    Since the Balance Sheet Date to the date of this Agreement, the Partnership has not issued any Partnership Interests, voting securities or other equity interests or any securities convertible or exchangeable or exercisable for any Partnership Interests, voting securities or other equity interests, other than as set forth above in Section 4.3(a), including in Section 4.3(a) of the Partnership Disclosure Schedule. Except as set forth in this Agreement (including in connection with the Pre-Closing Transactions), the Partnership Organizational Documents or the Partnership Subsidiary Documents, none of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, limited liability company interests, shares of capital stock, voting securities or other equity interests of any Subsidiary of the Partnership. Except (i) as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, (ii) as contemplated by this Agreement (including in connection with the Pre-Closing Transactions), or (iii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under Partnership Equity Plans disclosed in Section 4.3(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests) of the Partnership or any of its Subsidiaries.

(c)    Other than ownership of its Subsidiaries, or as described in Section 4.3(c) of the Partnership Disclosure Schedule or the Partnership SEC Documents, the Partnership does not own, beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. Except as set forth in the Partnership SEC Documents (including, without limitation, the Existing Partnership Credit Facility), the Partnership owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

Section 4.4    No Conflicts; Consents.

(a)    The execution and delivery by the Partnership and the Partnership GP of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Partnership, the Partnership GP or the Partnership’s Subsidiaries under, any provision of (i) assuming the Partnership Unitholder Approval is obtained, the Partnership Organizational Documents or the Partnership Subsidiary Documents, (ii) except with respect to the Existing Partnership Credit Facility, any Contract to which the Partnership or any Subsidiary of the Partnership is a party or by which they or any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.4(b), any Law applicable to the Partnership or the Partnership’s Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect (it being agreed that for purposes of this Section 4.4(a), clause (G) of the definition of the term “Partnership Material Adverse Effect” (solely with respect to Proceedings) shall not be excluded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur).

(b)    No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to the Partnership or any Subsidiary thereof in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if any, (ii) (A) the filing with the SEC of such registrations, reports or other actions under the Exchange Act and Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, including the filing of the Partnership Information Statement, and (B) any filing in respect of the Merger applicable under state “blue sky” or similar securities Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business, (iv) such filings as may be required under the rules and regulations of the NYSE and (v) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect (it being agreed that for purposes of this Section 4.4(b), clause (G) of the definition of the term “Partnership Material Adverse Effect” (solely with respect to Proceedings) shall not be excluded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur).

Section 4.5    SEC Filed Documents; Undisclosed Liabilities.

(a)    Since January 1, 2017, the Partnership has filed or furnished with the SEC all Partnership SEC Filed Documents. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness)

(except to the extent amended by a subsequently filed Partnership SEC Filed Document prior to the date of this Agreement, in which case as of the date of such amendment), each Partnership SEC Filed Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. None of the Partnership’s Subsidiaries or the Partnership GP is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to the Partnership SEC Filed Documents. To the Knowledge of the Partnership, none of the Partnership SEC Filed Documents are the subject of ongoing SEC review or investigation.

(b)    The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Partnership included in the Partnership SEC Filed Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c)    Except as reflected or reserved against in the unaudited consolidated balance sheet of the Partnership, as of December 31, 2018 (the “Balance Sheet Date”), or the notes thereto, included in the Partnership SEC Documents made available to Parent prior to the date of this Agreement, the Partnership and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Partnership or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities reflected or reserved against in the unaudited quarterly financial statements (including, the notes thereto) of the Partnership included in the Partnership SEC Documents, (iv) liabilities or obligations incurred in connection with the transactions contemplated hereby and (v) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect. Set forth in Section 4.3(c) of the Partnership Disclosure Schedule is a true and complete list of all indebtedness for borrowed money in excess of $5,000,000 of the Partnership and each of its Subsidiaries as of December 31, 2018.

(d)    The Partnership has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. Except as set forth in Section 4.5(d) of the Partnership Disclosure Schedule, from the date of the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to the date of this Agreement, the Partnership’s auditors and the GP Board have not been advised of (i) any material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Filed Documents, and the statements contained in such certifications were complete and correct when made. The management of the Partnership has completed its assessment of the effectiveness of the Partnership’s disclosure controls and procedures in compliance with the requirements of

Section 302 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and such assessment concluded that such disclosure controls and procedures were not effective as of December 31, 2017 as a result of a material weakness in the Partnership’s internal control over financial reporting described in the Partnership SEC Filed Documents. To the Knowledge of the Partnership, such assessment as of December 31, 2018 will conclude that such disclosure controls and procedures remain ineffective as of such date as a result of material weaknesses in the Partnership’s internal control over financial reporting.

(e)    Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Filed Documents.

Section 4.6    Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of March 16, 2019, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration described in Section 3.1(a) to be received by the Partnership Unaffiliated Unitholders pursuant to this Agreement is fair from a financial point of view to the Partnership Unaffiliated Unitholders (such opinion, the “Partnership Fairness Opinion”). The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement. The Partnership has been authorized by the Partnership Financial Advisor to permit the inclusion of the Partnership Fairness Opinion in the Partnership Information Statement and the Schedule 13E-3.

Section 4.7    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the Partnership GP specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership and the Partnership GP make no representation or warranty with respect to information supplied by or on behalf of Parent or HPIP for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.8    Legal Proceedings. Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (b) as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of the Partnership or the Partnership GP to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (i) there is no Proceeding pending or, to the Knowledge of the Partnership, threatened against, or, to the Knowledge of the Partnership, any pending or threatened material governmental or regulatory investigation of the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries and (ii) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of the Partnership, threatened to be imposed, against the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries.

Section 4.9    Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee, the Partnership or any of the Partnership’s Subsidiaries. The Partnership has heretofore made available to Parent a correct and complete copy of the GP Conflicts Committee’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 4.10    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the Partnership, the Partnership GP, or any other Person makes or has made any express or implied representation or warranty with respect to the Partnership, the Partnership GP or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, none of the Partnership, the Partnership GP or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives) of, or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership and the Partnership GP acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership and the Partnership GP have not relied on, and none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made, any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V

Representations and Warranties of Parent and Merger Sub

As an inducement for the Partnership and the Partnership GP to enter into this Agreement, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Partnership as follows:

Section 5.1    Organization, Standing and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Parent has made available to the Partnership prior to the execution of this Agreement a true and complete copy of the Organizational Documents of Parent (the “Parent Organizational Documents”) and the comparable Organizational Documents of Merger Sub, in each case, as in effect as of the date of this Agreement.

Section 5.2    Operations and Ownership of Merger Sub. Parent beneficially owns all of the issued and outstanding limited liability company interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub and Parent have not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3    Ownership of Partnership Units.

(a)    As of the date of this Agreement, Parent and its Affiliates, taken together, are the beneficial owners of (i) 15,385,954 Common Units, (ii) 7,940,322 Series A-1 Convertible Preferred Units, (iii) 3,401,875 Series A-2 Convertible Preferred Units, (iv) 9,514,330 Series C Preferred Units, (v) the Notional General Partner Units representing the General Partner Interest, (vi) the Series C Warrant and (vii) the Incentive Distribution Rights.

(b)    The adoption of this Agreement by Parent and its Affiliates, taken together, constitutes an affirmative vote and approval by the Unit Majority and is the only vote or approval of the holders of any Partnership Interests or other equity interests of the Partnership necessary to adopt this Agreement and approve and consummate the transactions contemplated hereby, including the Merger (the “Partnership Unitholder Approval”).

Section 5.4    Authority; Noncontravention.

(a)    Each of Parent and Merger Sub has all requisite corporate, limited liability company or other applicable entity power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Partnership and the Partnership GP, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Parent Manager has duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the holder of all of the equity interests of Merger Sub, has duly and validly adopted resolutions (i) declaring that it is in the best interests of Merger Sub that Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, which resolutions of Parent and Merger Sub, in each case, have not been rescinded, modified or withdrawn in any way.

(b)    The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the comparable Organizational Documents of any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such items that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

Section 5.5    Governmental Approvals. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a) any filings required or advisable under any applicable Antitrust Law, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing of a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the Partnership Unitholder Approval and the transactions contemplated hereby (as amended or supplemented, the “Schedule 13E-3”), (e) any filings required under the rules and regulations of the NYSE, (f) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.3 and (g) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

Section 5.6    Legal Proceedings. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (a) there is no Proceeding pending or, to the knowledge of either Parent or Merger Sub, threatened against, or, to the knowledge of either Parent or Merger Sub, any pending or threatened material governmental or regulatory investigation of, any of Parent, Merger Sub or any of their respective Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the knowledge of either Parent or Merger Sub, threatened to be imposed, against either of Parent or Merger Sub or any of their respective Subsidiaries.

Section 5.7    Access to Information. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.8    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.9    Brokers and Other Advisors. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Parent or an Affiliate thereof, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.10    Equity Commitment.

(a)    Each of Parent and Merger Sub acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain Financing. Parent has delivered to the Partnership a true, correct and complete fully executed copy of that certain equity commitment letter, dated as of the date of this Agreement (as amended or replaced, the “Equity Commitment Letter”), providing for the full amount of equity financing for the transactions contemplated hereby (the “Equity Financing”) by the counterparties named therein (the “Equity Financing Sources”), including all exhibits, schedules, annexes and amendment to the Equity Commitment Letter in effect as of the date of this Agreement.

(b)    Assuming (i) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied simultaneously with the Closing Date), and (ii) the Equity Financing is funded in accordance with the Equity Commitment Letter on the Closing Date, at the Effective Time, Parent and Merger Sub will have available to them sources of immediately available funds to consummate the transactions contemplated hereby, to pay the Merger Consideration that is required to be paid at Closing, and to pay all of the fees and expenses of Parent and Merger Sub required to be paid at the Closing.

(c)    As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect (including by any reduction of the commitments of the Equity Financing Sources thereunder). The Equity Commitment Letter, in the form delivered to the Partnership prior to the execution of this Agreement, is a valid and binding obligation of Parent and enforceable against Parent in accordance with its terms (assuming the due authorization, execution and delivery by the other parties thereto). As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing immediately prior to the Closing, other than as expressly set forth in the Equity Commitment Letter. There are no other agreements, side letters or arrangements that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing, impose additional conditions precedent or that would otherwise materially affect the availability of the Equity Financing on the Closing Date.

Section 5.11    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Partnership acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to, Parent or Merger Sub or with respect to any other information provided to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their respective Representatives. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee (including their respective Representatives) of, or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their respective Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties contained in Article IV, Parent and Merger Sub have not relied on and none of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives.

ARTICLE VI

Additional Covenants and Agreements

Section 6.1    Preparation of the Partnership Information Statement and Schedule 13E-3.

(a)    As promptly as practicable following the date of this Agreement, the Partnership, the Partnership GP, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and the Partnership and Parent shall prepare and the Partnership shall file with the SEC the Partnership Information Statement. Each of the Partnership and Parent shall use its commercially reasonable efforts to cause the Partnership Information Statement to be mailed to the Limited Partners as promptly as practicable after the date of this Agreement. Each of Parent, Merger Sub, the Partnership and the Partnership GP shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Information Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Information Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to the Partnership Information Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Information Statement, the Schedule 13E-3 or for additional information and each Party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Information Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with Parent’s and Merger Sub’s cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Information Statement as promptly as reasonably practicable and shall respond (with the cooperation of, and after consultation with, each other as provided by this Section 6.1) as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Information Statement or the Schedule 13E-3 will be made by the Partnership or Parent and Merger Sub, as applicable, without providing the Partnership or Parent and Merger Sub, as applicable, a reasonable opportunity to review and comment thereon, which comments the Partnership or Parent and Merger Sub, as applicable, shall consider and implement in good faith.

(b)    Subject to Section 6.3 and unless the GP Conflicts Committee has made a Partnership Adverse Recommendation Change, the Partnership shall, through the GP Board, recommend to the Limited Partners approval of this Agreement and the Merger (collectively, the “Partnership Board Recommendation”). The Partnership Information Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 6.3, the Partnership Board Recommendation.

Section 6.2    Conduct of Business. Except (i) as provided in this Agreement (including, for the avoidance of doubt, the consummation of the Pre-Closing Transactions), (ii) as required by applicable Law, (iii) as provided in any Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (iv) as requested or consented to in writing by Parent or any of its Affiliates (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights of

Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement) and for purposes of applying this subclause (iv), any action validly approved by the GP Board shall be deemed consented to by Parent), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall not, and shall cause each of the Partnership’s Subsidiaries not to, and HPIP and its Affiliates shall cause their respective Subsidiaries to not cause the Partnership or the Partnership GP to:

(a)     (i) (A) conduct its business and the business of its Subsidiaries other than in the ordinary course, or (B) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of clause (A) or (B) that could not reasonably be expected to have a Partnership Material Adverse Effect or (ii) take any action that could reasonably be expected to have a Partnership Material Adverse Effect, or materially delay any approvals required for, or the consummation of, the transactions contemplated hereby;

(b)    other than (x) annual compensatory equity awards granted to non-employee directors of the GP Board in the ordinary course and (y) any rights to purchase or receive Common Units, Partnership Phantom Units or other rights pursuant to the existing terms of awards previously granted under the Partnership Equity Plans that are outstanding as of the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities or any additional Rights or (ii) enter into any agreement with respect to the foregoing;

(c)    (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by the Partnership Equity Plans or (iii) enter into any Contract with respect to the voting of its Partnership Interests;

(d)    unless consideration does not exceed $10 million (whether in a single transaction or series of related transactions), (i) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business (including distributions permitted under Section 6.2(f)) or (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice;

(e)    convert from a limited partnership or limited liability company (as applicable), as the case may be, to any other business entity;

(f)    make or declare dividends or distributions to Unitholders or holders of any other equity interests in the Partnership, in each case other than as provided pursuant to Section 6.18;

(g)    amend the Partnership Agreement or the Partnership GP LLC Agreement, as in effect on the date of this Agreement;

(h)    enter into any Material Contract, except as would not have a Partnership Material Adverse Effect and as would not be materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole;

(i)    enter into, adopt, or agree to any collective bargaining agreement or other Contract with any labor organization;

(j)    hire, engage or otherwise enter into any employment, independent contractor or similar consulting Contract, agreement or arrangement with any individual in which the base compensation for such individual would reasonably be expected to exceed $150,000 on an annualized basis;

(k)    implement any employee layoffs or plant closings that could implicate the WARN Act;

(l)    modify, amend, terminate or assign, or waive or assign any rights under, any Material Contract in a manner that is materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole, or which would have a Partnership Material Adverse Effect;

(m)    waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, that (i) is material to the Partnership and its Subsidiaries, taken as a whole, or (ii) is a claim, action or Proceeding relating to the transactions contemplated hereby;

(n)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any applicable regulatory authorities;

(o)    (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material Proceeding relating to Taxes or (iii) change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(p)    other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than any borrowings or draws or letters of credit under the Existing Partnership Credit Facility in the ordinary course of business consistent with past practice, (ii) create any Lien on its property or the property of its Subsidiaries to secure indebtedness or (iii) enter into any Contract having the economic effect of any of the foregoing;

(q)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(r)    knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions to the Closing set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger or (iv) a material violation of any provision of this Agreement; or

(s)    agree or commit to do anything prohibited by clauses (a) through (q) of this Section 6.2.

Section 6.3    No Solicitation; Partnership Adverse Recommendation Change.

(a)    The Partnership and the Partnership GP shall, and each shall exercise their reasonable best efforts to cause its and the Partnership’s Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, require the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Acquisition Proposal. Neither the Partnership nor the Partnership GP shall, and the Partnership shall exercise its reasonable best efforts to cause its Subsidiaries and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing confidential information) or take any other action intended to lead to any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Acquisition Proposal, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or similar agreement relating to an Acquisition Proposal, or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Common Units within ten (10) Business Days after commencement of such offer, or resolve or agree to take any of the foregoing actions. Without limiting the foregoing, it is understood and agreed that (a) any violation of the foregoing restrictions by the Partnership’s Subsidiaries or Representatives acting by or on behalf of the Partnership (other than any violation caused by or at the written direction of Parent, HPIP, Merger Sub or their respective Affiliates) will be deemed to be a breach of this Section 6.3 by the Partnership and (b) no act or failure to act by any of Parent, HPIP, Merger Sub or any of their respective Affiliates or Representatives shall be a violation or breach of this Section 6.3 by the Partnership or the Partnership GP. Notwithstanding the foregoing, but subject to the limitations in Section 6.3(c) and Section 6.3(d), at any time prior to obtaining the Partnership Unitholder Approval, nothing contained in this Agreement shall prohibit the Partnership, the Partnership GP or any of their Representatives from furnishing or making available any information or data pertaining to the Partnership, or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.3 (a “Receiving Party”), if, and only to the extent that, (A) the GP Conflicts Committee after consultation with its outside legal counsel and financial advisor, determines in its good faith judgment that failure to take such action would constitute a breach of, or be otherwise inconsistent with, the GP Conflicts Committee’s duties under the Partnership Agreement or applicable Law and (B) prior to furnishing or making available any such non-public information to such Receiving Party, the Partnership receives from such Receiving Party an executed Confidentiality Agreement (and Parent, HPIP and Merger Sub agree to, and shall cause their respective Affiliates to, comply with the confidentiality obligations of the Partnership therein, if any).

(b)    Except as expressly permitted by this Section 6.3, the Partnership and the Partnership GP shall not, and shall cause the Partnership’s Subsidiaries and their respective Representatives not to, directly or indirectly (i) take any action set forth in clause (iv) of Section 6.3(a) of this Agreement or (ii) fail to include the Partnership Board Recommendation in the Partnership Information Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s Subsidiaries, or the Partnership’s or the Partnership GP’s Representatives other than any violation caused by or at the written direction of Parent, HPIP, Merger Sub or their respective Affiliates shall be deemed to be a breach of this Section 6.3 by the Partnership and the Partnership GP.

(c)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.3(c), the GP Conflicts Committee may make a Partnership Adverse Recommendation Change if the GP Conflicts Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Partnership Adverse Recommendation Change would constitute a breach of, or be otherwise inconsistent with, the GP Conflicts Committee’s duties under the Partnership Agreement or applicable Law; provided, however, that the GP Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i)    the GP Conflicts Committee has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least three (3) days in advance of its intention to make a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than three (3) days prior to the expected date of the Partnership Unitholder Approval, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii)    during the Partnership Notice Period, the GP Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not constitute a breach of, or be otherwise inconsistent with, the GP Conflicts Committee’s duties under the Partnership Agreement or applicable Law; provided, however, that the GP Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make a Partnership Adverse Recommendation Change.

(d)    In addition to the other obligations of the Partnership set forth in this Section 6.3, the Partnership shall promptly advise Parent and the GP Board, orally and in writing, and in no event later than forty-eight (48) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Acquisition Proposal, and shall, in any such notice to Parent and the GP Board, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent and the GP Board promptly informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership shall promptly provide Parent and the GP Board with copies of any additional written materials received by the Partnership or that the Partnership has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations. HPIP or any of its Affiliates shall promptly inform the GP Board and the GP Conflicts Committee in writing, and in no event later than forty-eight (48) hours after receipt, if any proposal or offer is received by HPIP or any of its Affiliates in respect of an Acquisition Proposal and shall in such notice indicate the terms and conditions of such Acquisition Proposal.

Section 6.4    Consummation of the Merger; Financing.

(a)    Subject to the terms and conditions of this Agreement, Parent, HPIP and Merger Sub, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use their commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (A) preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including making any required filings under the HSR Act within ten (10) Business Days after the date of this Agreement and (B) obtaining the Existing Partnership Credit Facility Modifications within twenty (20) Business Days after the date of this Agreement, but excluding any actions relating to obtaining the Financing, which such actions shall only be subject to Section 6.4(c), Section 6.4(d) and Section 6.4(e) below), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary to consummate the transactions contemplated hereby (the “Required Regulatory Approvals”) and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; provided, that nothing in this Agreement will require any of Parent, Merger Sub, the Partnership, the Partnership GP or any of their respective Affiliates to offer, accept, agree to or commit to agree to a Divestiture Condition with respect to any of their businesses or assets owned as of the date hereof in order to obtain any approval or consent under applicable Antitrust Laws. Notwithstanding anything to the contrary herein, in no event shall the Partnership, the Partnership GP, Parent, HPIP or any of their respective Affiliates be obligated to incur any non-de minimis costs to lenders under the Existing Partnership Credit Facility in connection with obtaining the Existing Partnership Credit Facility Modifications.

(b)    Each of the Parties shall use (and shall cause its respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other Parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other Parties of (and supply to the other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Parties to review in advance and incorporate the other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and teleconferences.

(c)    Each of the Partnership and the Partnership GP acknowledges and agrees that certain Affiliates of HPIP control the GP Board, and the Partnership and the Partnership GP shall not (and shall cause the Partnership’s Subsidiaries not to), prior to the Closing Date, willfully fail to follow all reasonable requests of the GP Board to provide Parent, in all cases at Parent’s sole expense (and in the case of reimbursement by Parent, limited to actual out-of-pocket costs relating thereto), all customary cooperation reasonably requested by Parent in connection with any debt, debt-like, preferred equity or other equity-like financing in connection with the transactions contemplated by this Agreement (the “Alternative Financing”), including following all reasonable requests of the GP Board to (i) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case on reasonable advance notice, (ii) cooperate with the marketing efforts of Parent and the Alternative Financing Sources, including reasonably assisting with the preparation of Offering Documents, (iii) furnish Parent and the Alternative Financing Sources with all available pertinent information and disclosures (including, without limitation, (A) any financial statements required to be delivered in order to satisfy the conditions of any commitment letter or similar letter agreement entered into in connection with the Alternative Financing (an “Alternative Commitment Letter”), (B) such other financial, business and other pertinent information regarding the Partnership, the Partnership GP and the Partnership’s Subsidiaries as Parent shall reasonably request from the Partnership or the Partnership GP to the extent necessary to allow Parent to prepare pro forma financial statements of Parent or the Partnership that are necessary to satisfy any conditions set forth in any Alternative Commitment Letter and (C) customary authorization letters (including customary representations with respect to accuracy of information) for inclusion in any information materials that authorize the distribution of information provided under clauses (A) and (B) above to prospective lenders) relating to the Partnership (including its operations, financial projections and prospects) as may be reasonably requested by Parent and customary to assist in preparation of the Offering Documents, (iv) designate members of senior management of the Partnership or the Partnership GP to execute customary authorization letters with respect to Offering Documents, (v) assist Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Alternative Financing, (vi) assist in and facilitate the preparation of, and execute and deliver, definitive financing documents, including guarantee and collateral documents and taking reasonable actions necessary to permit the Alternative Financing Sources to evaluate the Partnership’s assets for the purposes of establishing collateral arrangements and customary closing certificates as may be required by the Alternative Financing (including a certificate of an appropriate officer of the Partnership or the Partnership GP with respect to solvency of the Partnership on a consolidated basis) and other customary documents as may be reasonably requested by Parent, (vii) if applicable, request from the Partnership’s existing lenders and facilitate the preparation of such customary documents in connection with amendments and/or refinancings as requested by Parent in connection with the Alternative Financing and collateral arrangements, including, if applicable, customary payoff letters, lien releases, instruments of termination or discharge in order to release all Liens over the properties and assets of the Partnership securing obligations under the indebtedness of the Partnership and (viii) furnish Parent and the Alternative Financing Sources at least five (5) Business Days prior to the Closing Date with all documentation and other information required by Governmental Authorities with respect to the Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the beneficial ownership rules and regulations of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; provided, however, that (x) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Partnership, Partnership GP or any of the Partnership’s Subsidiaries, encumber any of the assets of the Partnership, Partnership GP or any of the Partnership’s Subsidiaries prior to Closing, or require the Partnership, Partnership GP or any of the Partnership’s Subsidiaries to pay any commitment or other fee or make any other payment in connection with the Financing prior to the Closing Date, (y) no obligation of the Partnership, Partnership GP or any of the Partnership’s Subsidiaries under any agreement, certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing; and (z) none of the boards of directors (or equivalent bodies) of the Partnership GP, the Partnership or any of the Partnership’s Subsidiaries shall be required to enter into any resolutions or take similar action approving the Alternative Financing prior to the Effective Time.

(d)    Parent shall take, and shall cause its Affiliates to take, all actions necessary, proper or advisable to consummate and obtain the proceeds of the Equity Financing on the Closing Date on the terms and conditions described in the Equity Commitment Letter, including to (i) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis, all conditions applicable to Parent and its Affiliates in the Equity Commitment Letter and comply with its obligations thereunder, (ii) maintain in effect the Equity Commitment Letter in accordance with its terms, (iii) cause the Equity Financing to be consummated upon satisfaction of the conditions contained in the Equity Commitment Letter, (iv) cause the Equity Financing to be consummated at or prior to the Closing Date, and (v) enforce its rights under the Equity Commitment Letter in the event of any breach or purported breach thereof. Parent shall not, and shall cause its Affiliates to not, take, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in the Equity Commitment Letter related to the Equity Financing, other than actions expressly permitted by this Agreement.

(e)    Parent shall not, without the prior written consent of the Partnership, permit any amendment or modification to, any transfer or assignment of any rights or obligation under, or any waiver of any material provision or remedy under, the Equity Commitment Letter if such amendment, modification, transfer, assignment, waiver or remedy (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Equity Financing (except as contemplated by the Equity Commitment Letter) below the amount required, together with any Alternative Financing obtained by Parent prior to Closing, to consummate the transactions contemplated by this Agreement or (iii) adds new conditions or contingencies or amends the existing conditions or contingencies to the drawdown of the Equity Financing, unless Parent has available cash (including cash from any Alternative Financing) sufficient to consummate the Closing on or prior to the Outside Date.

(f)    Except in connection with the Pre-Closing Transactions or in connection with the issuance of Series A PIK Preferred Units or Series C PIK Preferred Units issued in the ordinary course of business, until the Effective Time or the earlier termination of this Agreement, HPIP, Parent and their respective Affiliates will not, and will not recommend or direct any of their respective Subsidiaries to, acquire record or beneficial ownership of any additional Units.

Section 6.5    Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other Party with respect to a public announcement in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee under Section 6.3; provided, further, that each Party and their respective controlled Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the Partnership GP in compliance with this Section 6.5.

Section 6.6    Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause each of its Subsidiaries to afford to the other Party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.

Section 6.7    Indemnification and Insurance.

(a)    From and after the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP and any applicable Subsidiary of the Partnership immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership, the Partnership GP and the Partnership’s Subsidiaries than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against the Surviving Entity and the Partnership GP and their respective successors and assigns.

(b)    The Partnership shall, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such, which policy shall provide coverage for six (6) years.

(c)    The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership or the Partnership GP, any indemnification agreements, the DLLCA or the DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six (6) year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity and/or the Partnership GP, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent or the Partnership GP shall assume the obligations of Parent and the Partnership GP set forth in this Section 6.7.

Section 6.8    Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of any filing fee under the HSR Act and any other applicable Antitrust Law.

Section 6.9    Section 16 Matters. Prior to the Effective Time, the Partnership and the Partnership GP shall, with Parent’s and Merger Sub’s cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10    Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 6.11    GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, HPIP shall not, and it shall not permit any of its Affiliates or Subsidiaries to, take any action intended to cause the Partnership GP to, without the consent of a majority of the then-existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, add members to the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12    Performance by the Partnership GP. HPIP shall, through its Subsidiaries and Affiliates, cause the Partnership GP to cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the Partnership GP and the Partnership’s Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the written direction or with the written consent of HPIP, Parent or any of their respective Affiliates or Representatives.

Section 6.13    Tax Matters. For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the Parties intend that the Merger shall be treated (i) with respect to each holder of Common Units (other than Parent), as a sale by such holder of a Partnership Interest and (ii) with respect to Parent, as an acquisition of assets deemed to have been distributed to each holder of Common Units (other than Parent) in liquidation of such holder’s Partnership Interest, in each case, in accordance with Rev. Rul. 99-6, 1991-1 CB 432, Situation 1. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law or a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.14    Takeover Statutes. The Partnership, the Partnership GP and Parent shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute or Law on the transaction.

Section 6.15    No Rights Triggered. The Partnership and the Partnership GP shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related thereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.

Section 6.16    Notification of Certain Matters. Each of the Partnership, the Partnership GP, HPIP and Parent shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such Party to consummate the Merger or comply with its respective obligations under this Agreement or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) (i) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect or (ii) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a Partnership Material Adverse Effect, or (c) any notice or other communication received from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to cause any of the conditions to the Closing set forth in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed.

Section 6.17    Transaction Litigation. The Partnership shall give HPIP and Parent prompt notice and the opportunity to lead the joint defense or settlement of any security holder litigation against the Partnership, the Partnership GP or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.18    Distributions. Until the Effective Time or the earlier termination of this Agreement, the Partnership GP shall, upon resolution of the GP Board in accordance with the relevant provisions of the Partnership Agreement, and subject to compliance with applicable law and the Existing Partnership Credit Facility, declare, and cause the Partnership to pay, quarterly cash distributions of Available Cash to Unitholders at a quarterly per unit distribution rate as determined by the GP Board.

ARTICLE VII

Conditions Precedent

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger, if any, under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and (ii) the Required Regulatory Approvals shall have been obtained and shall be in full force and effect.

(b)    No Injunctions or Restraints. (i) No Law, injunction, judgment or ruling (collectively, “Restraints”) enacted, promulgated, pending, issued, entered, amended or enforced by or before any Governmental Authority shall be in effect to, and (ii) no Governmental Authority shall be seeking any Restraint to, in each case, enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated hereby or make the consummation of the transactions contemplated hereby illegal.

Section 7.2    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Partnership and the Partnership GP contained in Sections 4.1, 4.2, 4.3 and 4.4 are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of the Partnership and the Partnership GP contained in Article IV of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)    Performance of Obligations of the Partnership and the Partnership GP. The Partnership and the Partnership GP shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    No Partnership Material Adverse Effect. There has not been a Partnership Material Adverse Effect.

(d)    Certificate. Parent and Merger Sub shall have received a certificate of an authorized executive officer of the Partnership GP, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled.

(e)    Existing Partnership Credit Facility Modifications. The Partnership shall have received copies of the Existing Partnership Credit Facility Modifications, duly executed by the required lenders in accordance with the Existing Partnership Credit Facility.

(f)    Audited Financial Statements. By April 30, 2019, the Partnership shall have delivered to the lenders under the Existing Partnership Credit Facility the audited financial statements required under Section 6.01(a) of the Existing Partnership Credit Facility.

Section 7.3    Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Sections 5.1 and 5.4 are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of Parent and Merger Sub contained in Article V of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b)    Performance of Obligations of Parent, HPIP and Merger Sub. Each of Parent, HPIP and Merger Sub shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)    Certificate. The Partnership shall have received a certificate of an authorized executive officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.

Section 7.4    Frustration of Closing Conditions.

(a)    Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b)    Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII

Termination

Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)    by the mutual written consent of the Partnership and Parent duly authorized by the GP Conflicts Committee and the Parent Manager, respectively.

(b)    by either of the Partnership (acting in accordance with the last sentence of Section 9.2) or Parent if the Closing shall not have been consummated on or before July 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to (i) the Partnership or Parent, as applicable, if the failure to satisfy such condition was due to the failure of, (x) in the case of the Partnership, the Partnership or the Partnership GP, and (y) in the case of Parent, Parent, HPIP or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (ii) the Partnership or Parent, as applicable, if, (x) in the case of Parent, the Partnership or the Partnership GP, and (y) in the case of the Partnership, HPIP, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8).

(c)    by Parent:

(i)    if a Partnership Adverse Recommendation Change shall have occurred;

(ii)    if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within the earlier of (x) thirty (30) days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if HPIP, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii)    if at any time prior to Closing there is a Restraint (A) in effect having the effect set forth in Section 7.1(b) or (B) being sought by a Governmental Authority to have the effect set forth in Section 7.1(b); provided, however, that the right to terminate this Agreement under this Section 8.1(c)(iii) shall not be available to Parent if such Restraint was due to the failure of Parent or Merger Sub to perform in all material respects any of their respective obligations under this Agreement.

(d)    by the Partnership (acting in accordance with the last sentence of Section 9.2):

(i)    if HPIP, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any such representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by HPIP, Parent or Merger Sub within the earlier of (x) thirty (30) days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)    if at any time prior to Closing there is a Restraint (A) in effect having the effect set forth in Section 7.1(b) or (B) being sought by a Governmental Authority to have the effect set forth in Section 7.1(b); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(ii) shall not be available to the Partnership if such Restraint was due to the failure of the Partnership or the Partnership GP to perform in all material respects any of their respective obligations under this Agreement.

(e)    by the Partnership, if (A) all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than such conditions that by their nature are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.2, (B) the Partnership GP has confirmed by irrevocable written notice delivered to Parent that (x) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that the Partnership has irrevocably waived any unsatisfied conditions in Section 7.3 and (y) each of the Partnership and the Partnership GP stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five (5) Business Day period immediately thereafter (such notice, a “Closing Failure Notice”), and (C) Parent fails to consummate the transactions contemplated hereby (including the Closing) within such five (5) Business Day period after the date of the delivery of a Closing Failure Notice.

(f)    by either of the Partnership (acting in accordance with the last sentence of Section 9.2) or Parent if the closing condition set forth in Section 7.2(e) has not been satisfied on or before April 8, 2019.

Section 8.2    Effect of Termination.

(a)    In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.17, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of HPIP, Parent, Merger Sub, the Partnership, the Partnership GP, any Financing Source (other than the Equity Financing Sources) or any of their respective directors, officers or Affiliates; provided, however, that no such termination shall relieve the Partnership from its obligation to pay the Parent Expenses as and when required pursuant to Section 8.3 or from any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement; provided further, however, that, in the event of the Partnership’s or the Partnership GP’s intentional and material breach of this Agreement or intentional fraud, then Parent shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). For the avoidance of doubt, there shall be no liability on the part of the Partnership GP or the Partnership if this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) other than the payment of Parent Expenses pursuant to Section 8.3. Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the proviso of the first sentence of this Section 8.2(a) for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of the Partnership’s Subsidiaries or any of their respective Representatives at the direction or with the written consent of Parent, any of its Subsidiaries or any of their respective Affiliates or Representatives.

(b)    Notwithstanding Section 8.2(a) or anything else to the contrary in this Agreement, in the event of termination of this Agreement pursuant to Section 8.1(d), Section 8.1(e) or Section 8.1(b) if the Partnership could have terminated pursuant to Section 8.1(d), then Parent shall, within two (2) Business Days after the date of such termination, deliver an amount equal to the “Parent Termination Fee,” defined as $12,000,000, to the Partnership (or its designated Subsidiary assignee) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). Solely for purposes of establishing the basis for the amount of the Parent Termination Fee, and without in any way increasing the amount of the Parent Termination Fee or expanding the circumstances in which the Parent Termination Fee is to be paid, it is agreed that the Parent Termination Fee is a liquidated damage and not a penalty. Each Party acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties hereto would not have entered into this Agreement; accordingly, if Parent fails to timely pay the Parent Termination Fee when due pursuant to this Section 8.2(b) and, in order to obtain the payment, the Partnership commences a Proceeding which results in a judgment against Parent for any payment set forth in this Section 8.2(b), Parent shall pay the Partnership its reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees and disbursements) in connection with such Proceeding. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Parent Termination Fee (together with the specific performance rights in accordance with Section 9.8) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil or directly or indirectly through any other Person) of the Partnership or the Partnership GP or any of their respective Affiliates or any other Person against HPIP, Parent, Merger Sub or any of their respective Affiliates, or any direct or indirect, former, current or future, equity holder or Representative of any of the foregoing (each a “Parent Related Party”), for any damages, liabilities or other adverse consequence incurred by the Partnership, the Partnership GP or any of their respective Affiliates or any of its or their respective Representatives or any other Person for any failure by Parent and Merger Sub to effect the Closing for any or no reason or any other breach by HPIP, Parent or Merger Sub of this Agreement, and the Partnership, Partnership GP and their respective Affiliates shall not otherwise be entitled to make any claim against any Parent Related Parties, and Parent Related Parties shall have no further liability to the Partnership, the Partnership GP or any of their receptive Affiliates or any other Person therefor, except that the Partnership may seek specific performance of Parent’s and Merger Sub’s obligations hereunder as and only to the extent permitted under Section 9.8; provided, however, that in no event shall the Partnership, the Partnership GP or any of their respective Affiliates be entitled to a grant of both specific performance pursuant to Section 9.8 and the Parent Termination Fee. The Parent Related Parties are intended third-party beneficiaries of this Section 8.2.

Section 8.3    Parent Expenses. If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change) or Section 8.1(c)(ii) (Partnership Terminable Breach), the Partnership shall pay to Parent the Parent Expenses concurrently with such termination. Any payment of Parent Expenses shall be made by wire transfer of immediately available funds to an account designated by Parent.

ARTICLE IX

Miscellaneous

Section 9.1    No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8 and Section 6.17 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, by action taken or authorized by the Parent Manager and the GP Board; provided, however, that this Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the GP Conflicts Committee; provided further, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners, as applicable, without such approval; provided, further, that this Section 9.2, Section 9.6, Section 9.7, Section 9.11 and Section 9.12 will not be amended in a manner adverse to any Financing Source without the prior written consent of such Financing Source. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the Partnership GP is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, waiver or agreement must be authorized by the GP Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Common Units.

Section 9.3    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto,

(c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither the Partnership nor the Partnership GP shall take or authorize any such action without the prior approval of the GP Conflicts Committee. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party; provided, that Section 9.1, Section 9.2, Section 9.6, Section 9.7, Section 9.11 and Section 9.12 may not be waived in a manner that is materially adverse to the Financing Sources without the prior written consent of such Financing Sources. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, HPIP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that (a) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Affiliate of Parent or to any of its or such Affiliates’ Financing Sources as collateral security, but no such assignment shall relieve HPIP, Parent or Merger Sub of any of its obligations hereunder, and (b) the Partnership may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Subsidiary of the Partnership, but no such assignment shall relieve the Partnership of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6    Entire Understanding; No Third-Party Beneficiaries. This Agreement and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.12 and (ii) the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred) or to receive amounts to which they are entitled to receive pursuant to Section 3.1(f) and (iii) the Parent Related Parties as set forth in Section 8.2(b). Notwithstanding anything to the contrary in this Agreement, Section 9.1, Section 9.2, Section 9.6, Section 9.7, Section 9.11 and Section 9.12 shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(b)    Notwithstanding anything herein to the contrary, each Related Party (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.9 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Notwithstanding anything herein to the contrary, the Related Parties agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(d)    EACH RELATED PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF OR RELATING TO THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

Section 9.8    Specific Performance.

(a)    The Parties each agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 (including, with respect to the Partnership or the Partnership GP, the conditions in Section 9.8(b)) in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)    Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Partnership and the Partnership GP shall be entitled to specific performance of Parent’s and Merger Sub’s obligations, as applicable, to cause the Equity Financing to be funded in accordance with the Equity Commitment Letter and to consummate the Closing if, and only if, each of the following conditions has been satisfied: (i) all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than conditions that by their nature are to be satisfied at the Closing, which shall be capable of being satisfied on the date the Closing should have occurred pursuant to Section 2.2) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded; (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2; and (iii) the Partnership and the Partnership GP have confirmed in a written notice delivered to Parent that if specific performance is granted and the Equity Financing is funded, then the Partnership and the Partnership GP will take all actions that are within their control to cause the Closing to occur.

(c)    For the avoidance of doubt, while the Partnership or Partnership GP may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.8 and the payment of the Parent Termination Fee, under no circumstances shall Parent be obligated to both specifically perform the terms of this Agreement and pay the Parent Termination Fee.

Section 9.9    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the

Parties at the following addresses (or at such other address for a party as specified by like notice; provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, HPIP or Merger Sub, to:

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02116

Attention: Ted Burke

Fax: (617) 867-4698

Email: tburke@arclightcapital.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, 47th Floor

Houston, Texas 77002

Attention: Douglas Bacon

E-mail: douglas.bacon@kirkland.com

Attention: Kim Hicks

E-mail: kim.hicks@kirkland.com

If to the Partnership or the Partnership GP, to:

American Midstream Partners, LP

c/o American Midstream GP, LLC

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, Texas 77042

Attention: General Counsel

Email: legal@americanmidstream.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1221 McKinney Street

Houston, Texas 77010

Fax: (346) 718-6901

Attention: Tull R. Florey;

E-mail: tflorey@gibsondunn.com

Attention: Hillary H. Holmes

E-mail: hholmes@gibsondunn.com

If to the GP Conflicts Committee, to:

c/o American Midstream GP, LLC

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, Texas 77042

Attention: General Counsel

Email: legal@americanmidstream.com

with copies (which shall not constitute notice) to:

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Jeremiah Mayfield

Fax: (214) 880-3379

E-mail: Jeremiah.Mayfield@tklaw.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.

Section 9.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Notwithstanding the foregoing, the Parties (a) intend and agree that Section 8.2(b), Section 9.8 Section 9.8(b) and Section Section 9.12 be construed as integral provisions of this Agreement and (b) agree that in no event shall the provisions of Section 8.2(b), Section 9.8 Section 9.8(b) and Section Section 9.12 that limit the damages that may be recovered or the remedies that may be exercised by the Partnership or the Partnership GP be deemed severable from the remainder of this Agreement, and if all or any portion of such provisions are deemed unenforceable, this Agreement shall be void and of no effect.

Section 9.11    Exculpation of Financing Sources. Notwithstanding anything to the contrary contained herein, no Related Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Merger, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Related Party in connection with this Agreement, the Merger, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Financing under any credit document related thereto. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

Section 9.12    Non-Recourse. Except for any claim or cause of action arising under or related to any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC, and any remedy against the Guarantor with respect to its obligations and liabilities expressly provided for under the Limited Guarantee and any remedy against the Equity Financing Sources with respect to their obligations and liabilities expressly provided for under the Equity Commitment Letter, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. Except for any liability or obligation arising under or related to any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC, and any remedy against the Guarantor with respect to its respective obligations and liabilities expressly provided for under the Limited Guarantee and any remedy against the Equity Financing Sources with respect to their obligations and liabilities expressly provided for under the Equity Commitment Letter, no former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.4) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated by this Agreement, including the Merger (including the breach, termination or failure to consummate any of the transactions contemplated by this Agreement, including the Merger), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise. Notwithstanding any other provision herein, no Financing Source (other than the Equity Financing Sources in accordance with the Equity Commitment Letter and Limited Guarantee) nor any Affiliate of any Financing Source (other than Parent, Merger Sub and Guarantor in accordance with the Equity Commitment Letter and Limited Guarantee), nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing, shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Financing, the transactions contemplated hereby, or with respect to any activities related to the Financing. In addition, notwithstanding anything to the contrary in this Agreement, in no event will HPIP be subject to or liable for (whether at law, in equity, in contract, tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil or directly or indirectly through any other Person) any monetary damages to the Partnership, the Partnership GP or any of their respective Affiliates or any other Person, for any damages, liabilities or other adverse consequences incurred by the Partnership, the Partnership GP or any of their respective Affiliates or any of its or their respective Representatives or any other Person for any breach by HPIP of this Agreement, and the Partnership, the Partnership GP and their respective Affiliates shall not otherwise be entitled to make any claim against HPIP, and HPIP shall have no further liability to the Partnership, the Partnership GP or any of their respective Affiliates or any other Person therefor, except that the Partnership and the Partnership GP shall be entitled to seek specific performance of this Agreement, the Limited Guarantee and the Equity Commitment Letter, in each case, as and only to the extent permitted hereunder and thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT

ANCHOR MIDSTREAM ACQUISITION, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

MERGER SUB

ANCHOR MIDSTREAM MERGER SUB, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

HPIP

HIGH POINT INFRASTRUCTURE PARTNERS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

PARTNERSHIP

AMERICAN MIDSTREAM PARTNERS, LP

By:	American Midstream GP, LLC, its general partner

By:	/s/ Lynn L. Bourdon III
Name:	Lynn L. Bourdon III
Title:	President and Chief Executive Officer

PARTNERSHIP GP

AMERICAN MIDSTREAM GP, LLC, in its capacity as the general partner of the Partnership

By:	/s/ Lynn L. Bourdon III
Name:	Lynn L. Bourdon III
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Written Opinion of Evercore to the Conflicts Committee

March 16, 2019

Conflicts Committee of the Board of Directors of

American Midstream GP, LLC, the general partner of

American Midstream Partners, LP

2103 CityWest Blvd.

Houston, Texas

Members of the Conflicts Committee of the Board of Directors:

We understand that American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Partnership, American Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Parent”), Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and High Point Infrastructure Partners, LLC, a Delaware limited liability company (“HPIP”), pursuant to which Merger Sub will merge with and into the Partnership (the “Merger”), with the Partnership surviving the Merger. As a result of the Merger, each common unit representing limited partnership interests in the Partnership (each, a “Common Unit”), other than Common Units held by the General Partner, HPIP, Parent, Merger Sub or their respective affiliates, outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $5.25 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner has asked us whether, in our opinion, as of the date hereof, the Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. For purposes of this opinion, “Unaffiliated Unitholders” means the holders of Common Units other than the General Partner, HPIP, Parent, Merger Sub and their respective affiliates.

In connection with rendering our opinion, we have, among other things:

i.

reviewed certain publicly available historical operating and financial information relating to the Partnership that we deemed relevant, including as set forth in the Partnership’s draft Annual Report on Form 10-K for the year ended December 31, 2018 dated March 15, 2019, furnished to us by management of the Partnership and including as set forth in the Partnership’s Annual Reports on Form 10-K for the year ended December 31, 2017, the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, and certain of the Partnership’s Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership since January 1, 2018;

ii.	reviewed certain non-public historical and projected financial and operating data and assumptions relating to the Partnership, as prepared and furnished to us by management of the Partnership;

iii.

discussed the past and current operations and current financial condition of the Partnership, and the historical and projected financial and operating data and assumptions relating to the Partnership, with management of the Partnership (including management’s views of the risks and uncertainties of achieving such projections);

iv.	reviewed publicly available research analyst estimates for the Partnership’s future financial performance on a standalone basis;

v.	performed discounted cash flow analyses for the Partnership based on projected financial data and other data provided by management of the Partnership;

vi.	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded partnerships and companies that we deemed relevant;

Conflicts Committee of the Board of Directors of

American Midstream GP, LLC, the general partner of

American Midstream Partners, LP

March 16, 2019

vii.

compared the financial performance of the Partnership and the transaction multiples implied by the Merger with the financial terms and transaction multiples of certain historical transactions that we deemed relevant;

viii.	reviewed a draft of the Merger Agreement dated March 15, 2019; and

ix.

performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that we deemed appropriate for the purposes of providing the opinion contained herein.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Partnership referred to above, we have assumed that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership under the assumptions reflected therein. We express no view as to any projected financial or operating data relating to the Partnership, or any judgments, estimates or assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the Merger Agreement will be executed and delivered (in the draft form reviewed by us), that the representations and warranties of each party contained in the Merger Agreement (in the draft form reviewed by us) are, and when executed will be, true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or materially reduce the benefits of the Merger to the Unaffiliated Unitholders.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Partnership, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, monetary, market, regulatory and other conditions and circumstances as they exist and as can be evaluated by us on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether, as of the date hereof, the Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, any other person, including the holders of any other securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or General Partner, or any class of such persons, whether relative to the Consideration or otherwise. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might

Conflicts Committee of the Board of Directors of

American Midstream GP, LLC, the general partner of

American Midstream Partners, LP

March 16, 2019

be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. This letter, and our opinion, does not constitute a recommendation to the Conflicts Committee or any other persons in respect of the Merger, including as to how any holder of Common Units should vote or act in respect of the Merger. We express no opinion herein as to the price at which the Common Units will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

We received an initial fee for our services and will receive additional fees upon the rendering of our opinion (which is not contingent on the consummation of the Merger) and upon the closing of the Merger. The Partnership has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Except as disclosed herein, during the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. or its affiliates, on the one hand, and the Partnership, the General Partner or any other party to the Merger Agreement, on the other hand, pursuant to which compensation was or is intended to be received by Evercore Group L.L.C. or its affiliates as a result of such relationship. We may provide financial or other services to the Partnership, the General Partner or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Partnership, the General Partner and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein, is addressed to, and is for the information and benefit of, the Conflicts Committee (in its capacity as such) in connection with its evaluation of the proposed Merger, and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any other person. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This letter, and the opinion expressed herein, may not be disclosed, quoted, referred, made available or communicated (in whole or in part) to, or relied upon by, any third party, nor shall any public reference to us be made, for any purpose whatsoever, except as set forth in our engagement letter with the Conflicts Committee and the Partnership dated October 9, 2018 or otherwise with our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Unaffiliated Unitholders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Robert A. Pacha
Senior Managing Director

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